     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         BUILDING MATERIALS CORPORATION
                                   OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               2952                              22-3276290
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                   BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           RICHARD A. WEINBERG, ESQ.
                   BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

                            STEPHEN E. JACOBS, ESQ.
                           MICHAEL E. LUBOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                            ------------------------
                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                AMOUNT TO         OFFERING PRICE           AGGREGATE             AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED          PER UNIT            OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Series A 10 1/2% Senior Notes Due 2003........   $35,000,000           97.161%              $34,006,350            $8,502(1)
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of Series A 10 1/2 Senior Notes Due
  2003........................................   $35,000,000             N/A                    N/A                  $0(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").

(2) The Additional Registrants, each a wholly-owned subsidiary of Building Materials Corporation of America, have guaranteed the payment of the Series A 10 1/2 Senior Notes due 2003. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS

                                                    PRIMARY
                               STATE OR OTHER       STANDARD                        ADDRESS, INCLUDING ZIP CODE AND
                              JURISDICTION OF      INDUSTRIAL     I.R.S. EMPLOYER     TELEPHONE NUMBER, INCLUDING
 EXACT NAME OF REGISTRANT     INCORPORATION OR   CLASSIFICATION   IDENTIFICATION      AREA CODE, OF REGISTRANT'S
AS SPECIFIED IN ITS CHARTER     ORGANIZATION      CODE NUMBER         NUMBER          PRINCIPAL EXECUTIVE OFFICE
---------------------------   ----------------   --------------   ---------------   -------------------------------
Building Materials              Delaware           2952            22-3626208       1361 Alps Road
  Manufacturing Corporation                                                         Wayne, New Jersey 07470
                                                                                    (973) 628-3000
Building Materials              Delaware           6749            22-3626206       300 Delaware Avenue
  Investment Corporation                                                            Wilmington, Delaware 19801
                                                                                    (302) 427-5960
BMCA Insulation Products        Delaware           5039            22-3275477       1361 Alps Road
  Inc.                                                                              Wayne, New Jersey 07470
                                                                                    (973) 628-3000
Ductwork Manufacturing          Delaware           3440            58-2507312       25 Central Industrial Row
  Corporation                                                                       Purvis, MS 39475
                                                                                    (601) 794-5500
GAF Leatherback Corp.           Delaware           2952            22-3497242       11 Hillcrest Road
                                                                                    Hollister, CA 95024-5050
                                                                                    (408) 636-5050
GAF Premium Products Inc.       Delaware           3272            22-3383680       1361 Alps Road
                                                                                    Wayne, New Jersey 07470
                                                                                    (973) 628-3000
GAF Materials Corporation       Delaware           2952            22-3563280       1361 Alps Road
  (Canada)                                                                          Wayne, New Jersey 07470
                                                                                    (973) 628-3000
GAFTECH Corporation             Delaware           8741            22-2811609       1361 Alps Road
                                                                                    Wayne, New Jersey 07470
                                                                                    (973) 628-3000
LL Building Products Inc.       Delaware           3444            58-2394554       4501 Circle 75 Parkway
                                                                                    Atlanta, GA 30339
                                                                                    (770) 953-6366
Wind Gap Real Property          Delaware           7010            22-3383681       1361 Alps Road
  Acquisition Corp.                                                                 Wayne, New Jersey 07470
                                                                                    (973) 628-3000


 EXACT NAME OF REGISTRANT
AS SPECIFIED IN ITS CHARTER  REGISTRATION NO.
---------------------------  ----------------
Building Materials               333-
  Manufacturing Corporation
Building Materials               333-
  Investment Corporation
BMCA Insulation Products         333-
  Inc.
Ductwork Manufacturing           333-
  Corporation
GAF Leatherback Corp.            333-
GAF Premium Products Inc.        333-
GAF Materials Corporation        333-
  (Canada)
GAFTECH Corporation              333-
LL Building Products Inc.        333-
Wind Gap Real Property           333-
  Acquisition Corp.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 6, 2001

PROSPECTUS

                                  $35,000,000

                   BUILDING MATERIALS CORPORATION OF AMERICA

                         10 1/2% SENIOR NOTES DUE 2003

                            ------------------------

     This prospectus relates to the offering for resale from time to time by the selling noteholder named in this prospectus of Building Materials Corporation of America's 10 1/2% Senior Notes due 2003 which have a principal amount at maturity of $35,000,000. We initially sold the notes to the selling noteholder in a private placement on July 5, 2000 in a transaction exempt from the registration requirements of the Securities Act of 1933. This prospectus has been made available to the selling noteholder pursuant to our obligations under a registration rights agreement.

     The selling noteholder will receive all of the net proceeds from the sale of these notes, although we will bear some of the expenses related to offering these notes. The selling noteholder may offer and sell the notes directly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The notes may be sold in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of the sale.

                            ------------------------

      CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS                , 2001

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all information that may be important to you. This prospectus includes information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere in this prospectus.

                                   WHO WE ARE

     We are a leading national manufacturer of a broad line of asphalt roofing products and accessories for the steep slope and low slope roofing markets (previously referred to as the residential and commercial roofing product lines). We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. We produce our products at 26 currently operating manufacturing facilities. In addition, we have four manufacturing facilities that are currently closed. We believe that we hold the number one or two market position in each of the asphalt roofing product lines in which we compete (based on unit sales), including leadership of the fast growing, premium laminated steep slope shingles market. We believe our Timberline(R) product is the leading brand in the steep slope roofing market, and our Ruberoid(R) product is the leading brand in the modified bitumen market in the low slope roofing industry.

     Through 2000, we have reported twelve out of thirteen years of increases in operating income, before non-recurring charges. During the five-year period ended December 31, 2000, our net sales and operating income, before non-recurring charges, have increased at average annual compound rates of approximately 11.9% and 7.7%, respectively. In 2000, net sales increased 5.9%. The operating income margin before non-recurring items, however, declined to 5.1% in 2000 from 7.5% in 1999, primarily due to the higher cost of energy and raw material purchases, principally the cost of asphalt due to high oil prices and increased demand for asphalt by the paving industry. We believe that our growth is primarily attributable to:

     - improvement in our product mix, driven by a business strategy which emphasizes our higher-margin products and systems;

     - vertical integration and our low cost manufacturing operations;

     - substantial capital spending programs for new property, plant and equipment that have enabled us to expand capacity and reduce manufacturing costs;

     - the strength of our national distribution system; and

     - broadening our product lines through niche-type acquisitions.

                               INDUSTRY OVERVIEW

     The United States steep slope roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 85% of industry steep slope roofing unit sales in 1999. Steep slope asphalt roofing materials consist of strip shingles and higher margin, premium laminated shingles, which represented approximately 54% and 46%, respectively, of industry asphalt roofing unit sales in 2000. While total asphalt steep slope roofing unit sales grew during the past five years (from January 1, 1996 through December 31, 2000) at an average annual compound rate of approximately 2%, unit sales of laminated shingles grew at an average annual compound rate of approximately 14%. During the same period, sales of strip shingles declined at a compound annual rate of approximately 4%. While we believe that the growth of laminated shingle sales will continue to exceed the growth of the overall steep slope asphalt roofing market, we have experienced increased competition in this product line.

     The United States low slope roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, thermoplastic and elastomeric single-ply products and other roofing products. We believe approximately 70% of low slope roofing industry membrane unit sales utilize asphalt built-up roofing, modified bitumen products and thermoplastic and elastomeric single-ply products, most of which we manufacture or market.

     Over the past five years, approximately 80% of industry sales, as well as our sales, of both steep slope and low slope roofing products were for re-roofing, as opposed to new construction. As a result, our exposure and the industry's exposure to cyclical downturns in the new construction market are lower than for other building material manufacturers which produce, for example, gypsum and wood. We expect that demand for steep slope re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability. We also expect low slope roofing demand to rise as the construction of new commercial facilities increases and existing buildings age.

STEEP SLOPE ROOFING

     We are a leading manufacturer of a complete line of premium steep slope roofing products. Steep slope roofing product sales represented approximately 67% of our net sales in 2000. We have improved our sales mix of steep slope roofing products in recent years by increasing our emphasis on laminated shingles and accessory products which generally are sold at higher prices with more attractive profit margins than our standard strip shingle products. We believe that we are the largest manufacturer of laminated steep slope roofing shingles and the second largest manufacturer of strip shingles in the United States. We produce two principal lines of shingles, the Timberline(R) series and the Sovereign(R) series, as well as certain specialty shingles. In addition to shingles, we supply all the components necessary to install a complete roofing system.

LOW SLOPE ROOFING

     We manufacture a full line of asphalt built-up roofing, modified bitumen products, liquid-applied membrane systems and roofing accessories for use in the application of low slope roofing systems. We also market thermoplastic and elastomeric single-ply products, and in the first quarter of 2001, we began manufacturing thermoplastic polyolefin products at our new plant in Mount Vernon, Indiana. Low slope roofing represented approximately 26% of our net sales in 2000. We believe that we are the second largest manufacturer of asphalt built-up roofing products and the largest manufacturer of modified bitumen products in the United States. We also manufacture or market base sheets, flashings and other roofing accessories and perlite roofing insulation products, which consist of low thermal insulation products installed below the roofing membrane. We also market isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coating.

SPECIALTY BUILDING PRODUCTS AND ACCESSORIES

     We manufacture and market a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Specialty building products and accessories represented approximately 7% of our net sales in 2000. These products primarily consist of steep slope attic ventilation systems and metal and fiberglass air distribution products for the HVAC industry.

                               BUSINESS STRATEGY

     The principal elements of our business strategy are the following:

INCREASE EMPHASIS ON HIGHER MARGIN, PREMIUM PRODUCTS

     One of our strategies to grow net sales and profitability has been to improve our product mix, with an increasing emphasis on laminated shingles and longer-life, high performance premium strip and specialty shingles, which sell at higher prices and profit margins than standard strip shingles. From January 1, 1996 and through December 31, 2000, our net sales of these premium shingles have increased at an average annual compound rate of approximately 14%. This growth has enabled us to increase our premium product mix of steep slope sales. We expect to continue this strategy to improve product mix by increasing sales of premium shingles.

ENHANCE LOW COST MANUFACTURING OPERATIONS

     We believe that our plants are among the most modern in the industry. Since 1985 and through December 31, 2000, we have invested approximately $475 million in new property, plant and equipment, principally to increase capacity and implement process improvements to reduce manufacturing costs. This capital program included the construction of two manufacturing facilities in Shafter, California and Michigan City, Indiana in 2000. We also completed construction on a third manufacturing facility in Mount Vernon, Indiana and started production at that facility in the first quarter of 2001. This capital program also included the installation of efficient in-line lamination equipment in a number of our roofing plants, as well as the modernization of our glass mat facilities. We have reduced our manufacturing costs as a result of this capital program, along with the rigorous application of our process and quality control standards.

CAPITALIZE ON OUR NATIONAL DISTRIBUTION SYSTEM

     We have one of the industry's largest sales forces, which is supported by a staff of technical professionals who work directly with architects, consultants, contractors and building owners. We market our roofing products through our own sales force of approximately 230 experienced, full-time employees and independent sales representatives who operate from six regional sales offices located across the United States. A major portion of our roofing product sales are to wholesale distributors who resell our products to roofing contractors and retailers. We believe that the wholesale distribution channel offers the most attractive margins of all roofing market distribution channels and represents the principal distribution channel for professionally installed asphalt roofing products, and that our nationwide coverage has contributed to certain of our roofing products being among the most recognized and requested brands in the industry.

BROADEN PRODUCT LINES THROUGH NICHE-TYPE ACQUISITIONS

     Our acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of our business or increase our market share. We are primarily interested in acquiring businesses which can benefit from our strong national distribution network, manufacturing technology and marketing expertise.

                              RECENT DEVELOPMENTS

     On January 5, 2001, G-I Holdings Inc., one of our parent corporations, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey in Newark, New Jersey due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber. We refer to these claims in this prospectus as "Asbestos Claims." G-I Holdings, the successor to GAF Corporation by merger, is a privately-held holding company, and we are its primary operating subsidiary and principal asset. We are not included in the bankruptcy filing.

     To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, the former indirect parent of BMCA, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc. then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation (formerly known as GAF Fiberglass Corporation) merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now the parent of BMCA and of BMCA's direct parent, BMCA Holdings Corporation. We refer to G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation, in this prospectus as "G-I Holdings."

     On December 22, 2000, we completed a series of transactions that included
(1) entering into a new $100 million secured credit facility with the lenders under our existing revolving credit facility; (2) amending and restating our existing $110 million revolving credit facility and (3) receiving consents from holders of our outstanding senior notes, including these notes, to certain amendments to the indentures under which those notes were issued. We refer to the new secured credit facility in this prospectus as the "New Credit Agreement" and the amended and restated existing revolving credit facility as the "Existing Credit Agreement." As a result of these transactions, all obligations under the New Credit Agreement and the Existing Credit Agreement, including the obligations under the subsidiary guarantees thereunder, and our obligations under a $7.0 million precious metal note and approximately $3.5 million of obligations under a standby letter of credit, which we refer to in this prospectus collectively as the "Other Indebtedness," are secured by a first-priority lien on substantially all of our assets and the assets of our subsidiaries. We refer to these assets in this prospectus as the "Collateral." The New Credit Agreement and the Existing Credit Agreement have been guaranteed by all of our current and future direct and indirect domestic subsidiaries, other than BMCA Receivables Corporation. In addition, our obligations under our outstanding senior notes, including these notes, are secured by a second-priority lien on the Collateral and have been guaranteed by the subsidiaries that guaranteed the New Credit Agreement and the Existing Credit Agreement. In connection with these transactions, we entered into a security agreement which grants a security interest in the Collateral in favor of the collateral agent on behalf of the lenders under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness and the holders of our outstanding senior notes. We also entered into a collateral agent agreement which provides, among other things, for the sharing of proceeds with respect to any foreclosure or other remedy in respect of the Collateral. We refer to these transactions collectively in this prospectus as the "Transactions." For a more detailed description of these transactions, see "The Transactions."

                                     * * *

     Our executive offices are located at 1361 Alps Road, Wayne, New Jersey 07470 and our telephone number is (973) 628-3000. Industry information is based upon our estimates and data from the Asphalt Roofing Manufacturers Association.

                       SUMMARY OF THE TERMS OF THE NOTES

     On July 5, 2000, we completed the private placement of $35,000,000 aggregate principal amount of our 10 1/2% Senior Notes due 2002. In connection with the private placement, we entered into a registration rights agreement with BNY Capital Markets, Inc., as the initial purchaser, in which we agreed, under certain circumstances, to file for the benefit of holders of the notes a shelf registration statement covering public resales of the notes. In connection with completing the Transactions, we amended that registration rights agreement, and the maturity of these notes was extended to September 18, 2003. See "The Transactions." This prospectus is part of that shelf registration statement, and the notes being offered hereby are those initially sold by us in the private placement.

Issuer........................   Building Materials Corporation of America.

Issue.........................   $35,000,000 aggregate principal amount of
                                 Series A 10 1/2% Senior Notes due 2003. The notes are being offered by BNY Capital Markets, Inc., the selling noteholder.

Maturity......................   September 18, 2003.

Interest Payment Dates........   The notes will pay interest in cash at a rate
                                 of 10 1/2% per annum, payable on January 1, April 1, July 1 and October 1, commencing April
                                 1, 2001.

Original Issue Discount.......   Each note was issued at a meaningful discount
                                 from its stated principal amount. You will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of the cash to which the income is attributable. See "Material U.S. Federal Income
                                 Tax Consequences."

Change of Control Put and
Call..........................   Upon a change of control you will have the
                                 right to require us to purchase your notes at a purchase price equal to 101% of their aggregate principal amount on the date of repurchase, plus any accrued and unpaid interest. After the expiration of your right to require us to repurchase your notes, we will have the option to purchase all of the outstanding notes at a purchase price equal to 100% of their aggregate principal amount, plus the applicable premium, together with any accrued and unpaid interest to the purchase date. We cannot otherwise redeem the notes. See "Description of the Notes -- Certain Definitions" for the definitions of change of control and applicable premium.

Guarantees....................   The notes are fully and unconditionally
                                 guaranteed, jointly and severally, on a senior basis by all of our current and future direct and indirect domestic subsidiaries, other than BMCA Receivables Corporation. We refer to these subsidiaries in this prospectus as the "Guarantors." See "Description of the
                                 Notes -- Guarantees."

Security......................   BMCA's obligations under the notes (and the
                                 guarantees thereunder) are secured by a
                                 second-priority lien on the Collateral. After the obligations under the Existing Credit
                                 Agreement, the New Credit Agreement and the
                                 Other Indebtedness (or any facilities used to refinance all or part of any of them) are paid in full, the Collateral will be released and the notes will no longer be secured by the Collateral, subject to limited exceptions. For a more detailed description of the security, see "Description of the Notes -- Security."

Ranking.......................   The notes are BMCA's senior obligations. The
                                 notes rank equally with BMCA's 7 3/4% Senior
                                 Notes due 2005, 8 5/8% Senior Notes due 2006,
                                 8% Senior Notes due 2007 and 8% Senior Notes due 2008. We refer to these other senior notes in this prospectus as the "Other Senior Notes" and together with these notes, the "Senior
                                 Notes."

                                 The Senior Notes are subordinated to our obligations under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness to the extent of the Collateral securing all of those obligations. As of December 31, 2000, the notes were subordinated to approximately $119.3 million of debt obligations under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness.

Certain Covenants.............   Subject to some restrictions contained in the
                                 New Credit Agreement, the Existing Credit
                                 Agreement and the indentures governing the Senior Notes, we may incur additional debt, including secured debt. The restrictions on our ability to incur additional secured debt contained in the indentures governing the Other
                                 Senior Notes are substantially similar to those contained in the indenture governing these notes. The indentures governing our Senior
                                 Notes, including these notes, however, permit the incurrence of additional debt, including secured debt, that would otherwise be prohibited under the indentures if such debt would have been permitted to be incurred under the New Credit Agreement and the Existing
                                 Credit Agreement as each such agreement was in effect on December 22, 2000. The New Credit
                                 Agreement and the Existing Credit Agreement include financial covenants and a specific debt limitation covenant that, unlike the indentures, restrict our ability to incur debt regardless of our interest coverage ratio. In addition to the limitation on incurring indebtedness described above, the indenture governing the notes contains covenants which, among other things and subject to certain exceptions, restrict our ability to:

                                 - make certain payments and dividends;

                                 - issue capital stock of certain of our
                                   subsidiaries;

                                 - issue guarantees;

                                 - enter into transactions with stockholders and
                                   affiliates;

                                 - create liens;

                                 - sell assets; and

                                 - consolidate or merge with, or sell all or
                                   substantially all of our assets to, another person.

Form of Notes.................   The notes will be represented by one or more
                                 global securities deposited with The Bank of New York for the benefit of The

                                 Depository Trust Company. You will not receive notes in certificated form unless one of the events set forth under the heading "Description of the Notes -- Form of Notes" occurs. Instead, beneficial interests in the notes will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 resale by the selling noteholder of the notes.
                                 This prospectus fulfills our obligation under the registration rights agreement between BNY
                                 Capital Markets, Inc., as the initial purchaser of the notes, and us.

                             SUMMARY FINANCIAL DATA

     We derived the summary consolidated financial data in the following table from our Consolidated Financial Statements beginning on page F-1. The results for the year ended December 31, 1998 include the results of the LL Building Products Inc. business from its date of acquisition (June 1, 1998), including net sales of $53.3 million, and the results for the year ended December 31, 2000 include the results of the LL Building Products Inc. security products business, certain assets of which we sold in September 2000, including net sales of $22.9 million. See Note 4 to Consolidated Financial Statements.

     The pro forma operating data is intended to give you a better picture of what our business would have looked like if the following transactions had each occurred on January 1, 2000:

     - the issuance of the notes;

     - the repayment of our $31.9 million bank term loan; and

     - the sale of certain assets of the security products business of LL Building Products Inc.

The pro forma financial information does not project the financial position or the results of operations for any future period or represent what the financial position or results of operations would have been if the transactions described above had been completed at the date indicated.

                                                           YEAR ENDED DECEMBER 31,
                                                       --------------------------------
                                                         1998        1999        2000
                                                       --------    --------    --------
                                                                  (MILLIONS)
OPERATING DATA:
  Net sales..........................................  $1,088.0    $1,140.0    $1,207.8
  Operating income(1)................................      47.5        83.1        63.9
  Interest expense...................................      50.0        48.3        53.5
  Income (loss) before income taxes and extraordinary
     losses..........................................      13.5        40.2       (17.2)
  Income (loss) before extraordinary losses..........       8.4        25.3       (10.8)
  Net income (loss)..................................      (9.8)       24.0       (11.2)

                                                              DECEMBER 31, 2000
                                                              -----------------
                                                                 (MILLIONS)
BALANCE SHEET DATA:(2)
  Cash and cash equivalents.................................       $ 82.7
  Total working capital.....................................        129.9
  Total assets..............................................        771.2
  Long-term debt less current maturities....................        674.7
  Total stockholders' deficit...............................        (77.9)

                                                              YEAR ENDED DECEMBER 31,
                                                           -----------------------------
                                                            1998       1999       2000
                                                           -------    -------    -------
                                                           (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
  Depreciation...........................................  $ 28.9     $ 33.0     $ 36.4
  Goodwill amortization..................................     2.1        2.0        2.0
  Capital expenditures and acquisitions..................   134.5       45.8       61.5
  Cash flow from:
     Operating activities................................    56.9       82.5       41.1
     Investing activities................................   (30.6)       2.3       29.2
     Financing activities................................   (14.2)     (53.9)     (43.4)
  EBITDA(3)..............................................    94.7      124.2       75.5
  Ratio of earnings to fixed charges(4)..................     1.2x       1.7x       0.7x
  Ratio of EBITDA to interest expense(3).................     1.9x       2.6x       1.4x

                                                                   YEAR ENDED
                                                               DECEMBER 31, 2000
                                                                  (UNAUDITED)
                                                              --------------------
                                                               (MILLIONS, EXCEPT
                                                                  RATIO DATA)
PRO FORMA OPERATING DATA:(5)
  Adjusted EBITDA(6)........................................         $ 58.0
  Interest expense..........................................           54.1
  Loss before extraordinary losses..........................          (11.2)
  Ratio of earnings to fixed charges(4).....................            0.7x
  Ratio of Adjusted EBITDA to interest expense(6)...........            1.1x

---------------
(1) Operating income for the years ended December 31, 1998, 1999 and 2000 includes $27.6, $2.7 and $15.0 million, respectively, of one-time charges and a gain on sale of assets of $17.5 million in 2000. See Notes 4 and 5 to Consolidated Financial Statements.

(2) See "Capitalization" and Note 11 to Consolidated Financial Statements.

(3) EBITDA is calculated as income before income taxes and extraordinary items, increased by interest expense, depreciation, goodwill and other amortization. As an indicator of our operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(4) For purposes of these computations, earnings consist of income before income taxes plus fixed charges and extraordinary items. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus that portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense.

(5) The net effect of the pro forma adjustments was to increase our pro forma loss before income taxes and extraordinary losses by $0.7 million for the year 2000. As a result, our pro forma income tax benefit increased by $0.2 million for the year 2000 based on an effective marginal income tax rate of 37%.

(6) The Adjusted EBITDA data are being presented because this information relates to debt covenants under the indentures governing our Senior Notes. You should refer to these indentures for further information. Excluded from the Adjusted EBITDA calculation is $0.3 million in extraordinary losses, net of related income tax benefits, related to the repayment of our $31.9 million bank term loan.

     The details of the calculations of Adjusted EBITDA are set forth below:

                                                                      PRO FORMA
                                                                      YEAR ENDED
                                                      YEAR ENDED     DECEMBER 31,
                                                     DECEMBER 31,        2000
                                                         2000        (UNAUDITED)
                                                     ------------    ------------
                                                             (THOUSANDS)
Income (loss) before income taxes and extraordinary
  losses*..........................................    $(17,186)       $(17,841)
Add:
  Interest expense.................................      53,468          54,123
  Goodwill and other amortization..................       2,866           2,866
  Depreciation.....................................      36,350          36,350
  Gain on sale of assets...........................          --         (17,505)
                                                       --------        --------
Adjusted EBITDA....................................    $ 75,498        $ 57,993
                                                       ========        ========

---------------
* The adjustments to reconcile historical and pro forma income before income taxes and extraordinary losses reflect the adjustments to interest expense to reflect the issuance of the notes, the repayment of our $31.9 million term loan and the gain on sale of certain assets of the security products business of LL Building Products Inc. as if each of those transactions had occurred January 1, 2000. These adjustments are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              (UNAUDITED)
                                                              ------------
                                                              (THOUSANDS)
Historical income (loss) before income taxes and
  extraordinary losses......................................    $(17,186)
Pro Forma adjustments:
  Interest expense on the notes.............................      (4,113)
  Reduction of interest expense recorded on the notes.......       2,167
  Reduction of interest expense for $31.9 million bank term
     loan...................................................       1,291
                                                                --------
Pro Forma loss before income taxes and extraordinary
  losses....................................................    $(17,841)
                                                                ========

                                  RISK FACTORS

     An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus before making an investment in the notes.

RISKS RELATED TO OUR COMPANY

WE ARE SUBSTANTIALLY LEVERAGED WHICH COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal and interest on our indebtedness, including the notes, or to invest in our businesses. While we believe, based upon our historical and anticipated performance, that we will be able to satisfy our obligations, including those under the notes, from our cash flow from operations and refinancings, we cannot assure you of this ability. While we can raise cash to satisfy our obligations through potential sales of assets or equity, our ability to raise funds by selling either assets or equity depends on our results of operations, market conditions, restrictions contained in the New Credit Agreement, the Existing Credit Agreement and the indentures governing our Senior Notes and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the notes.

     At December 31, 2000, we had total outstanding consolidated long-term debt of $680.6 million and a stockholders' deficit of $77.9 million. Our interest expense for the year ended December 31, 2000 was $53.5 million. Subject to covenants contained in the New Credit Agreement, the Existing Credit Agreement and the indentures governing our Senior Notes, we may incur additional indebtedness, including additional secured debt. Any additional indebtedness we may incur may rank equally or junior to the notes and will not by its terms rank senior to the notes, except for the obligations under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness.

YOU MAY NOT RECEIVE PAYMENT IN FULL BY FORECLOSING ON THE COLLATERAL IN THE EVENT OF A DEFAULT ON THE NOTES.

     Our obligations under our Senior Notes are secured by a second-priority lien on the Collateral. The Collateral, however, is subject to a first-priority lien in favor of the lenders under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness. This ranking means that, if the first-priority lien holders were to sell or foreclose on the Collateral if an event of default occurs under those agreements, you would only be entitled to receive proceeds from the liquidation or sale of the Collateral in excess of the amounts owed by us to the first-priority lien holders. In addition, we may determine to refinance the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness with an unsecured credit facility, in which event, subject to certain limited exceptions, the Collateral would be released.

     Our obligations to the first-priority lien holders are significant. As of December 31, 2000, the notes were subordinated to approximately $119.3 million of obligations under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness to the extent of the Collateral securing those obligations. There may not be sufficient proceeds from the Collateral available for payment in full to you once our obligations to our first-priority lien holders are discharged in full in which case you would be a general unsecured creditor. Moreover, as long as the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness are outstanding, the trustee under the indentures governing our Senior Notes will not have the authority to cause the collateral agent under the collateral agent agreement to foreclose on the Collateral.

OUR PARENT CORPORATIONS ARE DEPENDENT UPON OUR CASH FLOWS TO MEET THEIR CASH REQUIREMENTS AND COULD CAUSE US TO MAKE DISTRIBUTIONS TO THEM WHICH WOULD REDUCE CASH FLOWS AVAILABLE TO US.

     Our parent corporations are essentially holding companies without independent businesses or operations and, as such, are presently dependent upon the earnings and cash flows of their subsidiaries, principally BMCA, in order to meet their cash requirements. If our parent corporations are unable to meet their cash requirements, they might take various actions that could reduce our cash flows. This reduction could adversely affect our ability to pay principal and interest on the notes. G-I Holdings Inc. and BMCA Holdings Corporation, our parent corporations, are principally dependent upon the cash flow of our company in order to satisfy their obligations and pay their operating expenses, including tax liabilities. In order to satisfy those obligations or pay those expenses, those corporations might take various actions, including:

     - causing us to make distributions to our stockholders by means of dividends or otherwise;

     - causing us to make loans to them; or

     - causing BMCA Holdings Corporation to sell our common stock.

     The only significant asset of our parent corporations is the stock of our company. Creditors of our parent corporations could seek to cause those corporations to sell our common stock or take similar action in order to satisfy liabilities owed to them that could cause a change of control. See the risk factor below regarding risks related to a change of control of BMCA. G-I Holdings has advised us that it expects to obtain funds to meet its cash requirements from, among other things, loans principally from us and from payments from us pursuant to a tax sharing agreement we entered into with it.

OUR CONTROLLING STOCKHOLDER HAS THE ABILITY TO ELECT OUR ENTIRE BOARD OF DIRECTORS AND CAN CONTROL THE OUTCOME OF ANY MATTER SUBMITTED TO OUR STOCKHOLDERS.

     We are an indirect subsidiary of G-I Holdings which is approximately 99% beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) by Samuel J. Heyman. Accordingly, Mr. Heyman has the ability to elect our entire Board of Directors and to determine the outcome of any other matter submitted to our stockholders for approval, including, subject to the terms of the indentures relating to the Senior Notes, mergers, consolidations and the sale of all, or substantially all, of our assets. See "Security Ownership of Certain Beneficial Owners and Management."

OUR PARENT CORPORATIONS ARE DEPENDENT UPON OUR CASH FLOWS TO SATISFY THEIR OBLIGATIONS. IF G-I HOLDINGS IS UNSUCCESSFUL IN CHALLENGING ITS TAX DEFICIENCY NOTICE, IT COULD CAUSE US TO MAKE DISTRIBUTIONS WHICH WOULD REDUCE OUR CASH FLOW.

     On September 15, 1997, G-I Holdings received a tax deficiency notice for the 1990 fiscal year relating to Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which G-I Holdings held an interest. This notice could result in G-I Holdings incurring liabilities significantly in excess of the deferred tax liability recorded in 1990 in connection with this matter. G-I Holdings has advised us that it believes it will prevail in the surfactants partnership matter, although we cannot assure you of this result. See
"Business -- Tax Claim Against G-I Holdings," "Certain Relationships -- Tax Sharing Agreement" and Note 7 to Consolidated Financial Statements. If G-I Holdings is unsuccessful in challenging its tax deficiency notice and is unable to satisfy its tax obligations, it might take various actions that could reduce our cash flows as described above in the risk factor regarding our parent corporations' dependence on our cash flows. This reduction could adversely affect our ability to pay principal and interest on the notes.

     As a member of the consolidated group for federal income tax purposes that has included G-I Holdings, we are severally liable for some federal income tax liabilities of the G-I Holdings consolidated tax group. We are indemnified under certain circumstances for those tax liabilities, principally by G-I Holdings. In light of G-I Holdings' recent bankruptcy filing, we cannot assure you that G-I Holdings will have sufficient assets to satisfy its indemnification obligation to us. See "Summary -- Recent Developments," the risk factors below regarding risks related to G-I Holdings' bankruptcy and Notes to Consolidated Financial Statements.

RISKS RELATED TO G-I HOLDINGS' BANKRUPTCY

IF G-I HOLDINGS IS FORCED TO SELL ITS INDIRECT HOLDINGS OF BMCA'S COMMON STOCK AND A CHANGE OF CONTROL OCCURS, WE MAY BE UNABLE TO REPURCHASE YOUR NOTES. THIS FAILURE WOULD CONSTITUTE AN EVENT OF DEFAULT UNDER THE INDENTURE RELATING TO THE NOTES AND OUR OTHER DEBT INSTRUMENTS.

     In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its Asbestos Claims. This proceeding is in a preliminary stage. Those persons with claims against G-I Holdings, which principally consist of persons with asbestos-related claims, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings' assets, including G-I Holdings' indirect holdings of BMCA's common stock. If a change of control, as defined in the indenture relating to the notes, occurs, we cannot assure you that we will have available, or be able to obtain, sufficient funds, or will be permitted by our debt instruments, to repurchase your notes. The indenture relating to the notes provides that if a change of control occurs, you will have the right to require us to repurchase your notes at 101% of their principal amount, plus any accrued and unpaid interest to the repurchase date. The Existing Credit Agreement and the New Credit Agreement prohibit us from repurchasing any Senior Notes. Our failure to repurchase your notes would constitute an event of default under the indenture, which would in turn constitute a default under the Existing Credit Agreement, the New Credit Agreement and the indentures governing our Other Senior Notes. See "Description of the Notes -- Repurchase at Your Option." In addition, if a change of control as defined in the Existing Credit Agreement and the New Credit Agreement occurs, those facilities could be terminated and the outstanding loans accelerated. This event could cause our outstanding Senior Notes, including the notes, to be accelerated. If any of these events of default were to occur, we may be unable to pay the accelerated principal amount of and interest on the notes.

WE MAY EXPERIENCE AN INCREASE IN ASBESTOS CLAIMS FILED AGAINST OUR COMPANY.

     Claimants in the G-I Holdings bankruptcy may seek to file Asbestos Claims against our company (with 2,147 Asbestos Claims having been filed against us as of December 31, 2000). We believe that we will not sustain any liability in connection with these or any other asbestos-related claims. On February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing Asbestos Claims against BMCA. The temporary restraining order expires on April 23, 2001. In addition, on February 7, 2001, G-I Holdings filed a defendant class action in the United States Bankruptcy Court for the District of New Jersey, seeking a declaratory judgment that BMCA has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings. If we are unsuccessful in obtaining the declaratory judgment and the temporary restraining order is not renewed, we could experience an increase in Asbestos Claims asserted against us. While we cannot predict whether any additional Asbestos Claims will be asserted against us, or the outcome of any litigation relating to those claims, we believe that we have meritorious defenses to any claim that we have asbestos-related liability. There can be no assurance, however, that we will be successful in those defenses. See
"Business -- Legal Proceedings." In addition, G-I Holdings has indemnified us with respect to Asbestos Claims. See "-- G-I Holdings may be unable to satisfy its indemnification obligations owed to us," below.

G-I HOLDINGS MAY BE UNABLE TO SATISFY ITS INDEMNIFICATION OBLIGATIONS OWED TO
US.

     G-I Holdings has indemnified us with respect to Asbestos Claims, environmental claims and certain tax liabilities. See "Legal Proceedings." In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations to us. G-I Holdings' inability to satisfy these indemnification obligations could have a material adverse effect on our financial position and results of operations.

THE BANKRUPTCY COURT MAY CONSOLIDATE G-I HOLDINGS AND BMCA.

     On February 8, 2001, the creditors committee formed in connection with G-I Holdings' bankruptcy case filed a motion requesting substantive consolidation of the assets and liabilities of BMCA with the assets and liabilities of G-I Holdings or, alternatively, an order directing G-I Holdings to cause us to file for bankruptcy protection. The committee asked the bankruptcy court to grant them relief on an interim basis pending a final determination. On March 21, 2001, the court refused to grant the requested interim relief. Under applicable bankruptcy law, a bankruptcy court could order substantive consolidation of the assets and liabilities of other entities with G-I Holdings if the court concludes that the requirements under the bankruptcy code have been satisfied. We believe we have meritorious defenses to the motion for substantive consolidation or alternate relief, and we intend to vigorously contest this motion. We cannot assure you, however, that substantive consolidation will not occur or that we will not be ordered to file for bankruptcy protection. If the bankruptcy court concludes that our assets should be consolidated with those of G-I Holdings, however, payments on indebtedness, including the notes, could be delayed and reduced. See "Business -- Legal Proceedings."

RISKS RELATED TO THE NOTES

YOU MAY NOT BE ABLE TO SELL YOUR NOTES EASILY.

     There is no established trading market for the notes and we cannot assure you that an active or liquid trading market will develop for the notes or if one develops, whether it will continue. BNY Capital Markets, Inc. has advised us that it intends to make a market in the notes. However, BNY Capital Markets, Inc. is not obligated to do so and may discontinue its market-making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. The liquidity of any market for the notes will depend on the number of holders of the notes, our own financial performance, the market for similar securities, the interests of securities dealers in making a market in the notes and other factors.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file annual, quarterly and other information with the Securities and Exchange Commission. You may read and copy the reports and other information that we file with the Commission at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of these materials also can be obtained from the Public Reference Section of the Commission at prescribed rates. Our filings with the Commission are also available to the public on the Commission's home page on the Internet at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-1 with respect to the notes to be resold by the selling noteholder in the offering. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each of those statements is deemed qualified in its entirety to that reference.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Our operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under "Risk Factors." The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                                 CAPITALIZATION

     The following table presents our short-term debt and current maturities of long-term debt and consolidated capitalization as of December 31, 2000. This table should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
                                                              (THOUSANDS)
Short-term Debt and current maturities of Long-term Debt:
  Short-term debt...........................................    $     --
  Current maturities of long-term debt......................       5,908
                                                                --------
          Total.............................................    $  5,908
                                                                ========
Long-term Debt (excluding current maturities):(1)
  10 1/2% Senior Notes due 2003.............................    $ 34,235
  7 3/4% Senior Notes due 2005..............................     149,584
  8 5/8% Senior Notes due 2006..............................      99,704
  8% Senior Notes due 2007..................................      99,492
  8% Senior Notes due 2008..................................     154,334
  Borrowings under the Existing Credit Agreement............      70,000
  Industrial revenue bonds..................................      23,060
  Precious Metal Note due 2003..............................       7,002
  Obligations under capital leases..........................      35,140
  Other notes payable.......................................       2,147
                                                                --------
          Total Long-term Debt (excluding current
          maturities).......................................    $674,698
                                                                ========
Stockholders' Equity (Deficit):
  Series A Cumulative Redeemable Convertible Preferred
     Stock, $.01 par value per share; 400,000 shares
     authorized; no shares issued...........................    $     --
  Class A Common Stock, $.001 par value per share; 1,300,000 shares authorized; 1,015,514 shares issued and
     outstanding............................................           1
  Class B Common Stock, $.001 par value per share; 100,000
     shares authorized; 15,000 shares issued and
     outstanding............................................
Additional paid-in capital..................................          --
Accumulated deficit.........................................     (77,866)
                                                                --------
          Total Stockholders' Equity (Deficit)..............     (77,865)
                                                                ========
          Total Capitalization..............................    $596,833
                                                                ========

---------------
(1) For a description of long-term debt, see Note 11 to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA

     We derived the selected consolidated operating data for the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 from the Consolidated Financial Statements beginning on page F-1. We derived the selected consolidated operating data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 from audited financial statements not included in this prospectus. As of January 1, 1997, G-I Holdings contributed all of the capital stock of U.S. Intec, Inc. to BMCA. Accordingly, our historical consolidated financial statements include U.S. Intec's results of operations from the date of its acquisition by G-I Holdings (October 20, 1995), including net sales of $99.0 million and net income of $1.3 million, for the year ended December 31, 1996. The results for the year ended December 31, 1997 include the results of the Leatherback Industries business from the date of its acquisition (March 14, 1997), including net sales of $30.2 million. The results for the year ended December 31, 1998 include the results of the LL Building Products Inc. business from the date of its acquisition (June 1, 1998), including net sales of $53.3 million, and the results for the year ended December 31, 2000 include the results of the LL Building Products Inc. security products business, certain assets of which were sold in September 2000, including net sales of $22.9 million. See the summary financial data on page 8 for the details of the assumptions used in preparing the pro forma data below.

     The pro forma financial information does not project the financial position or the results of operations for any future period or represent what the financial position or results of operations would have been if the transactions described on page 8 giving effect to the pro forma financial data had been completed at the dates indicated.

                                                            YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------
                                                 1996     1997      1998       1999       2000
                                                ------   ------   --------   --------   --------
                                                                   (MILLIONS)
OPERATING DATA:
  Net sales...................................  $852.0   $944.6   $1,088.0   $1,140.0   $1,207.8
  Operating income(1).........................    61.4     73.2       47.5       83.1       63.9
  Interest expense............................    32.0     43.0       50.0       48.3       53.5
  Income (loss) before income taxes and
     extraordinary losses.....................    27.9     45.7       13.5       40.2      (17.2)
  Income (loss) before extraordinary losses...    17.1     27.8        8.4       25.3      (10.8)
  Net income (loss)...........................    17.1     27.8       (9.8)      24.0      (11.2)

                                                                  DECEMBER 31,
                                                ------------------------------------------------
                                                 1996     1997      1998       1999       2000
                                                ------   ------   --------   --------   --------
                                                                   (MILLIONS)
BALANCE SHEET DATA(2):
  Total working capital.......................  $247.3   $283.1   $  220.1   $  109.9   $  129.9
  Total assets................................   702.0    829.7      867.0      895.1      771.2
  Long-term debt less current maturities......   405.7    563.9      596.9      600.7      674.7
  Total stockholders' equity (deficit)........   143.2     89.5       52.2       21.7      (77.9)

                                                             YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                    1996     1997      1998     1999     2000
                                                   ------   -------   ------   ------   ------
                                                          (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
  Depreciation...................................  $ 23.9   $  25.0   $ 28.9   $ 33.0   $ 36.4
  Goodwill amortization..........................     1.7       1.9      2.1      2.0      2.0
  Capital expenditures and acquisitions..........    25.6      82.2    134.5     45.8     61.5
  Cash flows from:
     Operating activities........................    53.1      (5.9)    56.9     82.5     41.1
     Investing activities........................   (64.5)   (125.6)   (30.6)     2.3     29.2
     Financing activities........................    90.0      19.9    (14.2)   (53.9)   (43.4)
     EBITDA(3)...................................    85.4     115.6     94.7    124.2     75.5
  Ratio of earnings to fixed charges(4)..........     1.8x      2.0x     1.2x     1.7x     0.7x
  Ratio of EBITDA to interest expense(3).........     2.7x      2.7x     1.9x     2.6x     1.4x

                                                                  YEAR ENDED
                                                              DECEMBER 31, 2000
                                                                 (UNAUDITED)
                                                              ------------------
                                                                  (MILLIONS,
                                                              EXCEPT RATIO DATA)
PRO FORMA OPERATING DATA(5):
  Adjusted EBITDA(6)........................................        $ 58.0
  Interest expense..........................................          54.1
  Loss before extraordinary losses..........................         (11.2)
  Ratio of earnings to fixed charges(4).....................           0.7x
  Ratio of Adjusted EBITDA to interest expense(6)...........           1.1x

---------------
(1) Operating income for the years ended December 31, 1998, 1999 and 2000 includes $27.6, $2.7 and $15.0 million, respectively, of one-time charges and a gain on sale of assets of $17.5 million in 2000. See Notes 4 and 5 to Consolidated Financial Statements.

(2) See "Capitalization" and Note 11 to Consolidated Financial Statements.

(3) EBITDA is calculated as income before income taxes and extraordinary items, increased by interest expense, depreciation, goodwill and other amortization. As an indicator of our operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(4) For purposes of these computations, earnings consist of income before income taxes plus fixed charges and extraordinary items. Fixed charges consist of interest on indebtedness, including amortization of debt issuance costs, plus that portion of lease rental expense representative of interest, estimated to be one-third of lease rental expense.

(5) The net effect of the pro forma adjustments was to increase our pro forma loss before income taxes and extraordinary losses by $0.7 million for the year 2000. As a result, our pro forma income tax benefit increased by $0.2 million for the year 2000 based on an effective marginal income tax rate of 37%.

(6) The Adjusted EBITDA data are being presented because this information relates to debt covenants under the indentures governing our Senior Notes. You should refer to these indentures for further information. Excluded from the Adjusted EBITDA calculation is $0.3 million in extraordinary losses, net of related income tax benefits, related to the repayment of our $31.9 million term loan. See "Summary Financial Data" for the details of the calculations of Adjusted EBITDA.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     BMCA was formed in January 1994 to acquire the operating assets and certain liabilities of G-I Holdings. See Note 1 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  2000 Compared with 1999

     We recorded a net loss in 2000 of $11.2 million compared with net income of $24.0 million in 1999. The net loss in 2000 included a one-time pre-tax gain of $17.5 million ($11.0 million after-tax), a one-time pre-tax charge of $15.0 million ($9.5 million after-tax), pre-tax losses from the sale of investment securities of $18.1 million ($11.4 million after-tax) and an after-tax extraordinary loss of $0.3 million. The net income in 1999 included a pre-tax nonrecurring charge of $2.7 million ($1.7 million after-tax) and an after-tax extraordinary loss of $1.3 million. Excluding the one-time gains and losses in both years, the net loss for 2000 would have been $1.0 million compared with net income of $27.0 million in 1999, with the decrease primarily the result of lower operating income, lower investment income and higher interest expense.

     Net sales for 2000 were $1,207.8 million, a 5.9% increase over net sales for 1999 of $1,140.0 million, with the increase due to net sales gains in premium steep slope roofing products, partially offset by slightly lower net sales of low slope roofing products. The increase in net sales of premium steep slope roofing products resulted from higher average selling prices and unit volumes, while the decrease in net sales of low slope roofing products primarily resulted from lower unit volumes, partially offset by higher average selling prices.

     Operating income for 2000 was $61.4 million compared with $85.7 million reported in 1999, excluding one-time items in both years. Lower operating results were primarily attributable to the higher cost of energy and raw material purchases, principally the cost of asphalt due to high oil prices and increased demand for asphalt by the paving industry, partially offset by higher average selling prices for steep slope and low slope roofing products, higher steep slope roofing products unit volumes and lower manufacturing costs.

     We recorded in 2000 a $17.5 million pre-tax gain from the sale of certain assets of the security products business of LL Building Products Inc. (see Note 4 to Consolidated Financial Statements), a pre-tax charge of $15.0 million related to an increase in product warranty reserves (see Note 2 to Consolidated Financial Statements), pre-tax losses from the sale of investment securities of $18.1 million, and an after-tax extraordinary loss of $0.3 million related to the write-off of unamortized deferred financing fees in connection with the extinguishment of debt. In 1999, we recorded pre-tax nonrecurring charges of $2.7 million related to the settlement of a legal matter and an after-tax extraordinary loss of $1.3 million representing the premium paid upon the extinguishment of debt.

     Interest expense increased from $48.3 million in 1999 to $53.5 million in 2000, primarily due to higher average borrowings and a higher average interest rate. Other expense, net was $27.6 million compared to other income, net of $5.4 million in 1999, with the decrease primarily due to the pre-tax loss of $18.1 million from the sale of investment securities, lower investment income and higher other expenses.

  1999 Compared with 1998

     We recorded net income in 1999 of $24.0 million compared with a net loss of $9.8 million in 1998. The net income in 1999 and the net loss in 1998 included pre-tax nonrecurring charges of $2.7 million ($1.7 million after-tax) and $27.6 million ($17.1 million after-tax), respectively, and after-tax extraordinary losses of $1.3 million and $18.1 million, respectively. Excluding the extraordinary losses and nonrecurring charges in both years, net income would have been $27.0 million in 1999 compared with

$25.4 million in 1998, an increase of 6.3%, with the increase primarily attributable to higher operating income and lower interest expense, partially offset by lower investment income.

     Net sales for 1999 were $1,140.0 million, a 4.8% increase over net sales for 1998 of $1,088.0 million. The sales growth was primarily due to the inclusion of the LL Building Products Inc. business, acquired in June 1998, for the full year (see Note 4 to Consolidated Financial Statements), together with net sales gains in premium steep slope roofing products, partially offset by lower net sales in low slope roofing products. The increase in net sales of premium steep slope roofing products resulted from higher sales volumes and average selling prices, while the decline in net sales of low slope roofing products resulted from lower average selling prices.

     Operating income, before the impact of nonrecurring charges, for 1999 was $85.7 million, a 14.2% increase over the $75.1 million for 1998 and, as a percentage of sales, improved to 7.5% in 1999 from 6.9% in 1998. The increase in operating income in 1999 was primarily attributable to higher net sales for our premium steep slope roofing products, the inclusion of the LL Building Products Inc. business, acquired in June 1998, for the full year, and a modest improvement in low slope roofing products, primarily the result of lower selling, general and administrative expenses and manufacturing costs.

     We recorded a pre-tax nonrecurring charge in 1999 of $2.7 million related to the settlement of a legal matter and, in 1998, a $27.6 million pre-tax charge of which $20.0 million related to the settlement of a national class action lawsuit involving asphalt shingles, and $7.6 million related to a grant to our former President and Chief Executive Officer of our restricted common stock and certain cash payments to be made over a specified period of time (substantially all of which was earned) in connection with the termination by an affiliate of preferred stock options and stock appreciation rights held by this officer (see
Note 5 to Consolidated Financial Statements).

     Interest expense declined to $48.3 million for 1999 from $50.0 million in 1998, due primarily to a lower average interest rate, partially offset by higher average borrowings. The lower average interest rate resulted primarily from the refinancing of $310 million in aggregate principal amount at maturity of our 11 3/4% Senior Deferred Coupon Notes due 2004 with substantially all of the net proceeds from the issuances of $150 million in aggregate principal amount of our 7 3/4% Senior Notes due 2005, $155 million in aggregate principal amount of our 8% Senior Notes due 2008 and the $31.9 million bank term loan in July 1998, December 1998 and August 1999, respectively. In connection with the above refinancing, we recorded after-tax extraordinary losses of $1.3 million in 1999 and $18.1 million in 1998 related to premiums paid to repurchase the Deferred Coupon Notes.

     Other income, net, was $5.4 million in 1999 compared with $15.9 million in 1998. The decline was principally due to $10.3 million lower investment income.

LIQUIDITY AND FINANCIAL CONDITION

     Net cash inflow during 2000 was $70.2 million before financing activities, and included $41.1 million of cash generated from operations, the reinvestment of $61.5 million for capital programs, the generation of $59.0 million from net sales of available-for-sale securities and other short-term investments and $31.7 million from the sale of assets.

     Cash invested in additional working capital (excluding the non-cash leasing transactions described below) totaled $19.8 million during 2000, primarily reflecting increases in other current assets and decreases in accounts payable and accrued liabilities (after non-cash transactions) of $0.7, $26.8 and $8.8 million, respectively, partially offset by decreases in accounts receivable and inventories of $13.1 and $3.3 million, respectively. Cash from operating activities also reflected a $45.2 million increase from related party/parent corporation transactions (primarily due to the distribution to our parent corporations, representing the write-off of $106.2 million of outstanding advances to our parent corporations that we determined were uncollectible, $59.1 million of which was outstanding at December 31, 1999 and $47.1 million of which was advanced in 2000) and a $9.3 million increase in the reserve for product warranty claims (primarily resulting from a $15.0 million product warranty reserve adjustment, partially offset by claim payments).

     In connection with the construction of two new manufacturing facilities, in 1999 we entered into two leases for certain machinery and equipment to be utilized at our plants in Michigan City, Indiana and Shafter, California, which leases meet the criteria of operating leases under Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases." In connection with these leases, at December 31, 1999, property, plant and equipment, net and accrued liabilities included $65.6 million of assets under these leases. These amounts were reversed during 2000 when the manufacturing facilities became fully operational. This $65.6 million decrease in accrued liabilities was in addition to other reductions aggregating $8.8 million.

     In connection with the construction of our new manufacturing facility in Mount Vernon, Indiana, in December 2000 we entered into an operating lease for certain machinery and equipment to be utilized at this plant, at a total cost of approximately $15.5 million.

     Net cash used in financing activities totaled $43.4 million in 2000. We generated $41.0 million of proceeds from the issuance of long-term debt, including net proceeds of $34.0 million from our 10 1/2% Senior Notes due 2003 which were used to repay our $31.9 million bank term loan and for general corporate purposes, and the $7.0 million precious metal note due 2003, which we refer to as the Precious Metal Note. In addition, we borrowed an additional $70 million under the Existing Credit Agreement. Offsetting these cash inflows was $38.1 million of repayments of long-term debt, principally the repayment of our $31.9 million bank term loan, a $106.2 million distribution to our parent corporations, representing the write-off of outstanding advances to our parent corporations which we determined were uncollectible, and $10.0 million in financing fees and expenses. See Note 15 to Consolidated Financial Statements.

     As a result of the foregoing factors, cash and cash equivalents (excluding securities at December 31, 1999) increased by $26.8 million during 2000 to $82.7 million.

     In December 2000, we entered into the New Credit Agreement, which is to be used for working capital purposes subject to certain restrictions. The New Credit Agreement matures in August 2003. As of December 31, 2000, there were no outstanding borrowings or letters of credit under the New Credit Agreement. In connection with entering into the New Credit Agreement, the maturity date of our Existing Credit Agreement was extended for an additional year to August 2003. Our obligations under the Existing Credit Agreement and the New Credit Agreement, as well as our obligations under the Other Indebtedness, including the Precious Metal Note, aggregated $77.0 million of borrowings and $42.3 million of letters of credit outstanding at December 31, 2000. All of those obligations are secured by a first-priority lien on the Collateral on a pro rata basis. The Senior Notes are secured by a second-priority lien on the Collateral for so long as the first-priority lien remains in effect, subject to certain limited exceptions.

     Under the terms of the New Credit Agreement, the Existing Credit Agreement and the Senior Notes, we are subject to certain financial covenants, including, among others, interest coverage, minimum consolidated EBITDA (earnings before income taxes and extraordinary items increased by interest expense, depreciation, goodwill and other amortization), limitations on the amount of annual capital expenditures and indebtedness, restrictions on distributions to our parent corporations and on incurring liens, restrictions on investments and other payments. Dividends and other restricted payments, except for demand loans of specified amounts, made to any parent corporation are prohibited in 2001 and are subject to limitations, as described in those agreements, in future periods. As of December 31, 2000, after giving effect to the most restrictive of the aforementioned restrictions, we could not have paid dividends or made other restricted payments, except for demand loans of $2 million. In addition, if a change of control as defined in the New Credit Agreement and the Existing Credit Agreement occurs, those agreements could be terminated and the loans under those agreements accelerated by the holders of that indebtedness. If that event occurred, it would cause our outstanding Senior Notes to be accelerated. As of December 31, 2000, we were in compliance with all covenants under the New Credit Agreement, the Existing Credit Agreement and the Senior Notes.

     In connection with entering into the New Credit Agreement, we also issued a $7.0 million Precious Metal Note in order to finance precious metals used in certain of our manufacturing processes.

     The Existing Credit Agreement and the New Credit Agreement also provide that in the event we become the subject of any bankruptcy proceedings, the lenders will, subject to bankruptcy court approval, refinance and consolidate in full the indebtedness under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness with a new debtor-in-possession facility. The terms and conditions of that debtor-in-possession facility would be substantially identical to the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness and would be in an aggregate amount equal to the then committed amount under the New Credit Agreement plus $110 million plus the principal amount of the Other Indebtedness. That facility would mature on August 18, 2004 and would be secured by a first-priority security interest in all of the Collateral.

     On July 5, 2000, we issued $35 million in aggregate principal amount at maturity of these notes at 97.161% of the principal amount. We used the net proceeds from this issuance to repay our $31.9 million bank term loan and for general corporate purposes. In connection with entering into the New Credit Agreement, the maturity date of these notes was extended to September 2003.

     See Note 11 to Consolidated Financial Statements for further information regarding our debt instruments.

     At December 31, 2000, we had total outstanding consolidated indebtedness of $680.6 million, of which $5.9 million matures prior to December 31, 2001, and a stockholders' deficit of $77.9 million. We anticipate funding these obligations principally from our cash, operations and/or borrowings, which may include borrowings from affiliates.

     In March 1993, we sold our trade accounts receivable to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75 million in cash to be made available to us based on eligible receivables outstanding from time to time. In November 1996, we repurchased the receivables sold pursuant to the 1993 agreement and sold them to a special purpose subsidiary of ours, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse, pursuant to new agreements. The new agreements provide for a maximum of $115 million in cash to be made available to us based on eligible receivables outstanding from time to time. This facility expires in December 2001.

     We make loans to, and borrow from, G-I Holdings and its subsidiaries from time to time at prevailing market rates. As of December 31, 2000, no loans were owed to us by G-I Holdings and no loans were owed by us to affiliates. In addition, we make non-interest bearing advances to affiliates, of which no amounts were outstanding at December 31, 2000. See Note 15 to Consolidated Financial Statements.

     On January 5, 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to Asbestos Claims. See "Business -- Legal Proceedings" for further information regarding asbestos-related matters. See Note 3 to Consolidated Financial Statements.

     Our parent corporations, G-I Holdings and BMCA Holdings Corporation, are essentially holding companies without independent businesses or operations. As a result, they are presently dependent upon the earnings and cash flows of their subsidiaries, principally our company, in order to satisfy their obligations, including various tax and other claims and liabilities including tax liabilities relating to Rhone-Poulenc Surfactants & Specialties, L.P., a Delaware limited partnership, in which G-I Holdings held an interest. We do not believe that the dependence of our parent corporations on the cash flows of their subsidiaries should have a material adverse effect on our operations, liquidity or capital resources. For further information, see Notes 3, 7, 11, 15 and 16 to Consolidated Financial Statements.

     We use capital resources to maintain existing facilities, expand our operations and make acquisitions. In 2000, we completed construction of a new fiberglass roofing mat manufacturing facility in Shafter, California and a new steep slope roofing shingle manufacturing facility in Michigan City, Indiana. We also have completed construction of a new manufacturing facility in Mount Vernon, Indiana for a single-ply low slope membrane roofing system. We commenced production at that facility in the first quarter of 2001. We expect to generate funding for our capital program from results of operations and leasing transactions.

     In response to current market conditions, to better service shifting customer demand and to reduce costs, we closed during 2000 four manufacturing facilities located in Monroe, Georgia; Port Arthur, Texas; Corvallis, Oregon; and Albuquerque, New Mexico. As market growth and customer demand improves, we may reinstate production at one or more of these manufacturing facilities in the future. The effect of closing these facilities was not material to our results of operations.

     We utilize interest rate swap agreements to lower funding costs, diversify sources of funding and manage interest rate exposure. In June 1998, we terminated our outstanding swaps related to a series of notes no longer outstanding with an aggregate ending notional principal amount of $60.0 million, resulting in gains of $0.7 million. The gains were deferred and amortized as a reduction of interest expense over the remaining original life of the swaps. By utilizing swaps, we reduced our interest expense by $1.9, $0.2 and $0 million in 1998, 1999 and 2000, respectively. See Note 11 to Consolidated Financial Statements.

     We do not believe that inflation has had an effect on our results of operations during the past three years. However, we cannot assure you that our business will not be affected by inflation in the future, or by the increase in cost of energy and asphalt purchases used in our manufacturing process principally due to rising oil prices and increased demand for asphalt by the paving industry. While 2000 net sales exceeded those of 1999, energy and asphalt cost increases, partially offset by price increases, had a negative impact on 2000 operating income. We expect that these energy and asphalt costs will continue to have an adverse impact on 2001 operating income as compared with the impact of these costs on operating income on a historical basis.

  Market-Sensitive Instruments and Risk Management

     During 2000 and in prior years, our investment strategy was to seek returns in excess of money market rates on our available cash while minimizing market risks. We invested primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including, at times, common stock short positions which were offset against long positions in securities which were expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to our equity positions, we were exposed to the risk of market loss. See Note 2 to Consolidated Financial Statements. We are no longer permitted to engage in those activities under the terms of the Existing Credit Agreement and the New Credit Agreement.

     We also entered into financial instruments in the ordinary course of business in order to manage our exposure to market fluctuations on our short-term investments. The financial instruments we employed to reduce market risk included hedging instruments. The counterparties to these financial instruments were major financial institutions with high credit standings. The amounts subject to credit risk were generally limited to the amounts, if any, by which the counterparties' obligations exceeded our obligations. We controlled credit risk through credit approvals, limits and monitoring procedures.

                                                            DECEMBER 31, 1999    DECEMBER 31, 2000
                                                            -----------------    -----------------
                                                            NOTIONAL    FAIR     NOTIONAL    FAIR
                                                             AMOUNT     VALUE     AMOUNT     VALUE
                                                            --------    -----    --------    -----
                                                                        (IN MILLIONS)
Equity-related financial instruments......................    $0.9      $0.0       $0.0      $0.0

     All of the financial instruments in the above table had a maturity of less than one year. Under the terms of the Existing Credit Agreement and the New Credit Agreement, we are only permitted to enter into hedging arrangements that protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of commodities used in our business.

                                THE TRANSACTIONS

     On December 22, 2000, we completed a series of transactions designed to increase our liquidity to enable us to have greater financial flexibility in the future. We refer to these transactions in this prospectus as the "Transactions." We entered into the New Credit Agreement with the lenders that are also party to our Existing Credit Agreement. We also amended and restated our Existing Credit Agreement. In addition, the lenders under the Existing Credit Agreement agreed to extend its maturity until August 18, 2003. Our obligations under the New Credit Agreement (including the subsidiary guarantees thereunder), the Existing Credit Agreement (including the subsidiary guarantees thereunder) and the Other Indebtedness are secured by a first-priority lien in favor of The Bank of New York, as collateral agent, on the Collateral. The New Credit Agreement and the Existing Credit Agreement are guaranteed by all of the Guarantors. The Guarantors also guarantee our obligations under the Senior Notes and Building Materials Manufacturing Corporation's obligations under the 8% Notes due 2007. BMCA's obligations under the Senior Notes and Building Materials Manufacturing Corporation's obligations under the 2007 Notes (including the subsidiary guarantees thereunder) are secured by a second-priority lien on the Collateral. The descriptions of the Existing Credit Agreement, the New Credit Agreement, the Other Indebtedness, the security agreement and the collateral agent agreement, which we refer to collectively in this prospectus as the "Credit Documents," set forth below are only summaries and are qualified in their entirety by reference to the relevant terms of the documents which we have filed as exhibits to the registration statement of which this prospectus is a part.

THE NEW CREDIT AGREEMENT

     The New Credit Agreement is a $100 million secured revolving credit facility due August 18, 2003. The facility is secured by a first-priority lien on the Collateral. The Collateral is pledged in favor of The Bank of New York, as collateral agent, on a pro rata basis with the obligations under the Existing Credit Agreement and the Other Indebtedness. Our obligations under the New Credit Agreement are guaranteed by the Guarantors.

     Borrowings under the New Credit Agreement may only be advanced when cash, cash equivalents and marketable securities of our company and its subsidiaries other than BMCA Receivables Corporation on a consolidated basis, are less than $50 million. At any time when our cash, cash equivalents and marketable securities exceed $50 million, we will be required to repay any outstanding borrowings in an amount equal to that excess. This prepayment obligation does not apply with respect to borrowings under the Existing Credit Agreement.

     Prior to an event of default under the New Credit Agreement, borrowings bear interest, at our option, at a rate per annum equal to either: (A) the Alternate Base Rate or (B) LIBOR for interest periods of 1, 2, 3 or 6 months plus, in each case, the appropriate applicable margin set forth in the New Credit Agreement. The Alternate Base Rate is defined as the greater of (1) The Bank of New York's prime commercial lending rate as publicly announced to be in effect from time to time or (2) the Federal Funds Rate (as published by the Federal Reserve Bank of New York) plus 1/2 of 1.0%. Upon the occurrence and during the continuance of an event of default, borrowings bear interest at a rate per annum equal to the Alternate Base Rate plus the applicable margin plus 2.0%.

     The New Credit Agreement also provides that in the event we become the subject of any bankruptcy proceedings, the lenders will, subject to bankruptcy court approval, refinance the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness with a new debtor-in-possession facility. The terms and conditions of that debtor-in-possession facility would be substantially identical to the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness and would be in an aggregate amount equal to the then committed amount of the New Credit Agreement plus $110 million plus the principal amount of the Other Indebtedness. That facility would mature on August 18, 2004 and would be secured by a first-priority security interest in all of the Collateral. That facility would allow for the cash payment of interest on the Senior Notes as required by the indentures governing those notes, except that no interest could be paid at any time during the continuance of a default or event of default under that debtor-in-possession facility or if BMCA fails to comply with the fixed charge coverage ratio contained in that debtor-in-possession facility. The New Credit Agreement contemplates the possibility that BMCA could, under limited circumstances, enter into an alternate debtor-in-possession facility with lenders other than the existing lenders.

     The New Credit Agreement contains customary representations and warranties. It also contains both affirmative and negative covenants, including, among others, restrictions on mergers, consolidations and acquisitions; dispositions of assets and capital stock; investments; amendment of certain of our documents (including the indentures governing our Senior Notes); capital expenditures; prepayment of the Senior Notes and certain other indebtedness; affiliate transactions; upstream transfers; capital leases and sale-leaseback transactions; asbestos cost payments; and tax sharing payments. The New Credit Agreement also contains the following covenants:

     Financial Covenants. We are required to maintain as of the end of any fiscal quarter during the period beginning on December 22, 2000 and ending on or about June 30, 2002 an interest coverage ratio of not less than 1.35 to 1.00 and during the period beginning on July 1, 2002 and thereafter an interest coverage ratio of not less than 1.50 to 1.00. In addition, we are required to maintain as of the end of any fiscal quarter Consolidated EBITDA (as defined in the New Credit Agreement) for the immediately preceding four fiscal quarters of not less than $80 million.

     Restrictions on Incurrence of Indebtedness. The New Credit Agreement permits the following debt:

          (1) debt under the Credit Documents;

          (2) debt of BMCA or any of its subsidiaries existing on December 22, 2000, including the Senior Notes;

          (3) BMCA's Intercompany Investments (as defined in the New Credit Agreement);

          (4) the Precious Metal Note; and

          (5) debt with respect to capital leases and purchase money indebtedness of BMCA or any of its subsidiaries (including any extension, replacement or refinance of such capital lease or purchase money indebtedness); provided that any such extension, replacement or refinance
     (x) does not result in an increase in the outstanding principal amount of such capital lease or purchase money indebtedness from that in effect on December 22, 2000, and (y) does not result in the annual lease payments/debt service payable under such capital lease or purchase money indebtedness (as so extended, replaced or refinanced) exceeding the annual lease payments/debt service (without giving effect to any balloon or similar payments) payable under such capital lease or purchase money indebtedness immediately prior to such extension, replacement or refinance.

     Restrictions on Liens. The New Credit Agreement permits the following liens:

          (1) liens for any tax or governmental charge in the ordinary course of business which are not delinquent or which are being contested in accordance with the New Credit Agreement, provided that enforcement of such liens is stayed pending such contest;

          (2) liens in connection with worker's compensation, unemployment insurance or other social security obligations (but not ERISA);

          (3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds, contractual or warranty requirements and other obligations of like nature arising in the ordinary course of business;

          (4) zoning ordinances, easements, rights of way, minor defects, irregularities and other similar restrictions affecting real property which do not materially adversely affect the value of such real property or the financial condition of BMCA or of BMCA and its subsidiaries taken as a whole or materially impair its use for the operation of the business of BMCA or any such subsidiary;

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

          (5) liens arising by operation of law, such as mechanics', materialmen's, carriers', or warehousemen's liens incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with the New Credit Agreement, provided that enforcement of such liens is stayed pending such contest;

          (6) liens arising out of judgments or decrees which are being contested in accordance with the New Credit Agreement, provided that enforcement of such liens is stayed pending such contest;

          (7) liens in favor of the Administrative Agent, the issuing banks and the lenders under the New Credit Agreement and the Existing Credit Agreement and liens in favor of the Collateral Agent under the security agreement and the collateral agent agreement;

          (8) broker's liens securing the payment of commissions and management fees in the ordinary course of business;

          (9) liens on property (including replacements of property or additions or accessions thereto pursuant to applicable law) existing on December 22, 2000;

          (10) liens under capital leases or purchase money indebtedness permitted by the New Credit Agreement; provided that such liens attach only to the property so acquired pursuant to such capital leases or purchase money indebtedness (including replacements thereof or additions or accessions thereto pursuant to applicable law); and

          (11) liens arising solely from the filing of UCC financing statements for precautionary purposes in connection with true operating leases or conditional sales of property that are otherwise permitted under the New Credit Agreement and under which BMCA or any of its subsidiaries is lessee or on accounts receivable and related intangible rights in connection with certain non-recourse sales of accounts receivable of BMCA.

     Restricted Payments. The New Credit Agreement prohibits BMCA from making any restricted payments except that:

     - a wholly-owned subsidiary of BMCA may make restricted payments to BMCA or any Guarantor; and

     - BMCA may make demand loans (which loans shall be evidenced by a demand note) to any of its parent companies in an aggregate amount for all such loans not exceeding:

        (A) for the period from December 4, 2000 until December 4, 2001, the unused portion of the Annual Asbestos Basket for such period minus the Parent L/C Amount minus the Appeal Security Undrawn Amount (each as defined below);

        (B) for the period from December 4, 2001 until December 4, 2002, $20,000,000 (not to exceed $10,000,000 per fiscal quarter) plus the unused portion of the Annual Asbestos Basket for the period from December 4, 2000 until December 4, 2002 minus the Parent L/C Amount minus the Appeal Security Undrawn Amount; and

        (C) for the period from December 4, 2002 until December 4, 2003, $5,000,000 plus the unused portion of the Annual Asbestos Basket for the period from December 4, 2000 until December 4, 2003 plus any unused portion of that $20,000,000 for the period from December 4, 2001 until December 4, 2002 minus the Parent L/C Amount minus the Appeal Security Undrawn Amount.

     The "Annual Asbestos Basket" is equal to $8,000,000.

     The "Parent L/C Amount" is an amount equal to (1) the aggregate original face amount of all Parent Letters of Credit issued on or after December 4, 2000 plus (2) the amount of each increase to the face amount of any such Parent Letter of Credit minus (3) the sum of, without duplication (A) the amount of each reduction to the face amount of any such Parent Letter of Credit not resulting from any drawing thereunder and (B) the undrawn face amount of any such Parent Letter of Credit that has been terminated.

     The "Appeal Security Undrawn Amount" is an amount equal to (1) the aggregate original amount of all Appeal Security deposited on or after December 4, 2000 plus (2) the amount of each increase to the face amount of any letter of credit constituting Appeal Security minus (3) the sum of, without duplication
(A) the amount of each reduction to the face amount of any such letter of credit not resulting from any drawing thereunder, (B) the undrawn face amount of any such letter of credit that has been terminated, and (C) the undrawn face amount of any such Appeal Security that has been returned to the Borrower or any of its Subsidiaries.

     "Parent Letters of Credit" are letters of credit issued after December 4, 2000 for the benefit of any of our parent corporations.

     An "Appeal Security" is cash, letters of credit, or any other security deposited by us or any of our subsidiaries on or after December 4, 2000 to secure any appeal bond or similar instrument in connection with any asbestos litigation.

THE EXISTING CREDIT AGREEMENT

     The Existing Credit Agreement is a $110 million secured revolving credit facility, the maturity of which was extended to August 18, 2003. The terms of the Existing Credit Agreement were amended to contain substantially the same terms as the New Credit Agreement. The obligations under the Existing Credit Agreement are also secured by a first-priority lien on the Collateral to be shared on a pro rata basis with the lenders under the New Credit Agreement and the Other Indebtedness.

THE OTHER INDEBTEDNESS

     The Other Indebtedness consists of the obligations under the Precious Metal Note. BMCA issued this note to The Chase Manhattan Bank to replace the obligations owed to The Chase Manhattan Bank under a leasing agreement with BMCA regarding platinum used by BMCA in the ordinary course of its business. The Other Indebtedness also consists of approximately $3.5 million in obligations under a standby letter of credit issued by Fleet National Bank in connection with one of BMCA's manufacturing facilities and any future hedging arrangements entered into with counterparties that are lenders or affiliates of lenders under the New Credit Agreement and the Existing Credit Agreement. There are no hedging arrangements in place as of December 31, 2000.

THE SECURITY AGREEMENT AND THE COLLATERAL AGENT AGREEMENT

     The security agreement grants a security interest in the Collateral in favor of the collateral agent, on behalf of the lenders under the New Credit Agreement, the Existing Credit Agreement, the Other Indebtedness and the holders of the Senior Notes. The collateral agent agreement provides for the sharing of proceeds with respect to any foreclosure or other remedy in respect of the Collateral.

     Under the collateral agent agreement, the collateral agent can only take action to enforce the security interest in the Collateral upon instructions from a Required Lender Representative that a Notice of Default (as described below) has been given and not withdrawn. For so long as the New Credit Agreement remains outstanding, the Required Lender Representative is the Administrative Agent under the New Credit Agreement. After the New Credit Agreement has been paid in full in cash but for so long as the Existing Credit Agreement remains outstanding, the Required Lender Representative is the Administrative Agent under the Existing Credit Agreement. After the New Credit Agreement and the Existing Credit Agreement have been paid in full in cash, the Required Lender Representative is the holders of the Other Indebtedness acting together. As a result, without the consent of the Administrative Agent (acting upon the instruction of a majority in interest of those holders with a first-priority lien on the Collateral) under the New Credit Agreement, the Administrative Agent under the Existing Credit Agreement or the holders of the Other Indebtedness, the trustee under the indentures governing the Senior

Notes will be unable to cause the collateral agent to foreclose on the Collateral. The collateral agent agreement will not affect, however, any rights of the holders of the Senior Notes or the trustee under the indentures governing the Senior Notes in connection with any defaults thereunder.

     A Notice of Default includes both a Notice of Actionable Default and a Notice of Acceleration Default. A Notice of Acceleration Default involves a written certification of an event of default under one of the indentures governing the Senior Notes, the New Credit Agreement, the Existing Credit Agreement or the Other Indebtedness which event of default has resulted in an acceleration of such Senior Notes or other indebtedness. A Notice of Actionable Default involves a written certification of an event of default under one of the indentures governing the Senior Notes, the New Credit Agreement, the Existing Credit Agreement or the Other Indebtedness that has not yet resulted in an acceleration of such Senior Notes or other indebtedness.

     The lenders under the Existing Credit Agreement, the New Credit Agreement and the Other Indebtedness are not permitted to instruct the collateral agent to release a security interest in specific portions of the Collateral without the consent of the requisite holders of the Senior Notes. That prohibition does not apply if (1) the net cash proceeds of the Collateral so released are used to pay amounts owing under the Credit Documents, and, to the extent provided for in the collateral agent agreement, the Senior Notes, (2) the release of Collateral is expressly permitted or required by the terms of the Credit Documents as such agreements were in effect on December 22, 2000, (3) the release is required as a matter of law or (4) the lenders under the Existing Credit Agreement and the New Credit Agreement make a determination that maintaining such Collateral would be materially adverse to all of the secured parties.

     If the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness are repaid in full in cash (and a secured credit facility is not entered into to replace those facilities), holders of the Senior Notes would no longer have any lien on the Collateral. The lien on the Collateral would remain, however, if (1) the repayment of those facilities was not then permitted by the terms of the indentures governing the Senior Notes, (2) an event of default under the indentures governing the Senior Notes, the Existing Credit Agreement or the New Credit Agreement exists at the time of such repayment (including if BMCA is then the subject of bankruptcy proceedings) or (3) the cash for such repayment was obtained through the concurrent sale of assets of BMCA or its subsidiaries.

AMENDMENTS TO THE INDENTURES

     Pursuant to the terms of a Consent Solicitation Statement dated December 6, 2000, as supplemented on December 20, 2000, we solicited consent from the holders of our Senior Notes to, among other things, amend each of the applicable indentures in order to permit the transactions contemplated by the Credit Documents and to cause them to become effective. We obtained the consent of a majority of the principal amount of each series of outstanding Senior Notes. As a result, the amendments became effective for all holders of the Senior Notes. In addition, holders who consented to the amendments also consented to receive quarterly interest payments rather than semi-annual interest payments. We are currently soliciting consent from the non-consenting holders to also receive quarterly interest payments. The amendments, among other things, amended each of the indentures to include express exceptions for the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness and to allow for any debt and liens contemplated by the Credit Documents, and to permit the making of restricted payments, if such debt, liens or payments would otherwise have been permitted to be made under the Existing Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000. The amendments also added provisions designed to allow us to create future liens on our properties and/or assets, whether owned at the date of issue of the applicable series of notes or acquired thereafter, provided that all of the applicable series of notes are equally and ratably secured by such liens. The first-priority liens (1) in favor of the lenders under the New Credit Agreement and the Existing Credit Agreement and (2) with respect to the obligations under the Other Indebtedness were exceptions to the requirement to equally and ratably secure the senior notes. The following is a summary of the amendments to the

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

indentures governing the Senior Notes that became effective on December 22, 2000. You can find more detailed description of the terms of these notes under "Description of the Notes."

     LIMITATION ON DEBT AND PREFERRED STOCK OF THE COMPANY AND ITS
SUBSIDIARIES. The amendments to the indentures permit us to incur additional debt that would otherwise be prohibited under the indentures if such debt would have been permitted to be incurred under the Existing Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000. For a description of the debt permitted to be incurred under the New Credit Agreement and the Existing Credit Agreement, see "-- The New Credit
Agreement -- Restrictions on Incurrence of Indebtedness." Each of the indentures was also amended to permit, beginning on December 22, 2001, a $30 million basket of additional debt that may be incurred even if certain coverage ratios contained in the indentures are not met. In addition, specific exceptions for the debt represented by the New Credit Agreement and the Other Indebtedness were added to each of the indentures.

     LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS. Until December 22, 2003, the amendments to the indentures permit us to make restricted payments within the meaning of each indenture to the extent, and only to the extent that, we are permitted to make such payments under the terms of the Existing Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000. For a description of the restricted payments permitted by the terms of the New Credit Agreement and the Existing Credit Agreement, see "-- The New Credit Agreement -- Restricted Payments." Following December 22, 2003, except for limited exceptions, we are only permitted to make restricted payments in an aggregate principal amount not to exceed $15 million in any fiscal year.

     LIMITATION ON LIENS. Each of the indentures was modified to expressly permit the incurrence of liens so long as the applicable series of notes are equally and ratably secured by any such liens. Each of the indentures was amended to expressly permit the first-priority lien granted in favor of the lenders party to the New Credit Agreement, the lenders party to the Existing Credit Agreement and the lenders party to the Other Indebtedness and any liens to be granted in connection with any refinancing thereof. The amendments to the indentures permit us to incur liens that would otherwise be prohibited under the indentures if such liens would have been permitted to be incurred under the Existing Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000. For a description of the liens permitted by the terms of the New Credit Agreement and the Existing Credit Agreement, see "The New Credit Agreement -- Restrictions on Liens." Each of the indentures was also amended to permit, beginning on December 22, 2001, a $30 million basket of additional liens that may be incurred.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Each of the indentures was amended to permit the restrictions on the ability of a subsidiary to pay dividends or make distributions on capital stock contained in the New Credit Agreement.

     AMENDMENTS, SUPPLEMENTS AND WAIVERS. Each of the indentures provides for the amendment, supplement or waiver of each indenture by us without the consent of holders of the notes under limited circumstances. Each of the indentures was amended to provide that, when authorized by a resolution of our Board of Directors, we may amend or supplement the applicable indenture to secure the applicable notes without having to obtain the consent of the holders of the applicable notes as long as the notes are equally and ratably secured by that lien.

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

                                    BUSINESS

     BMCA, incorporated under the laws of Delaware in 1994 is a 99.9%-owned subsidiary of BMCA Holdings Corporation, which is a wholly-owned subsidiary of G-I Holdings. Samuel J. Heyman beneficially owns (as defined in Rule 13d-3 of the Exchange Act) approximately 99% of G-I Holdings. BMCA does business under the name "GAF Materials Corporation."

     To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, the former indirect parent of BMCA, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc. then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation (formerly known as GAF Fiberglass Corporation) merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now the parent of BMCA and of BMCA's direct parent, BMCA Holdings Corporation. We refer to G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation, in this prospectus as "G-I Holdings."

     We are a leading national manufacturer of a broad line of asphalt roofing products and accessories for the steep slope and low slope roofing markets. We also manufacture specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. We produce our products at 26 currently operating manufacturing facilities. In addition, we have four manufacturing facilities that are currently closed. We believe that we hold the number one or two market position in each of the asphalt product lines in which we compete (based on unit sales), including leadership of the fast growing, premium laminated steep slope shingles and modified bitumen low slope roofing markets. Based on brand awareness studies, our Timberline(R) product is the leading brand in steep slope roofing, and our Ruberoid(R) product is the leading brand in the built-up roofing and modified bitumen low slope roofing markets.

     Our 26 currently operating manufacturing facilities consist of roofing manufacturing facilities, a thermoplastic polyolefin manufacturing plant, roofing accessory plants, glass mat manufacturing plants, a liquid roofing membrane and adhesive plant, a fiber-cement shingle and siding plant, a glass fiber manufacturing plant and attic ventilation and air distribution products plants. During the five-year period ended December 31, 2000, our net sales have increased at an average annual compound rate of approximately 11.9%. We believe that our growth is primarily attributable to:

     - improvement in our product mix, driven by a business strategy which emphasizes our higher-margin products and systems;

     - vertical integration and our low cost manufacturing operations;

     - substantial capital spending programs for new property, plant and equipment that have enabled us to expand capacity and reduce manufacturing costs;

     - the strength of our national distribution system; and

     - broadening our product lines through niche-type acquisitions.

     In response to current market conditions, to better service shifting customer demand and to reduce costs, we closed in 2000 four manufacturing facilities located in Monroe, Georgia; Port Arthur, Texas; Corvallis, Oregon; and Albuquerque, New Mexico. As market growth and customer demand improves, we may reinstate production at one or more of these manufacturing facilities in the future. The effect of closing these facilities was not material to our results of operations.

INDUSTRY OVERVIEW

     The United States steep slope roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 85% of industry steep slope roofing unit sales in 1999. Steep slope asphalt roofing materials consist of strip shingles and higher margin, premium laminated shingles, which represented approximately 54% and 46%, respectively, of industry asphalt roofing unit sales in 2000. While total asphalt steep slope unit sales grew during the past five years (from January 1, 1996 through December 31, 2000) at an average annual compound rate of approximately 2%, unit sales of laminated shingles grew at an average annual compound rate of approximately 14%. During the same period, sales of strip shingles declined at a compound annual rate of approximately 4%. While we believe that the growth of laminated shingle sales will continue to exceed the growth of the overall steep slope asphalt roofing market, we have experienced increased competition in this product line.

     The United States low slope roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, thermoplastic and elastomeric single-ply products and other roofing products. We believe approximately 70% of low slope roofing industry unit sales utilize asphalt built-up roofing, modified bitumen products and thermoplastic and elastomeric single-ply products, most of which we manufacture or market.

     Over the past five years, approximately 80% of industry sales, as well as our sales, of both steep slope and low slope roofing products were for re-roofing, as opposed to new construction. As a result, our exposure and the industry's exposure to cyclical downturns in the new construction market are lower than for other building material manufacturers which produce, for example, gypsum and wood. We expect that demand for steep slope re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability. We also expect low slope roofing demand to rise as the construction of new low slope facilities increases and existing buildings age.

STEEP SLOPE ROOFING

     We are a leading manufacturer of a complete line of premium steep slope roofing products. Steep slope roofing product sales represented approximately 67% of our net sales in 2000. We have improved our sales mix of steep slope roofing products in recent years by increasing our emphasis on laminated shingles and accessory products which generally are sold at higher prices with more attractive profit margins than our standard strip shingle products. We believe that we are the largest manufacturer of laminated steep slope roofing shingles and the second largest manufacturer of strip shingles in the United States.

     Our two principal lines of steep slope roofing shingles are the Timberline(R) series and the Sovereign(R) series. We also produce certain specialty shingles.

  The Timberline(R) Series.

     The Timberline(R) series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes:

     - the Timberline(R) 25 shingle, a mid-weight laminated shingle which serves as an economic trade-up for consumers, with a 25-year limited warranty;

     - the Timberline(R) shingle, with a 30-year limited warranty, a heavyweight laminated shingle with superior fire resistance and durability; and

     - the Timberline Ultra(R) shingle, with a 40-year limited warranty, a super heavyweight laminated shingle with the maximum durability of the Timberline(R) series.

  The Sovereign(R) Series.

     The Sovereign(R)series includes:

     - the standard 3-tab Sentinel(R) shingle with a 20-year limited warranty;

     - the Royal Sovereign(R) shingle, a heavier 3-tab shingle with a 25-year limited warranty, designed to capitalize on the "middle market" for quality shingles; and

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

     - the Marquis(R) Weathermax(R) shingle, a superior performing heavyweight 3-tab shingle with a 30-year limited warranty.

  Specialty Shingles.

     Our specialty asphalt shingles include:

     - the Slateline(R) shingle, offering the appearance of slate and labor savings in installation because of its larger size, with a 40-year limited warranty;

     - the Grand Sequoia(R) shingle, a premier architectural shingle with a 40-year limited warranty;

     - the Country Mansion(R) shingle, a distinctive high-end architectural shingle with a lifetime limited warranty;

     - the Country Estates(TM) shingle, a versatile style, high-end architectural shingle with a lifetime limited warranty; and

     - the Grand Canyon(TM) shingle, a super heavyweight architectural shingle with a rugged wood shake appearance with a lifetime limited warranty.

     Weather Stopper(R) Roofing System. In addition to shingles, we supply all the components necessary to install a complete roofing system. Our Weather Stopper(R) Roofing System begins with Weather Watch(R) and Stormguard(R) waterproof underlayments for eaves, valleys and flashings to prevent water seepage between the roof deck and the shingles caused by ice build-up and wind-driven rain. Our Weather Stopper(R) Roofing System also includes Shingle-Mate(R) glass reinforced underlayment, Timbertex(R) and Pacific Ridge(TM) Hip and Ridge shingles, which are significantly thicker and larger than standard hip and ridge shingles and provide dramatic accents to the slopes and planes of a roof, and the Cobra(R) Ridge Vent, which provides attic ventilation.

LOW SLOPE ROOFING

     We manufacture a full line of modified bitumen and asphalt built-up roofing products, liquid applied membrane systems and roofing accessories for use in the application of low slope roofing systems. We also market thermoplastic and elastomeric single-ply products, and in the first quarter of 2001, we began manufacturing thermoplastic polyolefin products at our new plant in Mount Vernon, Indiana. Low slope roofing represented approximately 26% of our net sales in 2000. We believe that we are the second largest manufacturer of asphalt built-up roofing products and the largest manufacturer of modified bitumen products in the United States.

     We manufacture fiberglass-based felts under the trademark GAFGLAS(R), which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of our GAFGLAS(R) products are assembled on the roof by applying successive layers of roofing with asphalt and topped, in some applications, with gravel. Thermal insulation may be applied beneath the membrane. We also manufacture base sheets, flashings and other roofing accessories for use in these systems; the TOPCOAT(R) roofing system, a liquid-applied membrane system designed to protect and waterproof existing roofing systems; and roof maintenance products. In addition, we market perlite roofing insulation products, which consist of low thermal insulation that is installed as part of a low slope roofing application below the roofing membrane, isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coatings.

     We sell modified bitumen products under the Ruberoid(R) and Brai(R) Supreme(TM) trademarks. Modified bitumen products are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof(TM) systems. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance and labor cost savings due to ease of application.

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SPECIALTY BUILDING PRODUCTS AND ACCESSORIES

     We manufacture and market a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Specialty building products and accessories represented approximately 7% of our net sales in 2000. These products primarily consist of steep slope attic ventilation systems and metal and fiberglass air distribution products for the HVAC industry.

     On September 29, 2000, we sold certain manufacturing and other assets related to the Compton, California based security products division of LL Building Products Inc. for net cash proceeds of approximately $27.1 million. In connection with this transaction, we recorded a $17.5 million pre-tax operating gain during 2000.

SUBSTANTIAL CAPITAL PROGRAMS

     We believe our plants are among the most modern in the industry. Since 1985 and through December 31, 2000, we have invested approximately $475 million in new property, plant and equipment, principally to increase capacity and implement process improvements to reduce manufacturing costs. This capital program included the construction of two new manufacturing facilities in Shafter, California and Michigan City, Indiana in 2000. We also completed construction on a third manufacturing facility in Mount Vernon, Indiana and started production at that facility in the first quarter of 2001. This capital program also included the installation of efficient in-line lamination equipment in a number of our roofing plants, as well as the modernization of our glass mat facilities. We have reduced our manufacturing costs as a result of this capital program, along with the rigorous application of our process and quality control standards.

NEW PRODUCT DEVELOPMENT

     We believe that we have been among the most innovative industry leaders in terms of the introduction of new products, having been the first to develop the three-dimensional laminated roofing shingle, Timberline(R), which created an entire new product line within the asphalt roofing industry. Some of our new steep slope products introduced since 1995 include:

     - the Timberline(R) 25 shingle, which serves as an economic trade-up for consumers;

     - the Grand Sequoia(R) shingle, a premier architectural shingle;

     - the Country Mansion(R) shingle, a distinctive high-end architectural shingle;

     - the Country Estates(TM) shingle, a versatile style, high-end architectural shingle; and

     - the Grand Canyon(TM) shingle, a super heavyweight architectural shingle with a rugged wood shake appearance.

     In 1995, we introduced GAF CompositeRoof(TM), a new low slope roofing product that combines the tensile strength of built-up roofing with the flexibility and superior elongation of modified bitumen membranes. In 1997, we introduced Flexply(R) 6, an enhanced performing premium built-up roofing felt, and Stratavent(R), a premium venting base sheet used in built-up roofing systems. In 2000, we introduced Everguard(R) TPO(2) Plus(TM), a single-ply membrane which is an advance in single-ply roofing systems and Cobra Ridge Vent II(TM), a hard plastic vent.

ACQUISITIONS

     Our acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of our business or increase our market share. We are primarily interested in acquiring businesses which can benefit from our strong national distribution network, manufacturing technology and marketing expertise. Our recent acquisitions include:

     - substantially all of the assets of Leslie-Locke Inc., a manufacturer and marketer of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries;

     - substantially all of the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated roofing felts and other felt and construction paper products;

     - substantially all of the assets of Major Group, Incorporated, the manufacturer of the TOPCOAT(R) Roofing System, a liquid-applied polymer membrane system designed to protect and waterproof existing metal roofing; and

     - U.S. Intec, a leading national manufacturer of low slope roofing products.

     See Note 4 to Consolidated Financial Statements.

MARKETING AND SALES

     We have one of the industry's largest sales forces. A staff of technical professionals who work directly with architects, consultants, contractors and building owners provides support to the sales force. We market our roofing and specialty building products and accessories through our own sales force of approximately 230 experienced, full-time employees and independent sales representatives who operate from six regional sales offices located across the United States. A major portion of our roofing product sales are to wholesale distributors who resell our products to roofing contractors and retailers. We believe that our nationwide coverage has contributed to certain of our roofing products being among the most recognized and requested brands in the industry.

     Our Customer Advantage(TM) Program offers marketing and support services to a nationwide network of MasterElite(TM) steep slope roofing contractors and Authorized Installers. We view the Master Elite(TM) contractors and Authorized Installers as an effective extension of our sales force which takes our products directly to the homeowner. We also have established programs with approved MasterSelect(TM), Platinum(TM) and Pride(TM) contractors to promote premium warranty systems and service programs for our low slope roofing products.

     No single customer accounted for 10% or more of our net sales in 2000, except for The Home Depot, Inc. and American Builders & Contractors Supply Company, Inc., which accounted for approximately 13% and 11%, respectively, of our 2000 net sales.

RAW MATERIALS

     The major raw materials required for the manufacture of our roofing products are asphalt, mineral stabilizer, glass fiber, glass fiber mat, polyester mat and granules. Asphalt and mineral stabilizer are available from a large number of suppliers. We currently have contracts with several of these suppliers and others are available as substitutes. In 2000, prices of most raw materials other than asphalt and energy have been relatively stable, rising moderately with general industrial prices, while the price of asphalt tends to move in step with the price of crude oil. Energy costs increased significantly in 2000 due to increased demand for such items.

     The major raw materials required for the manufacture of our specialty building products and accessories are steel tubes, sheet metal products, aluminum, motors and cartons. These raw materials, other than motors, are commodity-type products, the pricing for which is driven by supply and demand. Prices of other raw materials used in the manufacture of specialty building products and accessories are more closely tied to movements in inflation rates. In 2000, substantially all of the motors used in our ventilation products were purchased from a domestic supplier. All of these raw materials, including motors, are available from a large number of suppliers.

     Five of our roofing plants have easy access to deep water ports thereby permitting delivery of asphalt by ship, the most economical means of transport. Our Nashville, Tennessee plant manufactures a significant portion of our glass fiber requirements for use in our Chester, South Carolina and Shafter, California plants which manufacture glass fiber mat substrate. We purchase all of our requirements for colored roofing granules from an affiliate, International Specialty Products Inc., under a requirements contract, except for the requirements of certain of our roofing plants which are supplied by third parties. This contract expires on December 31, 2001, unless extended by the parties.

SEASONAL VARIATIONS AND WORKING CAPITAL

     Sales of roofing and specialty building products and accessories in the northern regions of the United States generally decline during the winter months due to adverse weather conditions. Generally, our inventory practice includes increasing inventory levels in the first and second quarters in order to meet peak season demand (June through November).

WARRANTY CLAIMS

     We provide certain limited warranties covering most of our steep slope roofing products for periods generally ranging from 20 to 40 years, although certain of our styles provide for a lifetime limited warranty. Although terms of warranties vary, we believe that our warranties generally are consistent with those offered by our competitors. We also offer certain limited warranties and guarantees of varying duration covering most of our low slope roofing products and limited warranties covering most of our specialty building products and accessories for periods ranging from 5 to 10 years. From time to time, we review the reserves established for estimated probable future warranty claims.

COMPETITION

     The roofing products industry is highly competitive and includes a number of national competitors. These competitors in the steep slope roofing and accessories markets are Owens-Corning, Tamko, Elcor and Certainteed, and in the low slope roofing market are Johns Manville, Firestone and Carlisle. In addition, there are numerous regional competitors.

     Competition is based largely upon products and service quality, distribution capability, price and credit terms. We believe that we are well-positioned in the marketplace as a result of our broad product lines in both the steep slope and low slope markets, consistently high product quality, strong sales force and national distribution capabilities. As a result of the growth in demand for premium laminated shingles, a number of roofing manufacturers, including our company, have increased their laminated shingle production capacity in recent years. We have experienced increased competition in this area due to these factors.

     Our specialty roofing products and accessories business is highly competitive with numerous competitors due to the breadth of the product lines we market. Major competitors include Certainteed, Solar Group, ATCO Rubber Products and Standex Air Distribution Products.

RESEARCH AND DEVELOPMENT

     We primarily focus our research and development activities on the development of new products, process improvements and the testing of alternative raw materials and supplies. Our research and development activities, dedicated to steep slope, low slope and fiberglass products, are located at technical centers at Wayne, New Jersey and Nashville, Tennessee. Our research and development expenditures were approximately $6.0, $6.5 and $5.9 million in 1998, 1999 and 2000, respectively.

PROPERTIES

     Our corporate headquarters and principal research and development laboratories are located at a 100-acre campus-like office and research park owned by a subsidiary of International Specialty Products Inc., at 1361 Alps Road, Wayne, New Jersey 07470. We occupy our headquarters pursuant to our management agreement with ISP. See "Certain Relationships -- Management Agreement."

     We own or lease the principal real properties described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, we maintain sales offices and warehouses, substantially all of which are in leased premises under relatively short-term leases.

LOCATION                                                        FACILITY
--------                                                        --------
Alabama
  Mobile..................................  Plant, Warehouses*
California
  Fontana.................................  Plant, Sales Office
  Hollister...............................  Plant, Plant*
  Shafter.................................  Plant
  Stockton................................  Plant, Plant, Warehouse*
Florida
  Tampa...................................  Plant, Sales Office
Georgia
  Atlanta.................................  Administrative Offices*, Sales Office*
  Savannah................................  Plant, Sales Office
Indiana
  Mount Vernon............................  Plant, Plant, Sales Office
  Michigan City...........................  Plant
Illinois
  Romeoville..............................  Sales Office*
Maryland
  Baltimore...............................  Plant
Massachusetts
  Millis..................................  Plant, Sales Office, Warehouse*
  Walpole.................................  Plant*
Minnesota
  Minneapolis.............................  Plant, Sales Office
Mississippi
  Purvis..................................  Plant
New Jersey
  North Branch............................  Plant, Warehouse*
  North Brunswick.........................  Sales Office*, Warehouse*
  Wayne...................................  Headquarters*, Corporate Administrative
                                            Offices*, Research Center*
North Carolina
  Burgaw..................................  Plant
  Goldsboro...............................  Plant
Ohio
  Wadsworth...............................  Plant*
Pennsylvania
  Erie....................................  Plant, Sales Office, Warehouse*
  Wind Gap................................  Plant

LOCATION                                                        FACILITY
--------                                                        --------
South Carolina
  Chester.................................  Plant
Tennessee
  Nashville...............................  Plant, Research Center*
Texas
  Dallas..................................  Plant, Sales Office, Warehouse*
  Fannett.................................  Warehouse

---------------
* Leased Property

     In addition to the foregoing list, we have four manufacturing facilities in Monroe, Georgia; Corvallis, Oregon; Port Arthur, Texas; and Albuquerque, New Mexico that are currently closed. We believe that our plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 2000, we made capital expenditures of $61.5 million relating to plant, property and equipment.

PATENTS AND TRADEMARKS

     We own or license approximately 100 domestic and 110 foreign patents or patent applications. In addition, we own or license approximately 220 domestic and 60 foreign trademark registrations or applications. While we believe the patent protection covering certain of our products to be material to those products, we do not believe that any single patent, patent application or trademark is material to our business or operations. We believe that the duration of the existing patents and patent licenses is consistent with our business needs.

ENVIRONMENTAL COMPLIANCE

     Since 1970, federal, state and local authorities have adopted and amended a wide variety of federal, state and local environmental laws and regulations relating to environmental matters. These laws and regulations affect us because of the nature of our operations and that of our predecessor and certain of the substances that are, or have been used, produced or discharged at our or its plants or at other locations. We made capital expenditures of approximately $0.6, $2.7 and $2.5 million in 1998, 1999 and 2000, respectively, relating to environmental compliance. These expenditures are included in additions to property, plant and equipment. We anticipate that aggregate capital expenditures relating to environmental compliance in 2001 and 2002 will be approximately $1.0 million in each year.

     The environmental laws and regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We believe that our manufacturing facilities comply in all material respects with applicable laws and regulations. Although we cannot predict whether more burdensome requirements will be adopted in the future, we believe that any potential liability for compliance with the laws and regulations will not materially affect our business, liquidity or financial position.

     See "-- Environmental Litigation."

LEGAL PROCEEDINGS

     Bodily Injury Claims. In connection with its formation, BMCA contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber of its parent, G-I Holdings. We frequently refer to these claims in this prospectus as "Asbestos Claims." As of March 30, 1997, BMCA had paid all of its assumed asbestos-related liabilities.

G-I Holdings has agreed to indemnify BMCA against any other existing or future claims related to asbestos-related liabilities if asserted against BMCA. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its Asbestos Claims. This proceeding is in a preliminary stage. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations to us.

     Claimants in the G-I Holdings bankruptcy, including judgment creditors, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings' assets, including its holdings of BMCA Holdings Corporation's common stock and its indirect holdings of BMCA's common stock. Such action could result in a change of control of our company. See Notes 11 and 16 to Consolidated Financial Statements. In addition, those claimants may seek to file Asbestos Claims against our company (with 2,147 Asbestos Claims having been filed against us as of December 31, 2000). We believe that we will not sustain any liability in connection with these or any other asbestos-related claims. Furthermore, on February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing Asbestos Claims against BMCA. The temporary restraining order expires on April 23, 2001. On February 7, 2001, G-I Holdings filed a defendant class action in the United States Bankruptcy Court for the District of New Jersey seeking a declaratory judgment that BMCA has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings. This action is in a preliminary stage and no trial date has been set by the court. As a result, it is not possible to predict the outcome of this litigation. While we cannot predict whether any additional Asbestos Claims will be asserted against us, or the outcome of any litigation relating to those claims, we believe that we have meritorious defenses to any claim that we have asbestos-related liability, although there can be no assurances in this regard. In addition, G-I Holdings has indemnified us with respect to Asbestos Claims. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations to us.

     Actions Relating to G-I Holdings' Bankruptcy.

     On February 8, 2001, a creditors committee established in G-I Holdings' bankruptcy case filed a complaint in the United States Bankruptcy Court for the District of New Jersey against G-I Holdings and BMCA. The complaint requests substantive consolidation of BMCA with G-I Holdings or an order directing G-I Holdings to cause BMCA to file for bankruptcy protection. BMCA and G-I Holdings intend to vigorously defend the lawsuit. We believe that no basis exists for the court to grant the relief requested. The plaintiffs also filed for interim relief absent the granting of their requested relief described above. On February 21, 2001, G-I Holdings moved to dismiss the complaint. On March 21, 2001, the bankruptcy court refused to grant the requested interim relief.

     Asbestos-in-Building Claims. G-I Holdings has also been named as a co-defendant in asbestos-in-buildings cases for economic and property damage or other injuries based upon an alleged present or future need to remove asbestos containing materials from public and private buildings. We refer to the asbestos-in-building claims in this prospectus as the "Building Claims." Since these actions were first initiated approximately 19 years ago, G-I Holdings has not only successfully disposed of approximately 145 of these cases, but is a co-defendant in only three remaining lawsuits, one of which has been dormant. These actions have been stayed as to G-I Holdings pursuant to the G-I Holdings bankruptcy case. No new Building Claims were filed in 2000. BMCA has not assumed any liabilities with respect to Building Claims, and G-I Holdings has agreed to indemnify BMCA against those liabilities in the event any claims are asserted against it. For a discussion of the possible consequences to us of the failure of G-I Holdings to satisfy judgments against it relating to Building Claims, see "-- Bodily Injury Claims" above.

     Insurance Matters. In January 1993, G-I Holdings filed an action with the United States District Court in Philadelphia against certain product liability insurers whose policies will or may be called upon to respond to Asbestos Claims. This action sought a declaratory judgment against various third-party defendant product liability insurers to the effect that those insurers are obligated to provide coverage for

Asbestos Claims. In March 2000, G-I Holdings reached a settlement with the final remaining insurer who was a defendant in G-I Holdings' amended complaint and has dismissed this action.

     In January 2000 and May 2000, G-I Holdings filed summary actions in Superior Court of New Jersey, Middlesex County against several of its insurers which had indicated that the Center for Claims Resolution, a non-profit organization set up to administer and handle asbestos-related personal injury claims against the participating companies and in which G-I Holdings was a member, had claimed a right to G-I Holdings' insurance proceeds to satisfy what the CCR contends are G-I Holdings' share of settlements entered by the CCR while G-I Holdings was a member. On March 17, 2000 and July 28, 2000, the trial court granted summary judgment in favor of G-I Holdings, and the CCR's motions for a stay pending appeal were denied by both the trial court and the appellate division. All insurers in both actions have now paid the amounts in dispute to G-I Holdings. The CCR is appealing the court's grant of summary judgment.

     In October 1983, G-I Holdings filed a lawsuit in Los Angeles, California Superior Court against its past insurance carriers to obtain a judicial determination that those carriers were obligated to defend and indemnify it for Building Claims. G-I Holdings is seeking declaratory relief as well as compensatory damages. This action is presently in the pre-trial pleading stage. The parties have agreed to hold this action in abeyance until such time as they are better able to evaluate developments as they may occur in the Building Claims. Because this litigation is in early stages and evidence and interpretations of important legal questions are presently unavailable, it is not possible to predict the future of this litigation.

     In all the Building Claims, G-I Holdings' defense costs have been paid by one of its primary carriers. While G-I Holdings expects that this primary carrier will continue to defend and indemnify G-I Holdings, this primary carrier has reserved its rights to later refuse to defend and indemnify G-I Holdings and to seek reimbursement for some or all of the fees paid to defend and resolve the Building Claims. G-I Holdings believes that it will be able to resolve those cases for amounts within the total indemnity obligations available from this primary carrier.

ENVIRONMENTAL LITIGATION

     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods. We refer to these proceedings and lawsuits below as "Environmental Claims."

     In connection with its formation, BMCA contractually assumed all environmental liabilities of G-I Holdings relating to existing plant sites and the business of BMCA as then conducted. The estimates referred to below reflect those environmental liabilities assumed by BMCA and other environmental liabilities of our company. The environmental liabilities of G-I Holdings which were not assumed by BMCA relate primarily to closed manufacturing facilities. G-I Holdings estimates that, as of December 31, 2000, its liability in respect of the environmental liabilities of G-I Holdings not assumed by BMCA was approximately $9.3 million, before insurance recoveries reflected on its balance sheet of $9.1 million. BMCA estimates its liability as of December 31, 2000 in respect of assumed and other environmental liabilities is $1.3 million, and expects insurance recoveries reflected on its balance sheet, as discussed below, of $0.8 million. Insurance recoveries reflected on these balance sheets relate to both past expenses and estimated future liabilities. We refer to these recoveries below as "estimated recoveries."

     At most sites, BMCA anticipates that liability will be apportioned among the companies found to be responsible for the presence of hazardous substances at the site. Although it is difficult to predict the ultimate resolution of these claims, based on BMCA's evaluation of the financial responsibility of the parties involved and their insurers, relevant legal issues and cost sharing arrangements now in place, BMCA estimates that its liability in respect of all Environmental Claims, including certain environmental compliance expenses, will be as discussed above. For information relating to other environmental compliance expenses, see "-- Environmental Compliance" above.

     After considering the relevant legal issues and other pertinent factors, BMCA believes that it will receive the estimated recoveries and the legal expenses incurred by G-I Holdings on BMCA's behalf. We also believe that recoveries could be well in excess of the estimated recoveries for all Environmental Claims, although there can be no assurances in this regard. BMCA believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although BMCA's insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.

     In March 1995, G-I Holdings commenced litigation on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. The court dismissed this action in December 1997 for lack of federal jurisdiction, and defendant insurers appealed the dismissal. The appeal was denied by the Third Circuit Court of Appeals in March 1999. In June 1997, G-I Holdings filed a similar action against the insurers in the Superior Court of New Jersey, Somerset County, which action was removed to the United States Bankruptcy Court for the District of New Jersey in February 2001 in conjunction with the G-I Holdings' bankruptcy case. The action is currently pending in the bankruptcy court, although the defendant insurers have filed a motion to remand the action to the Superior Court of New Jersey, Somerset County. While BMCA believes that its claims are meritorious, there can be no assurance that BMCA will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     We believe that we will not sustain any liability for environmental liabilities of G-I Holdings other than those that we have contractually assumed or that relate to the operations of our business. While we cannot predict whether any claims for non-assumed environmental liabilities will be asserted against us or our assets, or the outcome of any litigation relative to those claims, we believe that we have meritorious defenses to those claims. In addition, G-I Holdings has indemnified us with respect to those claims. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations. For the possible consequences to us of the failure of G-I Holdings to satisfy judgments against it in environmental-related lawsuits or otherwise, see "-- Bodily Injury Claims" above.

OTHER LITIGATION

     On or about April 29, 1996, an action was commenced in the Circuit Court of Mobile County, Alabama against G-I Holdings on behalf of a purported nationwide class of purchasers of, or current owners of, buildings with certain asphalt shingles manufactured by G-I Holdings and affiliated entities. The action alleged, among other things, that those shingles were defective and sought unspecified damages on behalf of the purported class. On September 25, 1998, we agreed to settle this litigation on a national, class-wide basis for asphalt shingles manufactured between January 1, 1973 and December 31, 1997. Following a fairness hearing, the court granted final approval of the class-wide settlement in April 1999. Under the terms of the settlement, we will provide property owners whose shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty. In October and December 1998, the separate actions commenced in 1997 in the Superior Court of New Jersey, Middlesex County, the Superior Court of New Jersey, Passaic County and the Supreme Court of the State of New York, County of Nassau, and in 1996 in Pointe Coupee Parish, Louisiana, on behalf of purported classes alleging that our shingles were defective and seeking unspecified damages, were stayed pending the outcome of the fairness hearing on the settlement agreement in the Mobile County, Alabama action. The Middlesex County, New Jersey, the Pointe Coupee Parish, Louisiana and the Nassau County, New York actions have been dismissed in light of the final approval of the settlement agreement in the Mobile County, Alabama action, and we expect that the remaining action also will be dismissed.

     In October 1998, G-I Holdings brought suit in the Superior Court of New Jersey, Middlesex County, on our behalf, against certain of its insurers for recovery of the defense costs in connection with the Mobile County, Alabama class action and a declaration that the insurers are obligated to provide indemnification for all damages paid pursuant to the settlement of this class action and for other damages. This action is pending.

                                     * * *

     We believe that the ultimate disposition of the cases described above under "Environmental Litigation," "Asbestos-in-Building Claims" and "Other Litigation" will not, individually or in the aggregate, have a material adverse effect on our liquidity, financial position or results of operations.

TAX CLAIM AGAINST G-I HOLDINGS

     On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which G-I Holdings held an interest. The claim of the IRS for interest and penalties, after taking into account the effect on the use of net operating losses and foreign tax credits, could result in G-I Holdings incurring liabilities significantly in excess of the deferred tax liability of $131.4 million that it recorded in 1990 in connection with this matter. G-I Holdings has advised us that it believes that it will prevail in this matter, although we cannot assure you of this result. We believe that the ultimate disposition of this matter will not have a material adverse effect on our business, financial position or results of operations. G-I Holdings has agreed to indemnify us against any tax liability associated with the surfactants partnership. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy its indemnification obligation to us. For the possible consequences to us of the failure of G-I Holdings to satisfy this liability and other information relating to G-I Holdings, see "Legal Proceedings -- Bodily Injury Claims" above.

EMPLOYEES

     At December 31, 2000, we employed approximately 3,200 people worldwide, approximately 900 of which were subject to 13 union contracts. The contracts are effective for three- to four-year periods. During 2000, three labor contracts expired and were renegotiated. We believe that our relations with our employees and their unions are satisfactory.

                                   MANAGEMENT

     The following table sets forth the name, age, position and other information with respect to the directors and executive officers of BMCA. Under BMCA's By-laws, each director and executive officer continues in office until the company's next annual meeting of stockholders and until his or her successor is elected and qualified. On July 15, 1998, International Specialty Products Inc. merged with and into its parent, ISP Holdings Inc., and ISP Holdings changed its name to International Specialty Products Inc. As used in this section, "ISP" refers to both companies.

                                                           PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD                 AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                 ---               --------------------------------
William W. Collins...................  50    Mr. Collins has been President and Chief Executive
  Director, Chief Executive Officer          Officer of BMCA and certain of its subsidiaries since
  and President                              September 2000 and a director of these companies since
                                             July 1999. He was President and Chief Operating Officer
                                             of the same companies from February 2000 to September
                                             2000 and was Executive Vice President and Chief
                                             Operating Officer of these companies from July 1999 to
                                             February 2000. Mr. Collins also was Senior Vice
                                             President -- Marketing and Sales, Residential Roofing
                                             Products of BMCA and certain of its subsidiaries from
                                             November 1997 to July 1999. He was Vice
                                             President -- Marketing and Sales, Commercial Roofing
                                             Products of BMCA from March 1996 to November 1997, and
                                             Vice President -- Sales, Commercial of BMCA from
                                             December 1995 to March 1996. Since July 1999, Mr.
                                             Collins also has been a director of G-I Holdings, a
                                             corporation that filed a voluntary petition for
                                             reorganization under Chapter 11 of the U.S. Bankruptcy
                                             Code in January 2001 due to its Asbestos Claims.

Richard A. Weinberg..................  41    Mr. Weinberg has been Executive Vice President, General
  Executive Vice President, General          Counsel and Secretary of BMCA and its subsidiaries since
  Counsel and Secretary                      May 1998 and was Senior Vice President, General Counsel
                                             and Secretary of BMCA and its subsidiaries from May 1996
                                             to May 1998. Since September 2000, he has been Chief
                                             Executive Officer, President, General Counsel and
                                             Secretary of G-I Holdings, a corporation that filed a
                                             voluntary petition for reorganization under Chapter 11
                                             of the U.S. Bankruptcy Code in January 2001 due to its
                                             Asbestos Claims, and previously served as Executive Vice
                                             President, General Counsel and Secretary of G-I Holdings
                                             and its subsidiaries from May 1998 to September 2000.
                                             Prior to that time, he held the positions of Senior Vice
                                             President, General Counsel and Secretary of these
                                             companies from May 1996 to May 1998. Mr. Weinberg has
                                             served as a director of G-I Holdings since May 1996. He
                                             also has been Executive Vice President, General Counsel
                                             and Secretary of ISP and its subsidiaries since May 1998
                                             and was Senior Vice President, General Counsel and
                                             Secretary of ISP and its subsidiaries from May 1996 to
                                             May 1998. He was Vice President and General Counsel of
                                             BMCA from September 1994 to May 1996.

                                                           PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD                 AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                 ---               --------------------------------

David A. Harrison....................  44    Mr. Harrison has been a director of BMCA and certain of
  Director, Senior Vice                      its subsidiaries since September 2000. He also has been
  President -- Marketing, Contractor         Senior Vice President -- Marketing, Contractor Services
  Services and Corporate Development         and Corporate Development of BMCA and certain of its
                                             subsidiaries since July 2000. He is also President of
                                             GAF Materials Corporation (Canada). Mr. Harrison was
                                             Vice President -- Corporate Marketing and Development of
                                             BMCA and certain of its subsidiaries from November 1999
                                             to July 2000, Vice President -- Marketing Development of
                                             BMCA and certain of its subsidiaries from January 1997
                                             to July 1999 and Senior Vice President -- Residential
                                             Marketing of BMCA and certain of its subsidiaries from
                                             April 1996 to January 1997. From July 1999 to November
                                             1999, Mr. Harrison was Senior Vice President, Corporate
                                             Marketing of Centex Corporation, a company in the
                                             construction and related financial services industries.
                                             Prior to joining BMCA, Mr. Harrison was Vice President
                                             of Global Marketing of Armstrong World Industries Inc.
                                             from 1994 to 1996.

Robert B. Tafaro.....................  50    Mr. Tafaro has been a director of BMCA and certain of
  Director, Senior Vice President and        its subsidiaries since September 2000. He also has been
  General Manager -- Steep Slope             Senior Vice President and General Manager -- Steep Slope
  Systems                                    Systems of BMCA and certain of its subsidiaries since
                                             July 2000. He was Vice President -- Marketing and Sales,
                                             Commercial Roofing Products of BMCA and certain of its
                                             subsidiaries from November 1997 to July 2000. He was
                                             Vice President -- Residential Marketing of BMCA from May
                                             1997 to November 1997, Director of Residential Marketing
                                             of BMCA from February 1997 to May 1997, and Eastern
                                             Regional Sales Manager of BMCA and its predecessor
                                             company from July 1993 to February 1997.

Kenneth E. Walton....................  44    Mr. Walton has been a director of BMCA and certain of
  Director, Senior Vice                      its subsidiaries since September 2000. He also has been
  President -- Operations                    Senior Vice President -- Operations of BMCA and certain
                                             of its subsidiaries since July 2000. He was Vice
                                             President -- Residential Operations of BMCA from March
                                             1999 to July 2000, Vice President -- Manufacturing of
                                             U.S. Intec Inc., a former subsidiary of BMCA, from
                                             December 1997 to March 1999, Director of
                                             Manufacturing -- Roofing and Felt Operations of BMCA
                                             from April 1996 to December 1997 and Plant
                                             Manager -- Mobile, Alabama roofing facility of BMCA and
                                             its predecessor company from May 1991 to April 1996.

                                                           PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD                 AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                 ---               --------------------------------

Susan B. Yoss........................  42    Ms. Yoss has been Senior Vice President and Treasurer of
  Senior Vice President and Treasurer        BMCA and its subsidiaries since July 1999 and was Vice
                                             President and Treasurer of the same companies from
                                             February 1998 to July 1999. Since July 1999, she also
                                             has been Senior Vice President, Chief Financial Officer
                                             and Treasurer of G-I Holdings, a corporation that filed
                                             a voluntary petition for reorganization under Chapter 11
                                             of the U.S. Bankruptcy Code in January 2001 due to its
                                             Asbestos Claims. Ms. Yoss has served as Executive Vice
                                             President -- Finance and Treasurer of ISP and certain of
                                             its subsidiaries since September 2000, was Senior Vice
                                             President and Treasurer of ISP and certain of its
                                             subsidiaries from July 1999 to September 2000 and was
                                             Vice President and Treasurer of ISP from February 1998
                                             to July 1999. Ms. Yoss was Assistant Treasurer of Joseph
                                             E. Seagram & Sons, Inc., a global beverage and
                                             entertainment company, for more than five years until
                                             February 1998.

John F. Rebele.......................  46    Mr. Rebele has been a director of BMCA since January
  Director, Vice President and Chief         2001 and of certain of BMCA's subsidiaries since March
  Financial Officer                          2001. He also has been Vice President and Chief
                                             Financial Officer of BMCA and certain of its
                                             subsidiaries since January 2001. He was Vice
                                             President -- Finance of BMCA and certain of its
                                             subsidiaries from March 1998 to January 2001 and Vice
                                             President and Controller of BMCA and certain of its
                                             subsidiaries from February 1994 to March 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of BMCA as of December 31, 2000, together with any person who served as BMCA's Chief Executive Officer in 2000. The salaries and other compensation of Messrs. Heyman and Weinberg and Ms. Yoss for services provided by them to our company are paid by ISP in accordance with a management agreement between ISP and our company. See Note (7) to the table below.

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                   -------------
                                          ANNUAL COMPENSATION          OTHER        SECURITIES
                                      ---------------------------      ANNUAL       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS(1)   COMPENSATION    OPTIONS(1)     COMPENSATION
---------------------------           ----   --------    --------   ------------   -------------   ------------
William W. Collins..................  2000   $245,625    $150,000                      6,500         $19,251(2)
  President and Chief Executive       1999    194,750     100,000                      5,000          15,463(2)
  Officer                             1998    168,000      69,871                      3,000          14,899(2)
William C. Lang.....................  2000   $257,500    $ 15,202                      5,000         $21,400(3)
  Executive Vice President,           1999    242,500     100,000                      5,000          20,871(3)
  Chief Administrative Officer        1998    207,083      94,145                      4,200          17,965(3)
  and Chief Financial Officer(3)
David A. Harrison...................  2000   $207,375    $ 39,995     $48,544(4)       4,500         $ 9,722(4)
  Senior Vice President --            1999    115,578(4)   26,137(4)        --(4)         --(4)       11,037(4)
  Marketing, Contractor Services      1998    163,250      35,482       7,171(4)       1,000          16,681(4)
  and Corporate Development
Robert B. Tafaro....................  2000   $200,999    $ 44,071                      1,500         $18,057(5)
  Senior Vice President and           1999    164,000      36,183                                     15,099(5)
  General Manager -- Steep Slope      1998    135,842      35,152                      2,500          14,226(5)
  Systems
Kenneth E. Walton...................  2000   $164,375    $ 36,800                      2,000         $15,011(6)
  Senior Vice
President -- Operations               1999    151,018      34,110                      2,500          16,372(6)
                                      1998    127,310      21,735                      1,500          19,214(6)
Samuel J. Heyman....................  2000           (7)         (7)                        (7)             (7)
  Former Chairman of the Board,       1999           (7)         (7)                        (7)             (7)
  President and Chief Executive       1998           (7)         (7)                        (7)             (7)
  Officer(7)

---------------
(1) Bonus amounts are payable pursuant to BMCA's Executive Incentive Compensation Program, except that a portion of the bonus amounts paid to Mr. Lang in 1998 and 2000, Mr. Harrison in 1999 and Mr. Tafaro in 1998 represented special bonus awards to those executive officers. The options relate to shares of redeemable convertible preferred stock of BMCA. See
    "-- Options."

(2) Included in "All Other Compensation" for Mr. Collins are: $12,150, $11,450 and $11,450, representing BMCA's contribution under its 401(k) plan in 2000, 1999 and 1998, respectively; $4,941, $2,484 and $2,122 for the premiums paid by BMCA for a life insurance policy in 2000, 1999 and 1998, respectively; and $2,160, $1,529 and $1,327 for the premiums paid by BMCA for a long-term disability policy in 2000, 1999 and 1998, respectively. In February 2000, Mr. Collins was elected President and Chief Operating Officer of BMCA and in September 2000 was elected as our President and Chief Executive Officer.

(3) Included in "All Other Compensation" for Mr. Lang are: $12,400, $11,700 and $11,700, representing BMCA's contribution under its 401(k) plan in 2000, 1999 and 1998, respectively; $6,840, $7,267 and $4,459 for the premiums paid by BMCA for a life insurance policy in 2000, 1999 and 1998, respectively; and $2,160, $1,904 and $1,806 for the premiums paid by BMCA for a long-term disability policy in 2000, 1999 and 1998, respectively. Effective January 2001, Mr. Lang no longer holds the positions of Executive Vice President, Chief Administrative Officer and Chief Financial Officer of BMCA. We have entered into an agreement with Mr. Lang in connection with his

                                              (Footnotes continued on next page)

(Footnotes continued from prior page)

    separation from employment with our company pursuant to which, among other things, we will pay Mr. Lang nine months severance.

(4) Included in "Other Annual Compensation" for Mr. Harrison are $48,544 and $7,171 in payment for moving-related expenses in 2000 and 1998, respectively. Included in "All Other Compensation" for Mr. Harrison are:
    $6,089, $9,188 and $11,450, representing BMCA's contribution under its 401(k) plan in 2000, 1999 and 1998, respectively; $1,574, $737 and $3,671 for the premiums paid by BMCA for a life insurance policy in 2000, 1999 and 1998, respectively; and $2,059, $1,112 and $1,560 for the premiums paid by BMCA for a long-term disability policy in 2000, 1999 and 1998, respectively. Mr. Harrison resigned from his employment with us in July 1999 and returned in November 1999.

(5) Included in "All Other Compensation" for Mr. Tafaro are: $12,150, $11,450 and $11,283, representing BMCA's contribution under its 401(k) plan in 2000, 1999 and 1998, respectively; $3,913, $2,078 and $1,706 for the premiums paid by BMCA for a life insurance policy in 2000, 1999 and 1998, respectively; and $1,994, $1,571 and $1,237 for the premiums paid by BMCA for a long-term disability policy in 2000, 1999 and 1998, respectively.

(6) Included in "All Other Compensation" for Mr. Walton are: $12,150, $11,503 and $11,450, representing BMCA's contribution under its 401(k) plan in 2000, 1999 and 1998, respectively; $1,223, $3,416 and $6,594 for the premiums paid by BMCA for a life insurance policy in 2000, 1999 and 1998, respectively; and $1,638, $1,453 and $1,170 for the premiums paid by BMCA for a long-term disability policy in 2000, 1999 and 1998, respectively.

(7) The salary and other compensation of Messrs. Heyman and Weinberg and Ms. Yoss are paid by ISP pursuant to our management agreement with ISP, except that BMCA granted to Mr. Weinberg options to purchase 6,453 shares of redeemable convertible preferred stock of BMCA in 1999. See "-- Options." No allocation of compensation for services to BMCA is made pursuant to the management agreement, except that BMCA reimbursed ISP $400,000 and $230,000 under the management agreement in respect of bonus amounts earned by Mr. Weinberg and Ms. Yoss, respectively, for 2000 in connection with services performed by them for BMCA during that year. In addition, BMCA reimburses ISP, through payment of the management fees payable under the management agreement, for the estimated costs ISP incurs for providing the services of these officers. See "Certain Relationships -- Management Agreement." Mr. Heyman resigned as our President in February 2000 and as our Chief Executive Officer and Chairman of the Board in September 2000.

OPTIONS

     The following table summarizes options to acquire BMCA's redeemable convertible preferred stock granted during 2000 to the executive officers named in the Summary Compensation Table above and the potential realizable value of options held by those persons.

                 BMCA PREFERRED STOCK OPTION GRANTS IN 2000(1)

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                             NUMBER OF         % OF TOTAL             OF BOOK VALUE
                                            SECURITIES       OPTIONS GRANTED           APPRECIATION
                                            UNDERLYING       TO EMPLOYEES IN    --------------------------
NAME                                      OPTIONS GRANTED      FISCAL 2000          5%             10%
----                                      ---------------    ---------------    -----------    -----------
William W. Collins......................       6,500              10.5%          $311,620       $767,536
William C. Lang.........................       5,000               8.1            239,708        590,412
David A. Harrison.......................       4,500               7.3            215,737        531,371
Robert B. Tafaro........................       1,500               2.4             71,912        177,124
Kenneth E. Walton.......................       2,000               3.2             95,883        236,165

---------------
(1) The BMCA preferred stock options represent options to purchase shares of redeemable convertible preferred stock of BMCA. Each share of preferred stock is convertible, at the holder's option, into shares of Class A common stock of BMCA at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vest over five years from the date of grant. Dividends will accrue on the preferred stock from the date of issuance at the rate of 6% per annum. The preferred stock is redeemable, at BMCA's option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The Class A common stock of BMCA issuable upon conversion of the preferred stock is subject to repurchase by BMCA under certain circumstances at a price equal to its then current Book Value. The exercise price of the options is equal to the fair value per share of the preferred stock at the date of grant. The options expire nine years after the date of grant. See Note 2 to the table below for additional information relating to outstanding stock options.

  BMCA PREFERRED STOCK OPTIONS AND OPTION EXERCISES AND VALUES AT DECEMBER 31,
                                      2000

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                              PREFERRED OPTIONS              IN-THE-MONEY
                                                                 AT 12/31/00              PREFERRED OPTIONS
                              SHARES ACQUIRED    VALUE          EXERCISABLE/                 AT 12/31/00
NAME                            ON EXERCISE     REALIZED     UNEXERCISABLE(1)(2)     EXERCISABLE/UNEXERCISABLE(3)
----                          ---------------   --------   -----------------------   ----------------------------
William W. Collins..........        --            --            8,031/15,587               $183,941/$98,998
William C. Lang.............        --            --            4,982/13,055                  94,008/77,817
David A. Harrison...........        --            --               500/4,000                            0/0
Robert B. Tafaro............        --            --             2,237/3,424                  64,584/29,106
Kenneth E. Walton...........        --            --             2,452/5,334                  65,340/23,864

---------------
(1) With respect to the stock options for 6,453 shares of preferred stock held by Mr. Weinberg, options for 2,581 shares of preferred stock were exercisable and options for 3,872 shares of preferred stock were unexercisable at December 31, 2000.

(2) Effective December 31, 2000, we adopted the 2001 Long-Term Incentive Plan which, among other things, will allow certain employees participating in the preferred stock option program to also participate in the new incentive plan and to elect to exchange their outstanding stock options for incentive units under the new incentive plan.

(3) Options for 12,118, 8,037, 0, 4,161 and 4,286 shares of preferred stock were in-the-money for Messrs. Collins, Lang, Harrison, Tafaro and Walton, respectively, at December 31, 2000. Options for 6,453 shares of preferred stock were in-the-money for Mr. Weinberg at December 31, 2000. The value of these unexercised in-the-money options held by Mr. Weinberg at December 31, 2000 was $10,410 and $15,614 for exercisable and unexercisable options, respectively.

COMPENSATION OF DIRECTORS

     The directors of BMCA do not receive any compensation for their services as such.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

     We do not have a separate compensation committee. Compensation decisions are determined by our Board of Directors, each member of which is also one of our executive officers. See "Certain Relationships."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 23, 2001, approximately 99.9% of our outstanding Class A common stock and all of our outstanding Class B common stock are owned of record by BMCA Holdings Corporation. All of the outstanding capital stock of BMCA Holdings Corporation is owned of record by G-I Holdings.

     The following table sets forth information with respect to the ownership of BMCA's common stock, as of March 23, 2001, by each other person known to us to own beneficially more than 5% of either class of the common stock outstanding on that date and by all of our directors and executive officers as a group.

                                                                 AMOUNT AND
                                                                 NATURE OF                 TOTAL
                                                                 BENEFICIAL    PERCENT     VOTING
TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER(1)    OWNERSHIP     OF CLASS    POWER
--------------        ---------------------------------------    ----------    --------    ------
Class A Common Stock  Samuel J. Heyman......................     1,015,010(2)    99.9%      98.5%
                      All directors and executive officers of
                      BMCA as a group (7 persons)...........            --         --         --
Class B Common Stock  Samuel J. Heyman......................        15,000(2)   100.0%       1.5%
                      All directors and executive officers of
                      BMCA as a group (7 persons)...........            --         --         --

---------------
(1) The business address for Mr. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

(2) The number of shares shown as being beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by Mr. Heyman attributes ownership of the shares of BMCA common stock owned by BMCA Holdings Corporation, a wholly-owned subsidiary of G-I Holdings, to Mr. Heyman. As of March 23, 2001, Mr. Heyman beneficially owned (as defined in Rule 13d-3 of the Exchange Act) approximately 99.4% of the capital stock of G-I Holdings.

                             CERTAIN RELATIONSHIPS

MANAGEMENT AGREEMENT

     Pursuant to a management agreement, International Specialty Products Inc. (of which Samuel J. Heyman beneficially owns (as defined in Rule 13d-3 of the Exchange Act) approximately 79%) provides certain general management, administrative, legal, telecommunications, information and facilities services to us, including the use of our headquarters in Wayne, New Jersey. ISP charged us $6.0 million in 2000 for providing these services. These charges consist of management fees and other reimbursable expenses attributable to us, or incurred by ISP for our benefit. They are based on an estimate of the costs ISP incurs to provide such services. Effective January 1, 2001, the management agreement was amended to extend the term of the agreement through March 31, 2001, to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party, and to adjust the management fees payable under the agreement. In addition, the management agreement was amended to provide that we rather than ISP be responsible for providing management services to G-I Holdings and certain of its subsidiaries and that G-I Holdings pay us a management fee for these services. Based on the services provided to G-I Holdings in 2000 under the management agreement, the aggregate amount payable by G-I Holdings to us for services to be rendered under the management agreement in 2001 is expected to be approximately $0.6 million. We also allocate a portion of the management fees payable by us under the management agreement to separate lease payments for the use of our headquarters. Based on the services provided by ISP in 2000 to us and G-I Holdings under the management agreement, the aggregate amount payable by us to ISP under the management agreement for 2001 is expected to be approximately $6.6 million. Certain of our executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the management agreement.

     Due to the unique nature of the services provided under the management agreements comparisons with third party arrangements are difficult. However, we believe that the terms of the management agreement taken as a whole are no less favorable to us than could be obtained from an unaffiliated third party.

CERTAIN PURCHASES

     We purchase all of our colored roofing granules requirements from ISP under a requirements contract, except for the requirements of certain of our roofing plants, which are supplied by third parties. Effective January 1, 2001, this contract was amended and restated to provide, among other things, that the contract will expire on December 31, 2001, unless extended by the parties. In 2000, we purchased in the aggregate approximately $59.3 million of mineral products from ISP.

TAX SHARING AGREEMENT

     We entered into a tax sharing agreement dated January 31, 1994 with G-I Holdings with respect to the payment of federal income taxes and certain related matters. During the term of the tax sharing agreement, which is effective for the period during which we or any of our domestic subsidiaries is included in a consolidated federal income tax return for the G-I Holdings consolidated tax group, we are obligated to pay G-I Holdings an amount equal to those federal income taxes we would have incurred if we, on behalf of ourselves and our domestic subsidiaries, filed our own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by us to G-I Holdings in future years, but cannot be carried back. If we ever were to leave the G-I Holdings consolidated tax group, we would be required to pay to G-I Holdings the value of any tax attributes to which we would succeed under the consolidated return regulations to the extent the tax attributes reduced the amounts otherwise payable by us under the tax sharing agreement. Under certain circumstances, the provisions of the tax sharing agreement could result in us having a greater liability under the agreement than we would have had if we and our domestic subsidiaries had filed our own separate federal income tax return. Under the tax sharing agreement, we and each of our domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of G-I Holdings or its subsidiaries for years prior to the adoption of the tax sharing agreement that relate to our business or assets or the business or assets of any of our domestic subsidiaries. Although, as a member of the G-I Holdings consolidated tax group, we are severally liable for all federal income tax liabilities of the G-I Holdings consolidated tax group, including tax liabilities not related to our business, G-I Holdings has agreed to indemnify us and our subsidiaries for all tax liabilities of the G-I Holdings consolidated tax group other than tax liabilities arising from our operations and the operations of our domestic subsidiaries and tax liabilities for tax years pre-dating the tax sharing agreement that relate to our business or assets and the business or assets of any of our domestic subsidiaries. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations. See the risk factor discussing G-I Holdings' inability to satisfy its indemnification obligations. See "Business -- Legal Proceedings -- Bodily Injury Claims." The tax sharing agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the tax sharing agreement, G-I Holdings makes all decisions with respect to all matters relating to taxes of the G-I Holdings consolidated tax group. The provisions of the tax sharing agreement take into account both the federal income taxes we would have incurred if we filed our own separate federal income tax return and the fact that we are a member of the G-I Holdings consolidated tax group for federal income tax purposes.

INTERCOMPANY BORROWINGS

     BMCA makes loans to, and borrows from, G-I Holdings and its subsidiaries from time to time at prevailing market rates. As of December 31, 2000, no loans were owed to BMCA by G-I Holdings and no loans were owed by us to affiliates. In addition, we make non-interest bearing advances to affiliates, of which $59.1 million and $0 were outstanding at December 31, 1999 and 2000, respectively. In 1999 and 2000, we made distributions of $60.0 and $106.2 million, respectively, to our parent corporations. The distribution of $106.2 million in 2000 represented the write-off of outstanding advances made to our parent corporations that we determined were uncollectible. See Note 15 to Consolidated Financial Statements.

                               SELLING NOTEHOLDER

     The following table sets forth certain information regarding the beneficial ownership of these notes by the selling noteholder. All information contained in the table below is based upon beneficial ownership as of March 1, 2001 as reported to us by BNY Capital Markets, Inc.

                                               AMOUNT OF NOTES                          AMOUNT OF NOTES
                                              BENEFICIALLY OWNED    AMOUNT OF NOTES    BENEFICIALLY OWNED
SELLING NOTEHOLDER                             BEFORE OFFERING       BEING OFFERED     AFTER OFFERING(1)
------------------                            ------------------    ---------------    ------------------
BNY Capital Markets, Inc....................     $35,000,000          $35,000,000            $0.00

---------------
(1) This table assumes that all notes owned by the selling noteholder which are offered by this prospectus are being sold. The selling noteholder reserves the right to accept or reject, in whole or in part, any proposed sale of notes. The selling noteholder also may offer and sell less than the number of notes indicated. The selling noteholder is not making any representation that any notes covered by this prospectus will or will not be offered for sale.

     BNY Capital Markets, Inc., the selling noteholder, has engaged in investment banking and other commercial dealings in the ordinary course of business with us. BNY Capital Markets, Inc. received customary fees and commissions for its services. BNY Capital Markets, Inc. and its affiliates may in the future engage in investment banking and other commercial dealings with us.

                            DESCRIPTION OF THE NOTES

     You can find the definitions of certain terms used in this section under the subheading "Certain Definitions." In this section, the words "we," "our" and "us" refer only to Building Materials Corporation of America, as a separate entity, and do not include any of its subsidiaries.

     We issued the notes under an indenture between us and The Bank of New York, as trustee, dated as of July 5, 2000, as amended by the First Supplemental Indenture, dated as of December 4, 2000. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of certain of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed the indenture and the first supplemental indenture as an exhibit to the registration statement which includes this prospectus.

BRIEF DESCRIPTION AND RANKING OF THE NOTES

     The notes:

     - are secured by the Collateral, subject to its release as described in "-- Security" below;

     - are senior in right of payment to all our subordinated and unsecured debt;

     - rank equally in right of payment to our 7 3/4% Senior Notes due 2005, our 8 5/8% Senior Notes due 2006, our 8% Senior Notes due 2007 and our 8% Senior Notes due 2008; and

     - rank junior to our borrowings under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness to the extent of the Collateral.

GUARANTEES

     The notes are unconditionally guaranteed by all of our current and future direct and indirect wholly-owned domestic subsidiaries, other than BMCA Receivables Corporation.

     The guarantees:

     - are joint and several obligations of each guarantor;

     - are senior in right of payment to all existing and future unsecured and subordinated indebtedness of each guarantor;

     - rank equally in right of payment to each guarantor's guarantee under the Other Senior Notes; and

     - rank junior to each guarantor's guarantee under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness to the extent of the Collateral.

     Upon the sale or disposition, by merger or otherwise, of all of the capital stock of a guarantor to an entity which is not one of our subsidiaries, that guarantor will be deemed released from all obligations under its guarantee. The other guarantors will remain liable for the full amount of principal and interest on the notes as provided in its guarantee.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

     - was insolvent or rendered insolvent by reason of that incurrence;

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

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In the event that a guarantee would constitute or result in a violation of the federal bankruptcy law or any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under its guarantee will be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar law.

SECURITY

     Our obligations under the notes are secured by a second-priority lien in favor of The Bank of New York, as collateral agent, in substantially all of the assets of BMCA and each Guarantor (as defined below), including the equity interests of each of BMCA's and each Guarantor's subsidiaries (limited to two-thirds of the equity interests of any subsidiary that is a controlled foreign corporation), the equity interests of BMCA Receivables Corporation, material real property, intellectual property, receivables, cash, cash equivalents and marketable securities. All of the property and assets set forth in the previous sentence are collectively referred to in this prospectus as the Collateral. The notes, including the subsidiary guarantees thereunder, are guaranteed by all of BMCA's current and future direct and indirect domestic subsidiaries, other than BMCA Receivables Corporation. We refer to these subsidiaries collectively as the "Guarantors."

     The Collateral is also subject to a first-priority lien in favor of the lenders under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness.

     The Security Agreement grants a security interest in the Collateral to The Bank of New York, as Collateral Agent, on behalf of the lenders under the New Credit Agreement, the Existing Credit Agreement, the Other Indebtedness and the holders of the Senior Notes. The Collateral Agent Agreement provides for the sharing of proceeds with respect to any foreclosure or other remedy in respect of the Collateral securing obligations under the New Credit Agreement, the Existing Credit Agreement, the Other Indebtedness and the Senior Notes.

     Under the collateral release provisions contained in the Collateral Agent Agreement, the collateral agent can only take action to enforce the security interest in the Collateral upon instructions from a Required Lender Representative that a Notice of Default (as described below) has been given and not withdrawn. For so long as the New Credit Agreement remains outstanding, the Required Lender Representative is the Administrative Agent under the New Credit Agreement. After the New Credit Agreement has been paid in full in cash but for so long as the Existing Credit Agreement remains outstanding, the Required Lender Representative is the Administrative Agent under the Existing Credit Agreement. After the New Credit Agreement and the Existing Credit Agreement have been paid in full in cash, the Required Lender Representative is the holders of the Other Indebtedness acting together. As a result, without the consent of the Administrative Agent (acting upon the instruction of a majority in interest of those holders with a first-priority lien on the Collateral) under the New Credit Agreement, the Administrative Agent under the Existing Credit Agreement or the holders of the Other Indebtedness, the Trustee under the indentures governing the Senior Notes will be unable to cause the Collateral Agent to foreclose on the Collateral. The Collateral Agent Agreement will not affect, however, any rights of the holders of the Senior Notes or the Trustee under the indentures governing the Senior Notes in connection with any defaults under the indentures. If an event of default occurs under the indenture governing the notes and a declaration of acceleration occurs as a result, the trustee, on behalf of the holders of the notes, in addition to any rights or remedies available to it under the indenture, must notify the collateral agent under the Collateral Agent Agreement.

     A Notice of Default includes both a Notice of Actionable Default and a Notice of Acceleration Default. A Notice of Acceleration Default involves a written certification of an event of default under one

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

of the indentures governing the Senior Notes, the New Credit Agreement, the Existing Credit Agreement or the Other Indebtedness which event of default has resulted in an acceleration of such Senior Notes or other indebtedness. A Notice of Actionable Default involves a written certification of an event of default under one of the indentures governing the Senior Notes, the New Credit Agreement, the Existing Credit Agreement or the Other Indebtedness that has not yet resulted in an acceleration of such Senior Notes or other indebtedness.

     The lenders under the Existing Credit Agreement, the New Credit Agreement and the Other Indebtedness are not permitted to instruct the collateral agent to release a security interest in specific portions of the Collateral without the consent of the requisite holders of the Senior Notes except to the extent that
(1) the net cash proceeds of the Collateral so released are used to pay amounts owing under the Credit Documents, and, to the extent provided for in the Collateral Agent Agreement, the Senior Notes, (2) the release of Collateral is expressly permitted or required by the terms of the Credit Documents as such agreements were in effect on December 22, 2000, (3) the release is required as a matter of law or (4) the lenders under the Existing Credit Agreement and the New Credit Agreement make a determination that maintaining such Collateral would be materially adverse to all of the secured parties.

     If the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness are repaid in full in cash (and a secured credit facility is not entered into to replace those facilities), holders of the Senior Notes would no longer have any lien on the Collateral unless (1) the repayment of those facilities was not then permitted by the terms of the indentures governing the Senior Notes, (2) an event of default under the indentures governing the Senior Notes, the Existing Credit Agreement or the New Credit Agreement exists at the time of such repayment (including if BMCA is then the subject of bankruptcy proceedings) or (3) the cash for such repayment was obtained through the concurrent sale of assets of BMCA or its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     We issued on July 5, 2000 notes with an aggregate principal amount of $35,000,000 to BNY Capital Markets, Inc. The notes may be transferred in integral multiples of $1,000. We may issue additional notes under the indenture in the future provided that the aggregate principal amount of all outstanding notes under the indenture does not exceed $150,000,000. The notes will mature on September 18, 2003.

     Interest on the notes accrues at the rate of 10 1/2% per annum and is payable quarterly on January 1, April 1, July 1 and October 1, commencing on April 1, 2001. We will make each interest payment to holders of record of the notes on the immediately preceding December 15, March 15, June 15 and September
15. The interest rate on the notes is subject to increase by an additional 0.5% per annum if the shelf registration statement of which this prospectus is a part ceases to be effective prior to December 22, 2002 (or such later time as provided in the registration rights agreement).

     If we fail to pay interest on the notes, we will pay the unpaid interest, plus, to the extent permitted by law, any interest payable on the unpaid interest, to the persons who are registered holders of the notes on a subsequent special record date. This special record date will be the fifteenth day before the date fixed by us for the payment of unpaid interest, whether or not that day is a business day. At least 15 days before the special record date, we will mail or cause to be mailed to each registered holder and the trustee a notice that states the special record date, the payment date and the amount of unpaid interest to be paid.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We are not obligated to set aside funds or to establish a separate account for your benefit to make the required interest and principal payments on the notes.

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

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a registered holder of the notes gives us wire transfer instructions, we will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you.

TRANSFER AND EXCHANGE

     You may transfer or exchange your notes in accordance with the indenture. The registrar and the trustee may require you to furnish, among other things, appropriate endorsements and transfer documents and we may require you to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. We also are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of the note for all purposes.

REPURCHASE AT YOUR OPTION

  Change of Control

     If a Change of Control (as defined in the section entitled "Certain Definitions" below) occurs, you will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of your notes on the date which is 25 business days after the date the Change of Control notice is mailed or required to be mailed. In the Change of Control offer, we will offer cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the repurchased notes, if any, to the payment date. Within ten business days following any Change of Control, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the Change of Control notice. The procedures for this purchase will be described in the notice. We will comply with all applicable federal and state securities laws in connection with the repurchase of the notes as a result of a Change of Control.

     Each Change of Control notice will state:

          (1) that the Change of Control offer is being made in accordance with the indenture and that all notes tendered will be accepted for payment;

          (2) the purchase price and the payment date;

          (3) that any note not tendered will continue to accrue interest;

          (4) that, unless we fail to pay for a note in the Change of Control offer, any note accepted for payment will cease to accrue interest after the payment date;

          (5) that, if you elect to have a note purchased pursuant to a Change of Control offer, you will be required to surrender the note in accordance with the instructions set forth in the Change of Control notice;

          (6) that we have the right, as described in the next paragraph, to purchase any notes not tendered at the call price; and

          (7) the circumstances and relevant facts regarding the Change of Control.

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

     If a Change of Control occurs, and holders do not require us to purchase all outstanding notes as described above, we may purchase all, but not less than all, of the outstanding notes at the following price:

          (1) 100% of the principal amount of the notes then outstanding; plus

          (2) accrued interest to the date of purchase; plus

          (3) the Applicable Premium (as defined in the section entitled "Certain Definitions" below).

     We must give you notice of any purchase to be made as described in this paragraph no later than 10 days after the payment date applicable to the Change of Control giving rise to the purchase. We must purchase the notes within 30 days of the date of this notice.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the indenture. We urge you to read the indenture for the full definition of all of these terms.

     "Acquired Debt", with respect to any Person, means:

          (1) Debt, including any then unutilized commitment under any revolving working capital facility, of an entity, which entity is acquired by that Person or any of its subsidiaries after July 5, 2000; provided that the Debt, including any revolving working capital facility,

             (A) is outstanding at the time of the acquisition of the acquired entity,

             (B) is not created in contemplation of the acquisition and

             (C) is not, directly or indirectly, recourse, including by way of set-off, to that Person or its subsidiaries or any of their respective assets other than to the entity and its subsidiaries acquired and the assets of the entity and its subsidiaries acquired;

          (2) Debt of that Person that is not, directly or indirectly, recourse, including by way of set-off, to that Person and its subsidiaries or any of their respective assets other than to specified assets acquired by that Person or its subsidiaries after July 5, 2000, which Debt is outstanding at the time of the acquisition of those assets and is not created in contemplation of the acquisition; or

          (3) refinancings of Debt described in clause (1) or (2), provided that the recourse with respect to the refinancing Debt is limited to the same extent as the Debt refinanced.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the correlative meanings. For the avoidance of doubt, ISP and its Affiliates, so long as they are under common control with us, will be deemed to be our Affiliates.

     "Applicable Premium" means, with respect to any note, the greater of:

          (1) 1.0% of the principal amount of the note; and

          (2) the excess, if any, of:

             (A) the present value of the remaining interest payments, principal and future optional redemption premium of the note, discounted on a semi-annual bond equivalent basis from the maturity date of the note to the applicable date of purchase at a per annum interest rate equal to the Treasury Yield for the purchase date plus 100 basis points, over

             (B) the sum of the principal amount of the note plus accrued and unpaid interest to the purchase date.

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

     "Asset Sale" means, with respect to any Person, the sale, lease, assignment or other disposition, including, without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction, by that Person or any of its subsidiaries in any single transaction or series of related transactions which consists of the disposition of:

          (1) any Capital Stock of any subsidiary; or

          (2) all or substantially all of the properties and assets of any division or line of business of that Person or any subsidiary of that Person, other than of a Non-Recourse Subsidiary, to any other Person other than our company or one of our subsidiaries.

     For the purposes of this definition, the term "Asset Sale" will not include:

          (1) any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions described under "-- Limitation on Merger or Sale of Assets" or

          (2) any sale, lease, assignment or other disposition by a Person that has outstanding senior debt securities all of which

             (A) are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or

             (B) are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade.

     "Average Life" means, with respect to any Debt, the quotient obtained by dividing

          (1) the sum of the products of

             (A) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of the Debt to the date, or dates, of each successive scheduled principal payment of the Debt multiplied by

             (B) the amount of each principal payment by

          (2) the sum of all principal payments.

     "Capitalized Lease Obligation" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease. The amount of Debt represented by the rental obligation will be the capitalized amount of the rental obligation determined in accordance with GAAP and the stated maturity of the rental obligation will be the date of the last payment of rent or any other amount due in respect of the rental obligation.

     "Capital Stock" of any Person means any and all shares, interests, including partnership interests, warrants, rights, options or other interests, participations or other equivalents of or interests in, however designated, equity of such Person, including common or preferred stock, whether now outstanding or issued after July 5, 2000, but excluding any debt securities convertible into or exchangeable for such equity.

     "Cash Equivalents" means:

          (1) marketable direct obligations Issued by, or unconditionally Guaranteed by, the United States government or Issued by any agency of the United States government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of their acquisition;

          (2) marketable direct obligations Issued by any state of the United States or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date of their acquisition and, at the time of their acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of its creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of their acquisition issued by any commercial bank organized under the laws of the United States or any state in the United States or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition of the certificates of deposit or bankers' acceptances combined capital surplus of not less than $500,000,000;

          (5) Eurodollar time deposits maturing within one year from the date of acquisition of the time deposits and issued or accepted by any commercial bank having at the date of acquisition of the time deposits combined capital and surplus of not less than $500,000,000;

          (6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
     (4) above; and

          (7) investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

     "Change of Control" means the occurrence of any of the following events:

          (1) prior to the time that at least 15% of our then outstanding voting stock or the then outstanding voting stock of Parent or any subsidiary of Parent of which we are also a subsidiary is publicly traded on a national securities exchange or in the NASDAQ national market system, the Permitted Holders cease to be the "beneficial owner", as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of majority voting power of our voting stock, whether as a result of issuance of our securities or securities of any of our Affiliates, any merger, consolidation, liquidation or dissolution of our company or any of our Affiliates, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its subsidiaries or otherwise. For purposes of this clause (1) and clause (2) below, the Permitted Holders will be deemed to beneficially own any voting stock of a corporation held by any other corporation so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the voting stock of the parent corporation;

          (2) any "Person", as that term is used in sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in clause (1) above, except that a Person will be deemed to have "beneficial ownership" of all shares that the Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of our voting stock or the voting stock of Parent; provided that the Permitted Holders beneficially own, as defined in clause (1) above, directly or indirectly, in the aggregate a lesser percentage of our voting stock or the voting stock of Parent than the other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors or the Board of Directors of Parent; or

          (3) during any period of two consecutive years, individuals who at the beginning of the period constituted our Board of Directors, together with any new directors whose election by that Board or whose nomination for election by our shareholders including predecessors, was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of our Board of Directors, then in office.

     "Common Stock" of any Person means any and all shares, interests, participations, or other equivalents, however designated, of the Person's common stock whether now outstanding or issued after July 5, 2000.

     "Collateral Agent Agreement" means the collateral agent agreement, dated as of December 4, 2000, among the Company, the subsidiary guarantors identified therein, The Chase Manhattan Bank, Fleet National Bank, The Bank of New York, as collateral agent, and The Bank of New York, as indenture trustee, and The Bank of New York, as administrative agent under the Credit Agreement and the New Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     "Consent Solicitation Statement" means that certain consent solicitation statement of the Company and Building Materials Manufacturing Corporation dated December 6, 2000, as supplemented on December 20, 2000.

     "Consolidated EBITDA Coverage Ratio" with respect to any Person for any period means the ratio of:

          (1) the aggregate amount of EBITDA of that Person for that period to

          (2) Consolidated Interest Expense of that Person for that period;

          provided, that:

             (A) if the Person or any subsidiary of the Person has Issued any Debt or Capital Stock since the beginning of the period that remains outstanding on the date the calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or Capital Stock, or both, EBITDA and Consolidated Interest Expense for that period will be calculated after giving effect, on a pro forma basis, to the issuance of that Debt or Capital Stock as if that Debt or Capital Stock had been Issued on the first day of that period and the discharge of any other Debt or Capital Stock refinanced or otherwise discharged with the proceeds of the new Debt or Capital Stock as if the discharge had occurred on the first day of that period;

             (B) if since the beginning of the period the Person or any subsidiary of the Person will have made any asset sales out of the ordinary course of business, EBITDA for that period will be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of the asset sale for that period, or increased by an amount equal to the EBITDA, if negative, directly attributable to the assets for that period and Consolidated Interest Expense for that period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of that Person or any subsidiary of that Person refinanced or otherwise discharged with respect to that Person and its continuing subsidiaries, including as a result of the assumption of the Debt or Capital Stock by the purchaser of the assets, provided that the Person or any of its subsidiaries is no longer liable for that Debt or Capital Stock, in connection with that asset sale for that period, or if the Capital Stock of any subsidiary of the Person is sold, the Consolidated Interest Expense for that period directly attributable to the Debt of the subsidiary to the extent the Person and its continuing subsidiaries are no longer liable for the Debt after the sale; and

             (C) if since the beginning of the period that Person or any subsidiary of that Person, by merger or otherwise, shall have made an Investment in any subsidiary of that Person, or any Person which becomes a subsidiary of that Person, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made under this clause (C), which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for that period shall be calculated after giving pro forma effect thereto, as if that Investment or acquisition occurred on the first day of the period.

     For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest and is being given pro forma effect, the interest on the Debt and the dividends on the Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the sum of:

          (1) the interest expense of that Person and its consolidated subsidiaries, other than interest expense related to Non-Recourse Debt, for the period as determined in accordance with GAAP consistently applied, plus

          (2) the amount of all dividends paid or accrued on any series of Preferred Stock, other than non-Redeemable Stock, of that Person and its subsidiaries, other than Non-Recourse Subsidiaries.

     "Consolidated Net Income" or "Consolidated Net Loss" means, with respect to any Person, for any period, the consolidated net income or net loss of that Person and its consolidated subsidiaries for the period as determined in accordance with GAAP, adjusted, to the extent included in calculating the net income or net loss, by excluding:

          (1) all extraordinary gains or losses in the period;

          (2) net income or net loss of any other Person attributable to any period prior to the date of combination of that other Person with that Person or any of its subsidiaries on a "pooling of interests" basis;

          (3) net gains or net losses in respect of dispositions of assets by that Person or any of its subsidiaries, including pursuant to a sale-and-leaseback arrangement, other than in the ordinary course of business;

          (4) the net income or net loss of any subsidiary of that Person to the extent that the declaration of dividends or distributions by that subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that subsidiary or its shareholders;

          (5) the net income or net loss of any other Person that is not a subsidiary of the first Person with respect to which Consolidated Net Income is being calculated and in which any other Person, other than the first Person and/or any of its subsidiaries, has an equity interest or of a Non-Recourse Subsidiary of the first Person, except to the extent of the amount of dividends or other distributions actually paid or made to the first Person or any of its subsidiaries by the other Person during the period, subject, in the case of a dividend or distribution received by a subsidiary of the first Person, to the limitations contained in clause (4) above;

          (6) any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received;

          (7) any reserve established at the time our Affiliates first acquired U.S. Intec; and

          (8) the cumulative effect of a change in accounting principles.

     In determining Consolidated Net Income or Consolidated Net Loss, gains or losses resulting from the early retirement, extinguishment or refinancing of indebtedness for money borrowed, including any associated fees and expenses shall be deducted or added back, respectively.

     "Consolidated Net Worth" of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Person as at that date less, to the extent otherwise included, any amounts attributable to Redeemable Stock.

     "Credit Agreement" means the amended and restated Credit Agreement, dated as of December 4, 2000, among the Company, the lenders party thereto, Fleet National Bank, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent and The Bank of New York, as Swing Line Lender and as Administrative Agent, as the same may be amended, supplemented, refinanced (including by the DIP Facility) or otherwise modified from time to time.

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

     "Debt" of any Person means, without duplication:

          (1) the principal in respect of:

             (A) indebtedness of the Person for money borrowed; and

             (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable, other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of the Person;

          (2) all Capital Lease Obligations of the Person;

          (3) all obligations of the Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement, but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business;

          (4) all obligations of the Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction. This clause does not include obligations with respect to letters of credit securing obligations, other than obligations described in (1) through (3) above, entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit;

          (5) the amount of all obligations of the Person with respect to the redemption, repayment or other repurchase of any Preferred Stock, but excluding any accrued dividends;

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of those obligations and dividends; and

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any lien on any property or asset of that Person whether or not the obligation is assumed by that Person, the amount of the obligation being deemed to be the lesser of the value of that property or assets or the amount of the obligation secured.

     For purposes of the "Limitation on Asset Sales" covenant our Debt or Debt of any of our subsidiaries will include the provision for existing or future asbestos-related bodily injury claims, as set forth in our then most recent consolidated financial statement.

     "DIP Facility" shall have the meaning ascribed to such term in the New Credit Agreement.

     "EBITDA" with respect to any Person for any period means the Consolidated Net Income of that Person for the period, adjusted to the extent deducted in calculating the Consolidated Net Income by adding back, without duplication:

          (1) income tax expense of that Person and its subsidiaries accrued in accordance with GAAP for the period, other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income;

          (2) Consolidated Interest Expense of that Person for the period;

          (3) depreciation expense of that Person for the period;

          (4) amortization expense of that Person for the period; and

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          (5) minority interest in any non Wholly-Owned Recourse Subsidiary that is otherwise consolidated in the financial statements of that Person, but only so long as the subsidiary is consolidated with that Person for the period for U.S. federal income tax purposes.

     "Granules Contracts" means (1) the supply agreement, dated as of January 1, 1995 between us and ISP Technologies, Inc., as amended through July 5, 2000 and
(2) the letter dated November 9, 1995 from ISP Mineral Products Inc. to U.S. Intec.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of the Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the Person:

          (1) to purchase or pay, or advance or supply funds for the purchase or payment of, that Debt or other obligation of the other Person, whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

          (2) entered into for the purpose of assuring the obligee of that Debt or other obligation in any other manner of the payment of the obligation or to protect the obligee against loss in respect of the obligation, in whole or in part;

     provided, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person. An Investment does not include advances or loans to customers in the ordinary course of business, which are recorded in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making the advances or loans.

     "ISP" means International Specialty Products Inc., a Delaware corporation, and its successors.

     "Issue" means issue, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time a Person becomes a subsidiary of another Person, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be issued by the subsidiary at the time it becomes a subsidiary of the other Person.

     "Management Agreement" means the amended and restated management agreement, dated as of January 1, 1999, among GAF Corporation, G-I Holdings Inc., G Industries Corp., Merick Inc., GAF Fiberglass Corporation, ISP, GAF Building Materials Corporation, GAF Broadcasting Company, Inc., us and ISP Opco Holdings Inc., as amended through July 5, 2000.

     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Assets" means assets, singly or in the aggregate, the book or fair market value of which equals 5% or more of our consolidated tangible assets, as set forth on our most recently publicly available balance sheet.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by us or any of our subsidiaries from the Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;

          (2) taxes paid or payable

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             (A) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements and

             (B) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction;

          (3) a reasonable reserve for the after-tax cost of any indemnification obligations, fixed and/or contingent, attributable to seller's indemnities to the purchaser undertaken by us or any of our subsidiaries in connection with the Asset Sale; and

          (4) repayment of Debt that is required to be repaid in connection with the Asset Sale, under the agreements governing the Debt or Asset Sale.

     "New Credit Agreement" means the secured credit agreement, dated as of December 4, 2000, among the Company, the Lenders party thereto, and The Bank of New York, as Swing Line Lender and as Administrative Agent, as the same may be amended, supplemented, refinanced (including by the DIP Facility) or otherwise modified from time to time.

     "Non-Recourse Debt" of any Person means Debt or the portion of Debt:

          (1) as to which neither Parent nor any of its subsidiaries, other than a Non-Recourse Subsidiary:

             (A) provides credit support, including any undertaking, agreement or instrument which would constitute Debt;

             (B) is directly or indirectly liable; or

             (C) constitutes the lender; and

          (2) no default with respect to which, including any rights which the holders of the Debt may have to take enforcement action against the assets of a Non-Recourse Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Debt of the Person or its subsidiaries, other than Non-Recourse Subsidiaries, to declare a default on the other Debt or cause the payment of the other Debt to be accelerated or payable prior to its stated maturity.

     "Non-Recourse Subsidiary" of any Person means a subsidiary:

          (1) which has been designated as a Non-Recourse Subsidiary;

          (2) which has not acquired any assets directly or indirectly from Parent or any of its subsidiaries other than at fair market value, including by the receipt of Capital Stock of the Non-Recourse Subsidiary; provided that, if any acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, the acquisition or series of related acquisitions shall be approved by a majority of our Board of Directors in a board resolution which shall set forth that the acquisitions are being, or have been, made at fair market value; and

          (3) which has no Debt other than Non-Recourse Debt.

     "Other Indebtedness" means the obligations under that certain promissory note issued by BMCA to The Chase Manhattan Bank dated as of the effective date of the New Credit Agreement which was issued to replace the obligations of BMCA under that certain platinum bullion lease effective December 1, 2000 (and any subsequent confirmations of such lease entered into prior to the effective date of the New Credit Agreement) and approximately $3.5 million of obligations under a standby letter of credit, dated as of June 4, 1999, issued by Fleet National Bank in connection with BMCA's Shafter, California facility, as each may be amended, supplemented, refinanced (including by the DIP Facility) or otherwise modified from time to time and any hedging obligations entered into with counterparties that are the lenders or affiliates of the lenders under the New Credit Agreement and the Credit Agreement.

     "Parent" means GAF Corporation so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of our voting stock.
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     "Permitted Holders" means

          (1) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and

          (2) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

     "Permitted Lien" means:

          (1) liens for taxes, assessments and governmental charges to the extent not required to be paid under the indenture;

          (2) statutory liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (3) pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers' compensation, unemployment insurance or similar legislation;

          (4) liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature, other than for borrowed money;

          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with our business and the businesses of our subsidiaries, taken as a whole;

          (6) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (7) judgment and attachment liens not giving rise to a default or event of default;

          (8) leases or subleases granted to others not interfering in any material respect with our business and the business of our subsidiaries, taken as a whole;

          (9) liens encumbering deposits made in the ordinary course of business to secure non-delinquent obligations arising from statutory, regulatory, contractual or warranty requirements of us or any of our subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (10) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any interest or title resulting from or arising out of default by us or any of our subsidiaries of our obligations under any lease which is material;

          (11) liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the indenture and under which we or any of our subsidiaries is lessee;

          (12) broker's liens securing the payment of commissions and management fees in the ordinary course of business;

          (13) liens on cash and cash equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent these liens are required from customers generally, regardless of creditworthiness, in accordance with customary market practice;

          (14) liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for our account or the account of any of our subsidiaries in the ordinary course of business, other than letters of credit issued as credit support for any Debt;

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

          (15) liens arising in respect of accounts receivable arising as a result of non-recourse sales of accounts receivable; and

          (16) liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by the Non-Recourse Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the corporation, over shares of Capital Stock of any other class of the corporation. Preferred Stock of any Person shall include Redeemable Stock of the Person.

     "Private Exchange Notes" mean a like principal amount of our debt securities identical in all material respects to the notes that may be issued to the initial purchaser under the circumstances set forth in the registration rights agreement.

     "Receivables Financing Agreement" means the Pooling and Servicing Agreement, dated as of November 1, 1996, among us, BMCA Receivables Corporation and The Bank of New York, as trustee, and related agreements, as amended or supplemented.

     "Recourse Subsidiaries" of any Person means all subsidiaries of that Person other than Non-Recourse Subsidiaries of that Person.

     "Redeemable Stock" means, with respect to any Person, Capital Stock of that Person that by its terms or otherwise

          (1) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the stated maturity of the notes,

          (2) is redeemable or puttable, directly or indirectly, at the option of the holder at any time on or prior to the ninetieth day after the stated maturity of the notes, or

          (3) is exchangeable or convertible into another security, other than a security that is not itself Redeemable Stock.

     "Restricted Investment" means, with respect to us or any of our subsidiaries, an Investment in one of our Affiliates; provided, that the following shall not be Restricted Investments:

          (1) Investments in our company or any of our Recourse Subsidiaries;

          (2) Investments in Unrestricted Affiliates; and

          (3) Investments in Affiliates that become, as a result of the Investment, Recourse Subsidiaries.

     "Restricted Payment" means

          (1) the declaration or making of any dividend or of any other payment or distribution, other than dividends, payments or distributions payable solely in shares of our Capital Stock other than Redeemable Stock, on or with respect to our Capital Stock, other than Redeemable Stock; and

          (2) any payment on account of the purchase, redemption, retirement or other acquisition for value of our Capital Stock, other than Redeemable Stock.

     "Restricted Security" has the meaning set forth in Rule 144(a)(3) under the Securities Act.

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     "Significant Subsidiary" means

          (1) any of our subsidiaries, other than a Non-Recourse Subsidiary, which at the time of determination either:

             (A) had assets which, as of the date of our most recent quarterly consolidated balance sheet, constituted at least 5% of our total assets on a consolidated basis as of that date, in each case determined in accordance with GAAP; or

             (B) had revenues for the 12-month period ending on the date of our most recent quarterly consolidated statement of income which constituted at least 5% of our total revenues on a consolidated basis for that period; or

          (2) any of our subsidiaries, other than a Non-Recourse Subsidiary, which, if merged with all of our "defaulting subsidiaries" (as that term is defined in the indenture), would at the time of determination either:

             (A) have had assets which, as of the date of our most recent quarterly consolidated balance sheet, would have constituted at least 10% of our total assets on a consolidated basis as of that date; or

             (B) have had revenues for the 12-month period ending on the date of our most recent quarterly consolidated statement of income which would have constituted at least 10% of our total revenues on a consolidated basis for that period, each determination being made in accordance with GAAP.

     "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the applicable redemption date or, if the Statistical Release is no longer published, any publicly available source of similar data, most nearly equal to the then remaining Average Life of the notes; provided that, if the Average Life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation calculated to the nearest one-twelfth of a year from the weekly average yields of United States Treasury securities for which yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Affiliate" means a Person, other than one of our subsidiaries except a Non-Recourse Subsidiary, controlled by, or under common control with, us in which no Affiliate of ours, other than (1) our company or a Wholly-Owned Recourse Subsidiary, (2) any of our directors or officers or director or officer of any of our subsidiaries, whose primary employment is by us or any of our subsidiaries other than a Non-Recourse Subsidiary, except for Permitted Holders or members of their immediate family and (3) another Unrestricted Affiliate, has an Investment.

     "U.S. Government Obligations" means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Wholly-Owned Recourse Subsidiary" means a subsidiary of a Person, other than a Non-Recourse Subsidiary, all the Capital Stock of which, other than directors' qualifying shares, is owned by that Person or another Wholly-Owned Recourse Subsidiary of that Person.

     "Wholly-Owned Subsidiary" means a subsidiary all the Capital Stock of which, other than directors' qualifying shares, is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.

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MATERIAL OPERATING RESTRICTIONS

  Summary

     In general, subject to several exceptions, the indenture will limit, among other things:

     - the incurrence of additional debt by us and certain of our subsidiaries unless certain leverage ratios are met or if the debt is permitted by the terms of the Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000;

     - the issuance of preferred stock by us and our subsidiaries;

     - the making of investments in other persons in excess of certain maximum aggregate dollar amounts;

     - until December 22, 2003, the payment of dividends on our capital stock unless the payment of the dividends is permitted by the terms of the Credit Agreement and the New Credit Agreement as each such agreement was in effect on December 22, 2000;

     - after December 22, 2003, the making of restricted payments in an amount exceeding $15 million per year;

     - the creation of liens unless the notes are equally and ratably secured by that lien;

     - transactions with affiliates, other than transactions permitted by other sections of the indenture, unless those transactions are on arms' length terms and approved by our Board of Directors and, in transactions that exceed a specified dollar amount or if each member of our Board of Directors has a personal stake in the transactions, a nationally recognized investment banking firm has given a written opinion regarding the fairness of the transaction;

     - the ability of any of our subsidiaries to create restrictions on the subsidiary's ability to pay dividends or debt owed to us or any of our other subsidiaries;

     - sales of assets, unless the sales are for fair market value, substantially for cash, and, in certain circumstances, the proceeds from the sales are used to prepay debt, including the notes, or to invest in additional assets; and

     - consolidations, mergers and transfers of all or substantially all of our assets, unless the successor entity expressly agrees to assume our obligations under the indenture, no event of default has occurred or is continuing, additional debt could be incurred and the surviving person has a net worth not less than ours.

     The foregoing summary discusses only material provisions of some of the covenants applicable to the notes. We urge you to read the indenture and the more detailed description of these terms set forth below.

     The indenture contains, among others, the following covenants:

     Limitation on Debt. (a) The indenture provides that we shall not, and shall not permit any of our subsidiaries to Issue, directly or indirectly, any Debt unless, at the time of the Issuance and after giving effect to the
Issuance:

          (1) no default or event of default shall have occurred and be continuing; and

          (2) our Consolidated EBITDA Coverage Ratio for our most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date the Debt is Issued is at least 2.00 to 1.00.

     (b) Even if we do not meet the above conditions, the indenture provides that we may Issue the following Debt:

          (1) The notes (other than the additional notes), the Private Exchange Notes and the guarantees thereof by the guarantors;

          (2) (A) Debt Issued by us to, and held by, one of our Wholly-Owned Recourse Subsidiaries and (B) Debt of one of our Recourse Subsidiaries Issued to, and held by, us or one of our Wholly-

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

     Owned Recourse Subsidiaries; provided that any subsequent transfer of this Debt, other than to us or to one of our Wholly-Owned Recourse Subsidiaries, shall be deemed, in each case, to constitute the Issuance of this Debt by us or the Subsidiary;

          (3) Debt the proceeds of which are used by us to acquire assets; provided, that, after giving effect to the Issuance of this Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause (3), including all refinancings of debt then outstanding, shall not at any time exceed $80,000,000;

          (4) Acquired Debt;

          (5) (A) Debt outstanding on July 5, 2000, including our 7 3/4% Senior Notes due 2005, our 8 5/8% Senior Notes due 2006, our 8% Senior Notes due 2007 and our 8% Senior Notes due 2008, and (B) Debt Issued to refinance any Debt permitted by paragraph (a) above, this clause (5) or by clauses (1),
     (3), (7), (9) and (10); provided, that, in the case of a refinancing:

             (a) the amount of the Debt Issued shall not exceed the principal amount or the accreted value, in the case of Debt Issued at a discount, of the Debt refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with the refinancing;

             (b) the Average Life and Stated Maturity of the Debt Issued shall equal or exceed that of the Debt refinanced;

             (c) the Debt Issued shall not rank senior in right of payment to the Debt being refinanced;

             (d) if the Debt being refinanced does not bear interest in cash prior to a specified date, the refinancing Debt shall not bear interest in cash prior to the specified date;

             (e) if the Debt being refinanced is Debt permitted by clause (3) above, the refinancing Debt is not secured by any assets not securing the Debt refinanced or securing any improvements, additions or replacements of those assets; and

             (f) the obligors with respect to the refinancing Debt shall not include any Persons who were not obligors, including predecessors of those Persons, with respect to the Debt being refinanced;

          (6) Non-Recourse Debt of one of our Non-Recourse Subsidiaries and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries;

          (7) Debt under the Credit Agreement in an aggregate principal amount not to exceed $110,000,000;

          (8) Debt secured by receivables, including to refinance the Receivables Financing Agreement, provided that the Debt does not exceed 85% of the face amount of the receivables;

          (9) Debt represented by the Other Indebtedness as such agreements were in effect on the effective date of the New Credit Agreement;

          (10) Debt represented by the New Credit Agreement in an aggregate principal amount not to exceed $100,000,000;

          (11) Debt permitted to be incurred under the Credit Agreement or the New Credit Agreement as each such agreement was in effect on the effective date thereof; and

          (12) beginning on December 22, 2001, Debt, other than Debt identified in clauses (1) through (11) above, in an aggregate principal amount outstanding at any one time not to exceed $30,000,000.

     Limitation on Preferred Stock. The indenture provides that we may, and our subsidiaries may, issue the following Preferred Stock:

          (1) Preferred Stock of our company or Preferred Stock of any of our subsidiaries issued to and held by us or one of our Wholly-Owned Recourse Subsidiaries; provided that any subsequent transfer
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

     of that Preferred Stock, other than to us or to one of our Wholly-Owned Recourse Subsidiaries, or if the Wholly-Owned Recourse Subsidiary ceases to be one of our Wholly-Owned Recourse Subsidiaries shall be deemed, in each case, to constitute the Issuance of that Preferred Stock by us or the subsidiary;

          (2) Preferred Stock, other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above; provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant and dividends on such Preferred Stock shall be included in determining our Consolidated Interest Expense for purposes of calculating our Consolidated EBITDA Coverage Ratio under paragraph (a) of "Limitation on Debt;" and

          (3) Preferred Stock of our company, other than Redeemable Stock.

     Guarantees. To the extent we or any of our subsidiaries Guarantee any of our Debt or Debt of any other subsidiary, the Guarantee and the Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If we or any of our subsidiaries Guarantee any Debt of a Person that, subsequent to the Issuance of the Guarantee, becomes one of our subsidiaries, the Guarantee and the Debt Guaranteed shall be deemed to be the same Debt, which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     Limitation on Restricted Payments and Restricted Investments. (a) Subject to clause (c) below, so long as no default or an event of default shall have occurred and be continuing, we may make, and our subsidiaries may make, directly or indirectly, any Restricted Payment or Restricted Investment so long as, at the time of the Restricted Payment or Restricted Investment and immediately after giving effect to the Restricted Payment or Restricted Investment, the aggregate amount of Restricted Payments made since July 5, 2000 and the aggregate amount of Restricted Investments made since July 5, 2000 and then outstanding shall not exceed the sum of:

          (1) 75% of our cumulative Consolidated Net Income, or minus 100% of our cumulative Consolidated Net Loss, accrued during the period beginning April 3, 1994 and ending on the last day of the fiscal quarter for which financial information has been made publicly available by us but ending no more than 135 days prior to the date of the Restricted Payment or Restricted Investment, treating the period as a single accounting period;

          (2) 100% of the net cash proceeds, including the fair market value of property other than cash as determined by our Board of Directors in good faith, as evidenced by a board resolution, received by us from any Person, other than one of our subsidiaries, from the Issuance and sale subsequent to April 3, 1994 of our Capital Stock, other than Redeemable Stock, or as a capital contribution; provided that, if the value of the non-cash contribution is in excess of $10,000,000, we shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to our shareholders or the shareholders of the subsidiary, in their capacity as shareholders, the determination as to the value of any non-cash consideration referred to in this clause (2) to be made by the investment banking firm, and the opinion shall have been delivered to the trustee;

          (3) 100% of the net cash proceeds received by us from the exercise of options or warrants on our Capital Stock, other than Redeemable Stock, since April 3, 1994;

          (4) 100% of the net cash proceeds received by us from the conversion into Capital Stock, other than Redeemable Stock, of convertible Debt or convertible Preferred Stock issued and sold, other than to a subsidiary of ours, since April 3, 1994; and

          (5) $60,000,000.

     The amount expended for purposes of calculating the aggregate amount of Restricted Payments and Restricted Investments, if other than in cash, shall be the fair market value of the property as determined
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by our Board of Directors in good faith as of the date of payment or investment.
Our designation, or the designation by any of our subsidiaries, of a subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by us in an amount equal to the outstanding Investments made by us and our subsidiaries in the Person being designated a Non-Recourse Subsidiary at the time of the designation.

     (b) Subject to clause (c) below, as long as no default or event of default shall have occurred and be continuing, the indenture provides that, notwithstanding the limitations in clause (a) above, we can make the following payments and investments:

          (1) the making of any Restricted Payment or Restricted Investment within 60 days after (A) the date of declaration of the Restricted Payment or Restricted Investment or (B) the making of a binding commitment in respect of the Restricted Payment or Restricted Investment; provided that at the date of declaration or commitment the Restricted Payment or Restricted Investment complied with paragraph (a) of this covenant;

          (2) any Restricted Payment or Restricted Investment made out of the net cash proceeds we received from the substantially concurrent sale of our Common Stock, other than to a subsidiary of ours; provided that the net cash proceeds utilized shall not be included in paragraph (a) in determining the amount of Restricted Payments or Restricted Investments we could make under paragraph (a) of this covenant;

          (3) cumulative Investments in Non-Recourse Subsidiaries not in excess of $50,000,000 in the aggregate determined as of the date of the Investment, the amount expended, if other than cash, to be determined by our Board of Directors, as evidenced by a board resolution; and

          (4) repurchases of our Capital Stock, in each case, from our employees or employees of any of our subsidiaries, other than any Permitted Holder; provided, however, that the aggregate amount of Restricted Payments made under this clause shall not exceed $1,500,000 in any fiscal year.

     Restricted Payments or Restricted Investments made pursuant to clause (2),
(3) or (4) shall not be deducted in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under paragraph (a) of this covenant.

     (c) Notwithstanding the foregoing, until December 22, 2003, we will be permitted to make a Restricted Payment to the extent, and only to the extent, that such payment is permitted by the terms of the Credit Agreement or the New Credit Agreement as each such agreement was in effect on December 22, 2000. Following December 22, 2003, we will only be permitted to make Restricted Payments pursuant to paragraph (a) above in an aggregate principal amount not to exceed $15,000,000 in any fiscal year.

     Limitation on Liens. The indenture provides that we shall not, and our subsidiaries shall not, directly or indirectly, incur or suffer to exist the following liens upon their respective property or assets whether owned on July 5, 2000 or acquired after that date, or on any income or profits from, those assets unless the notes are equally and ratably secured by such lien; provided that if the Debt secured by such lien is subordinate or junior in right of payment to the notes then the lien securing such Debt shall be subordinate or junior in priority to the lien securing the notes at least to the same extent as such Debt is subordinate or junior to the notes.

     The foregoing restrictions shall not apply to:

          (1) liens existing on July 5, 2000;

          (2) Permitted Liens;

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          (3) Purchase money liens on our assets or improvements or additions to those assets existing or created within 180 days after the time of acquisition of or improvements or additions to those assets, or replacements of those assets; provided that

             (A) the acquisition, improvement or addition is otherwise permitted by the indenture,

             (B) the principal amount of Debt, including Debt in respect of Capitalized Lease Obligations, secured by each lien on each asset shall not exceed the cost, including all Debt secured thereby, whether or not assumed, of the item subject thereto, and the liens shall attach solely to the particular item of property so acquired, improved or added and any additions or accessions to the assets, or replacements of the assets, and

             (C) the aggregate amount of Debt secured by liens permitted by this clause (3) shall not at any time exceed $40,000,000;

          (4) liens to secure refinancing of any Debt secured by liens described in clauses (1) through (3) above and (5) below; provided that

             (A) refinancing does not increase the principal amount of Debt being refinanced and

             (B) the lien of the refinancing Debt does not extend to any asset not securing the Debt being refinanced or improvements or additions to the assets, or replacements of the assets;

          (5) liens securing Acquired Debt; provided that

             (A) any lien secured the Acquired Debt at the time of the incurrence of the Acquired Debt and the lien and Acquired Debt were not incurred by us or any of our subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of the Acquired Debt by us or by one of our subsidiaries and

             (B) any lien does not extend to or cover any property or assets of ours or of any of our subsidiaries other than the property or assets that secured the Acquired Debt prior to the time the Debt became Acquired Debt of ours or of one of our subsidiaries;

          (6) liens on receivables securing Debt permitted by clause (b)(8) under the "Limitation on Debt" covenant;

          (7) liens securing intercompany Debt permitted by paragraph (b)(2) under the "Limitation on Debt" covenant;

          (8) liens securing the Credit Agreement, the New Credit Agreement and the Other Indebtedness (including Liens to be granted in connection with any Refinancing of the Credit Agreement, the New Credit Agreement and the Other Indebtedness);

          (9) liens permitted under the Credit Agreement or the New Credit Agreement as each such agreement was in effect on the effective date of the New Credit Agreement; and

          (10) beginning on December 22, 2001, liens on our assets and assets of our subsidiaries in addition to those referred to in clauses (1) through
     (9), provided that the liens only secure our Debt and Debt of our subsidiaries in an aggregate amount not to exceed at any one time outstanding $30,000,000.

  Limitation on Transactions with Affiliates.

     (a) The indenture provides that we shall not enter, and our subsidiaries shall not enter, directly or indirectly, into any transaction or series of related transactions, including, without limitation, any loan,

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

advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, with any of our Affiliates, other than the following transactions:

          (1) the making of a Restricted Payment or Restricted Investment otherwise permitted by the "Limitation on Restricted Payments and Restricted Investments" covenant or those transactions specifically permitted by paragraph (b) under that covenant,

          (2) transactions between or among our Non-Recourse Subsidiaries, or

          (3) transactions between or among us and our subsidiaries, other than Non-Recourse Subsidiaries,

unless the terms of the transaction or series of transactions (other than the transactions contemplated in subparagraphs (1), (2) and (3)) are set forth in writing and are at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person.

     With respect to transactions entered into in reliance on this paragraph (a) (other than the transactions contemplated in subparagraphs (1), (2) and (3)), if any transaction or series of related transactions involves aggregate payments or other consideration in excess of $10,000,000, the transaction or series of related transactions must be approved by a majority of those members of our Board of Directors or the Board of Directors of the subsidiary, having no personal stake in the business, transaction or transactions. These provisions do not apply to any purchase or sale of inventory in the ordinary course of business, but shall apply to any long-term arrangement involving the purchase of granules or glass fiber from, or the provision of management services of the type currently provided under the Management Agreement by, an Affiliate of ours, including ISP or one of its subsidiaries. In addition, if that transaction or series of related transactions, other than any purchase or sale of inventory in the ordinary course of business or other than purchases of granules or glass fiber from an Affiliate of ours, including ISP or one of its subsidiaries, involves aggregate payments or other consideration in excess of $35,000,000, we or the subsidiary must have also received a written opinion from a nationally recognized investment banking firm that the transaction or series of related transactions is fair to our shareholders or the shareholders of the subsidiary from a financial point of view and the opinion must have been delivered to the trustee. The value of any noncash consideration in transactions entered into in reliance on this paragraph (a) will be determined by a majority of those members of our Board of Directors or the Board of Directors of the subsidiary, having no personal stake in the business, transaction or transactions.

     In addition, if each member of our Board of Directors or the Board of Directors of the subsidiary proposing to engage in a transaction or series of related transactions described in the immediately preceding paragraph has a personal stake in the business, transaction or transactions, we or the subsidiary may enter into the transaction or series of transactions if we or the subsidiary shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to our shareholders or the shareholders of the subsidiary, in their capacity as such and the opinion shall have been delivered to the trustee. The determination as to the value of any non-cash consideration referred to in the immediately preceding paragraph will be made by that investment banking firm.

     (b) The indenture provides that notwithstanding the limitations in clause
(a) above, the following transactions are permitted:

          (1) the purchase of granules from an Affiliate of ours, including ISP or a subsidiary of ISP; provided that

             (A) subject to paragraph (c) of this covenant, the price and other terms shall not be less favorable to us than those set forth in the Granules Contracts or

             (B) a nationally recognized investment banking firm or accounting firm has delivered a written opinion to us to the effect that either the terms thereof are fair to us from a financial point of view or are on terms at least as favorable to us as those available in comparable transactions in arms'-length dealings from an unrelated third party;
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

          (2) the continuance of the Management Agreement, including with an Affiliate of ours other than ISP;

             (A) in accordance with its terms or on terms no less favorable to us than those contained in the Management Agreement or

             (B) on other terms provided that we shall have received the written opinion of a nationally recognized investment banking firm or accounting firm that either the terms thereof, from a financial point of view, are fair to us or are on terms at least as favorable to us as those available in comparable transactions in arms'-length dealings from an unrelated Person;

          (3) any transaction between us or one of our subsidiaries and its own employee stock ownership or benefit plan;

          (4) any transaction with an officer or director of ours or of any subsidiary of ours entered into in the ordinary course of business, including compensation or employee benefit arrangements with any officer or director;

          (5) any business or transaction with an Unrestricted Affiliate;

          (6) borrowings by us or our subsidiaries from Affiliates of ours; provided that the loans are unsecured, are prepayable at any time without penalty, contain no restrictive covenants and the effective cost of borrowings do not exceed the interest rate then in effect from time to time under the Credit Agreement or any refinancings of the Credit Agreement, or, if that agreement is not outstanding, under our unsecured bank debt;

          (7) payments made pursuant to the tax sharing agreement; or

          (8) purchases made pursuant to the glass fiber contract, provided that the terms of that contract are set forth in writing and are at least as favorable to us as those available in a comparable transaction in arms-length dealings with an unrelated Person.

     (c) We shall not, and our subsidiaries shall not, amend, modify or waive any provision of the tax sharing agreement, the Granules Contracts or the glass fiber contract in any manner which is significantly adverse to us or to you. An extension or modification of any of the Granules Contracts, or any similar granules purchase contract, or the glass fiber contract on terms at least as favorable to us as those available at the time of the extension or modification, or any such new agreement, in a comparable transaction in arms-length dealings with an unrelated Person shall not be deemed significantly adverse to us or you.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that we shall not, and our subsidiaries, other than Non-Recourse Subsidiaries, shall not, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to us or any of our subsidiaries,

          (2) make loans or advances to us or any of our subsidiaries,

          (3) transfer any of its properties or assets to us or

          (4) incur or suffer to exist liens in favor of the holders.

     The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of any of the following:

          (A) applicable law;

          (B) the indenture and the indentures governing our 7 3/4% Senior Notes due 2005, our 8 5/8% Senior Notes due 2006, our 8% Senior Notes due 2007 and our 8% Senior Notes due 2008;

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

          (C) customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;

          (D) any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than that Person and its subsidiaries, or the property or assets of that Person and its subsidiaries, acquired;

          (E) the liens specifically permitted by the provisions described under "-- Limitation on Liens;" provided that those liens and the terms governing those liens do not, directly or indirectly, restrict us or our subsidiaries from granting other liens, except as to the assets subject to those liens;

          (F) the Credit Agreement, the Receivables Financing Agreement, other Debt existing on July 5, 2000 or the New Credit Agreement; and

          (G) any refinancing of the Credit Agreement, the Receivables Financing Agreement, any other Debt existing on July 5, 2000 or the New Credit Agreement; provided that the terms and conditions of any refinancing agreements relating to the terms described in paragraphs (1) through (4) above are no less favorable to us than those contained in the agreements governing the Debt being refinanced.

     Limitation on Asset Sales. The indenture provides that we shall not, and our subsidiaries shall not, directly or indirectly, consummate an Asset Sale unless:

          (1) we or such subsidiary, receives consideration, including non-cash consideration, whose fair market value shall be determined in good faith by our Board of Directors or the Board of Directors of such subsidiary, as evidenced by a board resolution, at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by its Board of Directors, as evidenced by a board resolution;

          (2) at least 75% of the consideration received by us or such subsidiary, shall be cash or Cash Equivalents; provided that this clause
     (2) shall not prohibit any Asset Sale for which we or the subsidiary receives 100% of the consideration, directly or through the acquisition of capital stock of a Person, in operating assets; and

          (3) in the case of an Asset Sale by us or any of our subsidiaries, we shall commit to apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of the Asset Sale, and shall apply the Net Cash Proceeds within 360 days of receipt of the proceeds:

             (A) to invest in the businesses that we and our Recourse Subsidiaries are engaged in at the time of the Asset Sale or any like or related business;

             (B) to pay or satisfy any of our Debt or any Debt of our subsidiaries, other than Debt which is subordinated by its terms to the notes, or Preferred Stock of a subsidiary, including the Debt referred to in the last sentence of the definition thereof or make provision for the payment of Preferred Stock, through an escrow or other fund; and/or

             (C) to offer to purchase the notes in a tender offer, a "Net Proceeds Offer," at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase; provided, however, that we shall, to the extent required under the indentures governing our 7 3/4% Senior Notes due 2005, our 8 5/8% Senior Notes due 2006, our 8% Senior Notes due 2007 and our 8% Senior Notes due 2008,

                (a) first offer to purchase any of our outstanding 8 5/8% Senior Notes due 2006 in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase,

                (b) then offer to purchase any of our outstanding 8% Senior Notes due 2007 in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase,

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

                (c) then offer to purchase any of our outstanding 7 3/4% Senior Notes due 2005 in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase, and

                (d) then offer to purchase any of our outstanding 8% Senior Notes due 2008 in a tender offer at a redemption price equal to 100% of the principal amount of the notes plus accrued interest on the notes to the date of purchase;

        provided further, however, that we may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (3)(C) equal or exceed $25,000,000; provided that (1) we may retain up to $7,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period, without complying with clause (3), and
        (2) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described above under "-- Repurchase at Your Option -- Change of Control."

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer.

     Restriction on Transfer of Certain Assets to Subsidiaries. The indenture provides that if we transfer or cause to be transferred, in one transaction or a series of related transactions, Material Assets to any one or more of our Non-Recourse Subsidiaries, we shall cause the transferee subsidiary to

          (1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such transferee subsidiary shall unconditionally Guarantee, on a senior basis, all of our obligations under the notes and

          (2) deliver to the trustee an opinion of counsel that the supplemental indenture has been duly executed and delivered by the transferee subsidiary.

     Investment Company Act. The indenture provides that we will not take any action that would require us or any of our subsidiaries to register as an investment company under the Investment Company Act of 1940.

     Reports to the Securities and Exchange Commission and You. We will file with the trustee and provide to you, within 15 days after we file them with the Commission, copies of our annual report and the information, documents and other reports, or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe, which we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, without exhibits in your case, unless you make such request in writing. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will continue to file with the Commission and provide the trustee and you with the annual reports and information, documents and other reports, or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe, which are specified in Sections 13 and 15(d) of the Exchange Act, without exhibits in your case, unless you make that request in writing. We also will comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

     So long as any of the notes remain outstanding, we shall cause each annual, quarterly and other financial report mailed or otherwise furnished by us generally to public stockholders to be filed with the trustee and mailed to the holders of record at their addresses appearing in the register of notes maintained by the Registrar, in each case at the time of such mailing or furnishing to the stockholders.

     We shall provide to you or any beneficial owner of notes any information reasonably requested by you or the beneficial owner concerning us and our subsidiaries, including financial statements, necessary in order to permit you or the beneficial owner to sell or transfer notes in compliance with Rule 144A under the Securities Act or any similar rule or regulation adopted by the Commission.

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NOTIFICATION TO COLLATERAL AGENT.

     If an Event of Default occurs and is continuing, the Trustee shall notify the Collateral Agent (as defined in the Collateral Agent Agreement) of such default pursuant to the terms of the Collateral Agent Agreement and take any action as may be required thereby.

LIMITATION ON MERGER OR SALE OF ASSETS

     The indenture provides that we shall not consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of our properties and assets, either in one transaction or in a series of related transactions, to any person, unless:

          (1) we are the continuing Person, or the resulting, surviving or transferee Person, if other than us, is a corporation organized and existing under the laws of the United States or any state or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture, and the indenture shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to the transaction, and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its subsidiaries as a result of the transaction as having been issued by that Person or that subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing;

          (3) immediately before and after giving effect to the transaction, the resulting, surviving or transferee Person could incur at least $1.00 of additional Debt under paragraph (a) of the "Limitation on Debt" covenant; and

          (4) immediately after giving effect to the transaction, the resulting, surviving or transferee Person has a Consolidated Net Worth in an amount which is not less than our Consolidated Net Worth immediately prior to the transaction.

     In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, we will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer or lease and the accompanying supplemental indenture comply with this covenant and the Trust Indenture Act and that all conditions precedent provided for in the indenture relating to the transaction have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of our assets in accordance with the preceding two paragraphs, the successor corporation formed by the consolidation or into which we are merged or to which the sale, assignment, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, our company under the indenture, with the same effect as if the successor corporation had been named as the company under the indenture, and, except in the case of a lease, we will be discharged from all obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

     An event of default will occur under the indenture if:

          (1) we fail to pay interest on any note when the same becomes due and payable and the failure continues for a period of 30 days;

          (2) (A) we fail to pay the principal of any note when the same becomes due and payable at maturity or otherwise or (B) we fail to redeem or repurchase notes when required pursuant to the indenture or the notes;

          (3) we fail to comply with provisions described under "-- Limitation on Merger or Sale of Assets;"
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          (4) we fail to comply for 30 days after notice with any of our obligations (i) under the indenture regarding the maintenance of our corporate existence and the corporate existence of our subsidiaries (other than Non-Recourse Subsidiaries) or (ii) described under "-- Repurchase at Your Option-Change of Control" or "-- Material Operating Restrictions" (other than "-- Limitation on Asset Sales", "-- Restriction on Transfer of Certain Assets to Subsidiaries" and "-- Investment Company Act");

          (5) we fail to comply for 60 days after notice with our other agreements contained in the indenture or the notes, other than those referred to in clauses (1) through (4) above;

          (6) principal of or interest on our Debt or Debt of any of our Significant Subsidiaries is not paid within any applicable grace period or is accelerated by the holders of the Debt because of a default and the total amount that is unpaid or accelerated exceeds $15,000,000 or its foreign currency equivalent and the default continues for 5 days after notice;

          (7) certain events of bankruptcy, insolvency or reorganization of our company or any of our Significant Subsidiaries occurs pursuant to or within the meaning of any bankruptcy law;

          (8) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate is rendered against us or any of our Significant Subsidiaries and

             (A) there is a period of 60 days following the entry of the judgment or order during which the judgment or order is not discharged, waived or the execution of the judgment stayed and the default continues for 10 days after the notice specified below or

             (B) foreclosure proceedings have begun and have not been stayed within five days of the commencement of the foreclosure proceeding; or

          (9) any guarantor's guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor shall deny or disaffirm its obligations under its guarantee of the notes.

     A default under clauses (4), (5), (6), (8) or (9) is not an event of default until the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes notify us in writing of the default, and we do not cure the default within the time specified in the clause after receipt of the notice.

     The notice shall be given by the trustee if requested in writing by the holders of at least 25% in aggregate principal amount of the outstanding notes. When a default under clause (4), (5), (6), (8) or (9) is cured or remedied within the specified period, it ceases to exist.

     If an event of default, other than an event of default with respect to our company specified in clause (7) above, occurs and is continuing, the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding notes, by written notice to us and the trustee, may declare all unpaid principal of and accrued interest on the notes then outstanding to be due and payable. Upon a declaration of acceleration, such amount shall be due and payable immediately.

     If an Event of Default with respect to our company specified in clause (7) above occurs, all unpaid principal of and interest on the notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of you or the trustee.

     Under certain circumstances, the holders of a majority in aggregate principal amount of the notes then outstanding may rescind an acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless those holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

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

Except to enforce the right to receive payment of principal and premium, or interest, if any, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder has previously given the trustee notice that an event of default is continuing;

          (2) holders of at least 25% in principal amount at maturity of the outstanding notes have requested the trustee to pursue the remedy;

          (3) those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount at maturity of the outstanding notes have not given the trustee a direction inconsistent with the request within that 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other noteholder or that would involve the trustee in personal liability.

     The indenture provides that, if a default occurs and is continuing and is known to the trustee, the trustee must mail to each noteholder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 60 days after the end of each of our fiscal quarters (120 days after the end of the last fiscal quarter of our fiscal year), a certificate indicating whether the signers of the certificate know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status, and what action we are taking or propose to take in respect thereof.

     If an Event of Default occurs and is continuing, the trustee shall notify the Collateral Agent (as defined in the Collateral Agent Agreement) of such default pursuant to the terms of the Collateral Agent Agreement and take any action as may be required thereby.

ABILITY TO TERMINATE OUR OBLIGATIONS

     We may terminate at any time all our obligations and all obligations of the guarantors under the notes and the indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is known as "legal defeasance." At any time we may terminate our obligations under the covenants described under "-- Certain Covenants" and "-- Repurchase at Your Option -- Change of Control," above and the operation of clauses (3), (4), (5), (6), (7), with respect only to Significant Subsidiaries, or (8) described under "-- Events of Default" above and the limitations contained in clause (3) or (4) described under "-- Limitation on Merger or Sale of Assets" above. This is known as "covenant defeasance."

     We may exercise our legal defeasance option notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (3), (4), (5), (6), (7), with respect only to Significant Subsidiaries, or (8) described under "-- Events of Default" above, or because of our failure to comply with clause (3) or (4) described under "-- Limitation on Merger or Sale of Assets" above.
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

     In order to exercise either defeasance option, we must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal and interest, if any, on the notes to redemption or maturity, and must comply with certain other conditions, including, unless the notes will mature or be redeemed within 30 days, delivering to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

PROCEDURES TO MODIFY OR AMEND THE INDENTURE

     Modifications and amendments of the indenture may be made by us and by the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided that no modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1) change the stated maturity of the principal of, or any installment of interest on, any note or reduce the principal amount of any note, the rate of interest on any note or any premium payable upon the redemption of any note, or change the coin or currency in which any note or any premium or the interest on any note is payable, or impair the right to institute suit for the enforcement of any payment after the stated maturity of any note;

          (2) reduce the percentage in principal amount of the outstanding notes, the consent of the holders of which is required for any supplemental indenture or the consent of the holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture;

          (3) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any percentage of outstanding notes required for those actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder affected thereby;

          (4) waive a default in the payment of the principal of or interest on any note or modify or waive our obligation to repurchase notes pursuant to the provisions described above under "-- Repurchase at Your Option-Change of Control" or "-- Limitation on Asset Sales;

          (5) except as otherwise permitted by the covenants described under "-- Limitation on Merger or Sale of Assets," consent to the assignment or transfer by us of any of our rights and obligations under the indenture;

          (6) make any change in the sections of the indenture governing amendments with the consent of noteholders, the waiver of past defaults or the rights of noteholders to receive payments;

          (7) change the time at which any note must be redeemed or repaid in accordance with the terms of the indenture and the notes; or

          (8) release any guarantor from its guarantee of the notes other than in accordance with the terms of the indenture.

     It shall not be necessary for the consent of the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the consent approves the substance of the amendment, supplement or waiver. Any amendment, supplement or waiver shall be deemed effective upon receipt by the trustee of the necessary consents and shall not require execution of any supplemental indenture to be effective.

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

     The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

     Neither we nor any of our subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any noteholder for or as an inducement to any consent, waiver or amendment of any terms or provisions of the notes unless the consideration is offered to be paid or agreed to be paid to all noteholders which consent, waive or agree to amend in the time frame set forth in solicitation documents relating to the consent, waiver or amendment.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the state of New York.

FORM OF NOTES

     The certificates representing the notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the notes will be deposited with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates. These certificated securities may, unless the global notes have previously been exchanged for certificated securities, be exchanged for an interest in a global note representing the principal amount of notes being transferred.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, which are collectively referred to as the participants, and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and certain other organizations, Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which are collectively referred to as the indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or DTC's indirect participants.

     We expect that, pursuant to procedures established by DTC:

     (1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the global notes and

     (2) ownership of the notes evidenced by the global notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants), DTC's participants and DTC's indirect participants.

     We advise prospective purchasers of the notes that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer notes evidenced by the global notes will be limited to that extent.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of that portion of the aggregate principal amount of notes as to which that participant has given direction. However, if there is an event of default under the notes, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by

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

arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices in respect of the notes held in book-entry form will be sent to DTC. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each participant to be redeemed in accordance with its procedures. Although voting with respect to the notes is limited, in those cases where a vote is required, DTC will not itself consent or vote with respect to notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date for that redemption. The omnibus proxy assigns DTC's consenting or voting rights to those participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, DTC is under no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC or for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of these entities relating to the notes. DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving notice to us. Under these circumstances, in the event that a successor securities depositary is not obtained, we will print and deliver to you certificated securities. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary. In that event, we will print and deliver to you certificated securities. In each of the above circumstances, we will appoint a paying agent with respect to the notes.

     Beneficial interests in one global note may be transferred to a person who takes delivery in the form of a beneficial interest in another global note only upon receipt by the trustee of a written certification, in the form provided in the indenture governing the notes, to the effect that the transfer is being made in accordance with the indenture and with the Securities Act and any applicable securities laws of any state of the United States or any other jurisdiction. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of a beneficial interest in another global note will, upon transfer, cease to be a beneficial interest in that global note and become a beneficial interest in the other global note. In that event, that transferee will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in the other global note for as long as it retains such beneficial interest.

     So long as the holder of a global note is the registered owner of any notes, the holder will be considered the sole holder under the indenture of any notes evidenced by the global notes. Beneficial owners of notes evidenced by the global notes will not be considered the owners or holders of those notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder.

     Payments in respect of the principal of and premium, if any, interest and liquidated damages, if any, on any notes registered in the name of the holder of the global note on the applicable record date will be payable by the trustee to or at the direction of the holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names notes, including the global notes, are registered as the owners of those notes for the purpose of receiving those payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to beneficial owners of notes. We believe, however, that it is currently the policy of the DTC to immediately credit the accounts of the relevant participants with those payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on DTC's records. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants and indirect participants.

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

  Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in a global note, upon request to the trustee, may exchange that beneficial interest for notes in the form of certificated securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of, and cause the same to be delivered to, that person or persons, or that person's nominee.

     In addition, if (1) we notify the trustee in writing that DTC is no longer willing to or able to act as a depositary and are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated securities under the indenture, then, upon surrender by the holder of the global note, notes in certificated form will be issued to each person that the holder of the global note and DTC identify as being the beneficial owner of the related notes.

     Neither we nor the trustee will be liable for any delay by the holder of the global note or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

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

              SUMMARY OF REGISTRATION RIGHTS OF SELLING NOTEHOLDER

     We entered into a registration rights agreement with the initial purchaser of the notes, pursuant to which we filed with the SEC and caused to become effective a shelf registration statement of which this prospectus is a part. Pursuant to the registration rights agreement, we are required to:

     - use our best efforts to keep effective the shelf registration statement until two years after the date of original issuance of the notes or until all of the notes covered by the shelf registration statement shall have been sold;

     - cause the shelf registration statement and this prospectus and any amendment or supplement thereto, as of the effective date of the shelf registration statement, amendment or supplement, to comply in all material respects with the Securities Act; and

     - cause the shelf registration statement and this prospectus and any amendment or supplement thereto, as of the effective date of the shelf registration statement, amendment or supplement, not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     If the shelf registration statement ceases to be effective prior to December 22, 2002 (or such later date if such two-year period has been extended pursuant to the terms of the registration rights agreement or such shorter period as described in the first bullet point above) then, additional interest shall be assessed on the notes at a rate of 0.5% per annum of the principal amount of the notes commencing on the date the shelf registration statement ceases to be effective. Upon the shelf registration statement once again becoming effective, the interest rate borne by the notes will be reduced to the original interest rate. Additional interest will be determined by multiplying the additional interest by a fraction, the numerator of which is the number of days such additional interest was applicable during such period, determined on the basis of a 360-day year comprised of twelve 30-day months, and the denominator of which is 360.

     We must notify the trustee within five days after the occurrence of an event that results in additional interest payments under the registration rights agreement. Any amount of additional interest due under the registration rights agreement will be payable in cash semiannually in arrears on each interest payment date, commencing with the first interest payment date after any additional interest commences to accrue.

     The registration rights agreement, as amended, has been filed as an exhibit to the registration statement of which this prospectus is a part, and we refer you to the registration rights agreement for a complete description of its terms. See "Where to Find More Information." The registration rights agreement requires us to pay all expenses incurred in connection with the registration, offering and sale of the notes to the public, including the reasonable fees and disbursements of one counsel for the selling noteholder. We have agreed to indemnify the selling noteholder and any underwriters they may use against certain civil liabilities, including liabilities under the Securities Act.

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

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes by United States Holders (as described below), and the material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the notes by Non-United States Holders (as described below). It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of notes who hold the notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

     - tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

     - tax consequences to holders whose "functional currency" is not the U.S. dollar;

     - tax consequences to pass-through entities and persons who hold notes through a pass-through entity;

     - tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a United States Holder of notes. (Certain consequences to "Non-United States Holders" of the notes are described under "-- Consequences to Non-United States Holders" below.)

     A "United States Holder" means a beneficial owner of a note that is:

     - a citizen or resident of the United States;

     - a corporation or other entity (other than a partnership, estate or trust) created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions. (Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be a United States Holder.)

  Original Issue Discount

     Because the notes were originally sold at a meaningful discount from their principal amount at maturity, the issuance of the notes resulted in original issue discount, referred to as "OID," in an amount
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equal to the excess of the "stated redemption price at maturity" over the "issue price" of the notes. The "issue price" of a note was $971.61. The "stated redemption price at maturity" is the sum of all payments to be made on the notes, other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a qualifying rate, including a single fixed rate, during the entire term of the debt instrument. All interest on the notes should be qualified stated interest which will be taxed to a United States Holder as ordinary income either at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

     A United States Holder of a note, in general, must include in ordinary income OID calculated on a constant-yield to maturity method as prescribed by Treasury regulations in advance of the receipt of the related cash payments. The amount of OID included in gross income as interest by an initial United States Holder of a note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion thereof in which the United States Holder holds the note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to the difference between:

     - the product of the note's adjusted issue price at the beginning of the accrual period and the note's yield to maturity; and

     - the qualified stated interest allocable to the accrual period.

     OID allocable to the final accrual period is the difference between the amount payable at maturity of the note and the note's "adjusted issue price" at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period.

  Bond Premium

     If a United States Holder purchases a note at a cost that is in excess of all amounts payable on the note after the purchase date (exclusive of qualified stated interest), which will be determined by reference to an earlier call date if the call price would reduce the amount of the premium, then the excess would be considered "bond premium" and the holder would not include any of the OID in income.

     A United States Holder who acquires a note with bond premium may elect under Section 171 of the Code to amortize such bond premium on a constant interest basis over the period from the acquisition date to the maturity date of such note or, in certain circumstances, until an earlier call date, and, except as future Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of the note by that amount. A United States Holder who elects to amortize bond premium must reduce its adjusted basis in the note by the amount of the allowable amortization. An election to amortize bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the United States Holder's taxable year as to which the election is made, and may be revoked only with the consent of the Internal Revenue Service.

     If an election to amortize bond premium is not made, a United States Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and generally will receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

  Acquisition Premium

     A complementary concept to bond premium is acquisition premium. A note is acquired at an "acquisition premium" if the holder's adjusted tax basis in the note exceeds the adjusted issue price of the debt but is less than or equal to all amounts payable on the note after the purchase date (exclusive of qualified stated interest). If a holder acquires a note at an acquisition premium, the amount of OID includible in the holder's gross income generally is reduced in each period in proportion to the percentage
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of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a holder may elect to accrue the discount on a constant yield basis.

  Market Discount

     Generally, the market discount rules discussed below apply to a United States Holder whose tax basis in the note is less than such note's "revised issue price" (as defined in Section 1278(a)(4) of the Code), which basically is the note's then adjusted issue price for OID purposes.

     Gain recognized on the disposition, including a redemption, of a note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutorily defined de minimis amount. In addition, a holder may be required to include in gross income, as ordinary interest income, accrued market discount to the extent of partial principal payments received with respect to the note. In such case, the amount of accrued market discount to be recognized at the time of the disposition or retirement of the note will be reduced accordingly. "Market discount" is defined as the excess, if any, of the "revised issue price" of the obligation over the tax basis of the obligation in the hands of the holder immediately after its acquisition.

     Under the de minimis exception, there is no market discount if the excess of the "revised issue price" of the obligation over the holder's tax basis in the obligation is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the note's date of maturity. Unless a holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date.

     If a United States Holder of a note acquired at market discount disposes of the note in any transaction other than a sale, exchange or involuntary conversion, even though otherwise non-taxable, like a gift, such United States Holder may be deemed to have realized an amount equal to the fair market value of the note and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A United States Holder of a note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the note until it is disposed of in a taxable transaction.

     A United States Holder of a note acquired at market discount may elect to include the market discount in income as it accrues either on a straight-line basis or on a constant interest basis. This election would apply to all market discount obligations acquired by the electing United States Holder on or after the beginning of the United States Holder's taxable year as to which the election is made and may be revoked only with the consent of the Internal Revenue Service. If a United States Holder of a note so elects to include market discount in income currently, the rules requiring ordinary income recognition resulting from sales and certain other disposition transactions and deferral of interest deductions would not apply.

  Mandatory and Optional Redemption

     In the event of a change of control, United States Holders have the right to require us to repurchase the notes at a cash repurchase price equal to 101% of their aggregate principal amount on the date of repurchase, plus any accrued and unpaid interest. Treasury regulations provide that the right of holders of debt to require redemption of the debt upon the occurrence of a change of control will not affect the yield or maturity date of the debt unless, based on all of the facts and circumstances as of the issue date, it is more likely than not that a change of control giving rise to the redemption right will occur. We do not intend to treat this redemption provision of the notes as affecting the computation of the yield to maturity on the notes.

     After the expiration of the United States Holders right to require us to repurchase the notes, we will have the option to redeem all of the outstanding notes at a purchase price equal to 100% of their aggregate

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

principal amount, plus the applicable premium, together with any accrued and unpaid interest to the purchase date. Under Treasury regulations, we are deemed to exercise any option to redeem if the exercise of the option would lower the yield on the notes. We believe, and intend to take the position, that we will not be treated as having exercised our option to redeem under these regulations.

  Sale, Exchange, Redemption or Repayment of the Notes

     Upon the disposition of a note by sale, exchange, redemption or repayment, a United States Holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such disposition (other than amounts attributable to accrued market discount or accrued interest on the note not previously included in income, which will be treated as interest for U.S. federal income tax purposes) and (ii) the United States Holder's adjusted tax basis in the note. A United States Holder's tax basis in a note generally will be equal to the amount such holder paid for the note, net of accrued interest, if any, increased by accrued OID and by any accrued but unpaid stated interest and/or any accrued market discount, in each case, to the extent that the holder previously included such amount(s) in income and decreased by the amount of bond premium, if any, amortized with respect to such note. Gain or loss recognized on the disposition of a note generally will be long-term capital gain or loss if the note was held by the holder for more than one year at the time of the disposition. Non-corporate holders are generally subject to a maximum regular U.S. federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

  Backup Withholding and Information Reporting

     We, or our designated paying agent, will, where required, report to holders of notes and the Internal Revenue Service the amount of any interest paid on the notes (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

     Under current U.S. federal income tax law, a 31% backup withholding tax is required with respect to certain interest and principal payments made to, and the proceeds of sales by, certain United States Holders if such persons fail to furnish their taxpayer identification number (i.e., social security number or employer identification number) and other information. Certain persons, including corporations and financial institutions, are exempt from backup withholding. Holders of notes should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished timely to the Internal Revenue Service.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following discussion is limited to certain anticipated U.S. federal income and estate tax consequences to a holder of a note that is an individual, corporation, estate or trust that is not a United States Holder (a "Non-United States Holder").

     For purposes of the discussion below, interest (including OID) and gain on the sale, exchange or other disposition of the notes will be considered to be "U.S. trade or business income" if such income or gain is:

     - effectively connected with the conduct of a U.S. trade or business; or

     - in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Interest

     The 30% U.S. federal withholding tax will not apply to any payment to you of interest (including OID) on a note provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

     - you are not, for U.S. federal income tax purposes, a "controlled foreign corporation" (as defined in section 957 of the Code) that is related, directly or indirectly, to us through stock ownership;

     - you are not a bank whose receipt of interest on a note is described in
       Section 881(c)(3)(A) of the Code; and

     - you provide your name and address, and certify, under penalties of perjury, that you are not a United States Holder (which certification may be made on an IRS Form W-8BEN) or a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. (If the information shown on Form W-8BEN changes, you must file a new Form W-8BEN within 30 days of such change.)

     If you cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is U.S. trade or business income. The Forms W-8ECI and W-8BEN are valid for a period of three years beginning on the date that the form is signed. (If the information shown on Form W-8BEN or Form W-8ECI changes, you must file a new such form within 30 days of such change.) A Non-United States Holder of notes that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

  Disposition of the Notes

     A Non-United States Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of the notes unless:

     - the gain is U.S. trade or business income;

     - the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements; or

     - the Non-United States Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

  U.S. Federal Estate Tax

     The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, U.S. trade or business income.

  U.S. Trade or Business Income

     If interest on a note or gains from the disposition of a note are U.S. trade or business income, you (although exempt from the 30% withholding tax) will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

  Backup Withholding and Information Reporting

     In general, as a non-United States Holder you will not be subject to backup withholding and information reporting with respect to payments that we make to you on the notes, provided that we do not have actual knowledge that you are a United States person and you have given us a Form W-8BEN.

     In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note either within the United States or conducted through certain U.S.-related persons, if the payor receives a Form W-8BEN and does not have actual knowledge that you are a United States person, as defined under the Code, or if you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     This prospectus has been prepared for use by the selling noteholder in connection with sales of notes held by the selling noteholder. It is expected that all or a substantial portion of the notes offered hereby may be sold by the selling noteholder to purchasers in one or more transactions. The selling noteholder may effect such transactions by selling the notes offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the selling noteholder and/or the purchasers of such notes for whom they may act as agents or to whom they may sell as principal.

     The selling noteholder served as initial purchaser in the original note offering and received total discounts and commissions of $398,125 in connection therewith. The selling noteholder has advised us that it currently intends to make a market in the notes, including the notes offered hereby, but it is not obligated to do so and may discontinue or suspend any such market-making activities at any time without notice.

     There can be no assurance as to the continuing existence of the market for the notes, the liquidity of any market for the notes, the ability of holder of the notes offered hereby to sell their notes or at the price at which holder of the notes offered hereby would be able to sell their notes. Future trading prices of the notes offered hereby will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market for similar securities and general economic conditions. We do not currently intend to list the notes on any securities exchange or the National Association of Securities Dealers Automated Quotation System. Therefore, no assurance can be given as to the liquidity of any trading market for the notes.

     We entered into the registration rights agreement with the selling noteholder with respect to the use by the selling noteholder of this prospectus. Pursuant to the registration rights agreement, we agreed to bear all registration expenses incurred under such agreement and we have agreed to indemnify the selling noteholder against certain liabilities, including liabilities under the Securities Act.

     The selling noteholder and its affiliate have, from time to time, provided other general financing and banking services to us and our affiliates, for which services it has received customary fees.

     An affiliate of the selling noteholder is the administrative agent and a lender under the New Credit Agreement and the Existing Credit Agreement. An affiliate of the selling noteholder is also acting as trustee under the indenture governing the notes and the indentures governing our other Senior Notes and as collateral agent under the collateral agent agreement and the security agreement.

                                 LEGAL MATTERS

     The validity of the notes and the guarantees of the notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, G-I Holdings and its affiliates (including International Specialty Products Inc.) in connection with various legal matters.

                                    EXPERTS

     The consolidated financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   BUILDING MATERIALS CORPORATION OF AMERICA

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Statements of Operations for the three years
  ended December 31, 2000...................................   F-3
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-4
Consolidated Statements of Cash Flows for the three years
  ended December 31, 2000...................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for the three years ended December 31, 2000...............   F-7
Notes to Consolidated Financial Statements..................   F-8
Supplementary Data (Unaudited):
     Quarterly Financial Data (Unaudited)...................  F-37

                                   SCHEDULES

Consolidated Financial Statement Schedules:
     Schedule II -- Valuation and Qualifying Accounts.......   S-1

                   BUILDING MATERIALS CORPORATION OF AMERICA

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Building Materials Corporation of America:

     We have audited the accompanying consolidated balance sheets of Building Materials Corporation of America (a Delaware corporation and 99.9% owned subsidiary of BMCA Holdings Corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on pages F-3 to F-36 of this Form S-1, present fairly, in all material respects, the financial position of Building Materials Corporation of America and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page S-1 of this Form S-1 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 28, 2001 (except with respect
     to the matter discussed in Note 3,
     as to which the date is March 21, 2001)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1998          1999           2000
                                                         ----------    -----------    ----------
                                                                       (THOUSANDS)
Net sales..............................................  $1,087,957    $1,140,039     $1,207,759
                                                         ----------    ----------     ----------
Costs and expenses:
  Cost of products sold................................     774,339       812,697        893,776
  Selling, general and administrative..................     236,416       239,560        250,542
  Goodwill amortization................................       2,111         2,034          2,024
  Gain on sale of assets...............................          --            --        (17,505)
  Warranty reserve adjustment..........................          --            --         15,000
  Nonrecurring charges.................................      27,563         2,650             --
                                                         ----------    ----------     ----------
     Total costs and expenses..........................   1,040,429     1,056,941      1,143,837
                                                         ----------    ----------     ----------
Operating income.......................................      47,528        83,098         63,922
Interest expense.......................................     (49,954)      (48,317)       (53,468)
Other income (expense), net............................      15,895         5,440        (27,640)
                                                         ----------    ----------     ----------
Income (loss) before income taxes and extraordinary
  losses...............................................      13,469        40,221        (17,186)
Income tax (provision) benefit.........................      (5,118)      (14,882)         6,359
                                                         ----------    ----------     ----------
Income (loss) before extraordinary losses..............       8,351        25,339        (10,827)
Extraordinary losses, net of income tax benefits of
  $11,101, $761, and $194, respectively................     (18,113)       (1,296)          (330)
                                                         ----------    ----------     ----------
Net income (loss)......................................  $   (9,762)   $   24,043     $  (11,157)
                                                         ==========    ==========     ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                  (THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 55,952    $ 82,747
  Investments in trading securities.........................       687          --
  Investments in available-for-sale securities..............    29,702          --
  Other short-term investments..............................     1,590          --
  Accounts receivable, trade, less reserve of $4,019 and
    $1,798, respectively....................................    22,938      19,474
  Accounts receivable, other................................    62,892      51,843
  Receivable from parent corporations.......................    59,132          --
  Tax receivable from parent corporations...................        --       1,500
  Inventories...............................................   108,615     101,702
  Other current assets......................................     4,239       3,925
                                                              --------    --------
    Total Current Assets....................................   345,747     261,191
Property, plant and equipment, net..........................   410,703     362,464
Excess of cost over net assets of businesses acquired, net
  of accumulated amortization of $12,925 and $14,346,
  respectively..............................................    70,408      65,317
Deferred income tax benefits................................    45,561      42,897
Tax receivable from parent corporations.....................        --       7,500
Other assets................................................    22,693      31,800
                                                              --------    --------
Total Assets................................................  $895,112    $771,169
                                                              ========    ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of long-term debt......................  $  6,149    $  5,908
  Accounts payable..........................................    84,334      57,520
  Payable to related parties................................    15,024      10,052
  Accrued liabilities.......................................   115,828      42,888
  Reserve for product warranty claims.......................    14,500      14,900
                                                              --------    --------
    Total Current Liabilities...............................   235,835     131,268
                                                              --------    --------
Long-term debt less current maturities......................   600,745     674,698
                                                              --------    --------
Reserve for product warranty claims.........................    19,814      28,756
                                                              --------    --------
Other liabilities...........................................    17,029      14,312
                                                              --------    --------
Commitments and Contingencies...............................
Stockholders' Equity (Deficit):
  Series A Cumulative Redeemable Convertible Preferred
    Stock, $.01 par value per share; 400,000 shares
    authorized; no shares issued............................        --          --
  Class A Common Stock, $.001 par value per share; 1,300,000 shares authorized: 1,019,621 and 1,015,514 shares issued
    and outstanding, respectively...........................         1           1
  Class B Common Stock, $.001 par value per share; 100,000
    shares authorized; 15,000 shares issued and outstanding
  Additional paid-in capital................................    40,632          --
  Accumulated deficit.......................................        --     (77,866)
  Accumulated other comprehensive loss......................   (18,944)         --
                                                              --------    --------
    Total Stockholders' Equity (Deficit)....................    21,689     (77,865)
                                                              --------    --------
Total Liabilities and Stockholders' Equity (Deficit)........  $895,112    $771,169
                                                              ========    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1999         2000
                                                              ---------    ---------    ---------
                                                                          (THOUSANDS)
Cash and cash equivalents, beginning of year................  $  12,924    $  24,989    $  55,952
                                                              ---------    ---------    ---------
Cash provided by (used in) operating activities:
  Net income (loss).........................................     (9,762)      24,043      (11,157)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Extraordinary losses....................................     18,113        1,296          330
    Gain on sale of assets..................................         --           --      (17,505)
    Depreciation............................................     28,935       32,986       36,350
    Goodwill and other amortization.........................      2,312        2,675        2,866
    Deferred income taxes...................................      4,538       14,132       (7,475)
    Noncash interest charges................................     23,877        3,321        2,648
  Increase in working capital items.........................    (15,962)     (26,200)     (19,791)
  Increase (decrease) in reserve for product warranty
    claims..................................................     11,651      (14,318)       9,342
  Purchases of trading securities...........................   (189,197)    (139,522)        (980)
  Proceeds from sales of trading securities.................    124,931      243,097        2,172
  (Increase) decrease in other assets.......................        282       (4,501)       1,264
  Increase (decrease) in other liabilities..................      3,267       (2,335)      (2,676)
  Change in net receivable from/payable to related
    parties/parent corporations.............................     42,635      (48,793)      45,160
  Other, net................................................     11,272       (3,404)         517
                                                              ---------    ---------    ---------
Net cash provided by operating activities...................     56,892       82,477       41,065
                                                              ---------    ---------    ---------
Cash provided by (used in) investing activities:
  Capital expenditures......................................    (75,334)     (45,322)     (61,543)
  Acquisitions..............................................    (59,187)        (515)          --
  Proceeds from sale of assets..............................     29,019           --       31,702
  Purchases of available-for-sale securities................    (89,324)     (76,048)        (882)
  Purchases of held-to-maturity securities..................     (6,357)      (2,349)          --
  Proceeds from sales of available-for-sale securities......    170,055       97,400       58,284
  Proceeds from held-to-maturity securities.................        499        7,758           --
  Proceeds from sales of other short-term investments.......         --       21,421        1,590
                                                              ---------    ---------    ---------
Net cash provided by (used in) investing activities.........    (30,629)       2,345       29,151
                                                              ---------    ---------    ---------
Cash provided by (used in) financing activities:
  Proceeds from sale of accounts receivable.................     30,578        5,640          925
  Decrease in short-term debt...............................    (26,944)          --           --
  Decrease in loan receivable from parent corporations......      6,152           --           --
  Proceeds from issuance of long-term debt..................    304,019       37,943       41,046
  Increase (decrease) in borrowings under revolving credit
    facility................................................    (34,000)          --       70,000
  Repayments of long-term debt..............................   (287,904)     (35,954)     (38,056)
  Distributions to parent corporations......................         --      (60,000)    (106,161)
  Net issuance (repurchase) of common stock.................         --          870       (1,180)
  Financing fees and expenses...............................     (6,099)      (2,358)      (9,995)
                                                              ---------    ---------    ---------
Net cash used in financing activities.......................    (14,198)     (53,859)     (43,421)
                                                              ---------    ---------    ---------
Net change in cash and cash equivalents.....................     12,065       30,963       26,795
                                                              ---------    ---------    ---------
Cash and cash equivalents, end of year......................  $  24,989    $  55,952    $  82,747
                                                              =========    =========    =========

                   BUILDING MATERIALS CORPORATION OF AMERICA

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1999         2000
                                                              ---------    ---------    ---------
                                                                          (THOUSANDS)
Supplemental Cash Flow Information:
  Effect on cash from (increase) decrease in working capital items*:
    Accounts receivable.....................................  $ (40,467)   $ (11,309)   $  13,140
    Inventories.............................................    (10,707)     (14,912)       3,292
    Other current assets....................................      2,032        1,423         (653)
    Accounts payable........................................     10,062        9,917      (26,814)
    Accrued liabilities.....................................     23,118      (11,319)      (8,756)
                                                              ---------    ---------    ---------
    Net effect on cash from increase in working capital
      items.................................................  $ (15,962)   $ (26,200)   $ (19,791)
                                                              =========    =========    =========
Cash paid during the period for:
  Interest (net of amount capitalized)......................  $  19,994    $  44,109    $  49,105
  Income taxes (including taxes paid pursuant to the Tax
    Sharing Agreement)......................................      1,174        1,250       10,121

Acquisition of LL Building Products Inc. business:
  Fair market value of assets acquired......................  $  59,318
  Purchase price of acquisition.............................     43,468
                                                              ---------
  Liabilities assumed.......................................  $  15,850
                                                              =========

---------------

* Working capital items exclude cash and cash equivalents, short-term investments, short-term debt and net receivable from/payable to related parties/parent corporations. Working capital acquired in connection with acquisitions is reflected in "Acquisitions". The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown above. In addition, the increase in receivables shown above does not reflect the cash proceeds from the sale of certain of the Company's receivables (see Note 8); such proceeds are reflected in cash from financing activities. See Note 1 for a description of the non-cash contribution of certain assets, including the glass fiber manufacturing facility located in Nashville, Tennessee, and certain related liabilities. See Notes 5 and 15 for a description of non-cash capital contributions and distributions. See Note 10 for a description of non-cash leasing transactions.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 ACCUMULATED
                                                               CAPITAL STOCK        OTHER
                                                              AND ADDITIONAL    COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE
                                                              PAID-IN CAPITAL   INCOME (LOSS)     DEFICIT     INCOME (LOSS)
                                                              ---------------   -------------   -----------   -------------
                                                                                       (THOUSANDS)
Balance, December 31, 1997..................................     $ 91,700         $ 10,171       $(12,327)
  Comprehensive loss -- year ended December 31, 1998:
    Net loss................................................           --               --         (9,762)      $ (9,762)
                                                                                                                --------
    Other comprehensive income, net of tax:
    Unrealized holding losses arising during the period, net
      of income tax benefit of $10,409......................           --          (16,504)            --        (16,504)
    Less: Reclassification adjustment for gains included in
      net loss, net of income tax effect of $7,064..........           --           11,526             --         11,526
                                                                                  --------                      --------
    Change in unrealized losses on available-for-sale
      securities............................................           --          (28,030)            --        (28,030)
    Minimum pension liability adjustment....................           --           (2,025)            --         (2,025)
                                                                                                                --------
  Comprehensive loss........................................                                                    $(39,817)
                                                                                                                ========
  Issuance of 30,000 shares of restricted common stock......        2,490               --             --
                                                                 --------         --------       --------
Balance, December 31, 1998..................................     $ 94,190         $(19,884)      $(22,089)
  Comprehensive income -- year ended December 31, 1999:
    Net income..............................................           --               --         24,043       $ 24,043
                                                                                                                --------
    Other comprehensive income, net of tax:
    Unrealized holding gains arising during the period, net
      of income taxes of $1,270.............................           --            1,424             --          1,424
    Less: Reclassification adjustment for gains included in
      net income, net of income tax effect of $1,227........           --            2,089             --          2,089
                                                                                  --------                      --------
    Change in unrealized losses on available-for-sale
      securities............................................                          (665)                         (665)
    Minimum pension liability adjustment....................           --            1,605             --          1,605
                                                                                                                --------
  Comprehensive income......................................                                                    $ 24,983
                                                                                                                ========
  Distributions to parent corporations......................      (58,046)              --         (1,954)
  Capital contributions.....................................        3,619               --             --
  Exercise of stock options.................................          870               --             --
                                                                 --------         --------       --------
Balance, December 31, 1999..................................     $ 40,633         $(18,944)      $     --
Comprehensive income -- year ended December 31, 2000:
    Net loss................................................           --               --        (11,157)      $(11,157)
                                                                                                                --------
    Other comprehensive income, net of tax:
    Unrealized holding gains arising during the period, net
      of income taxes of $3,577.............................           --            6,091             --          6,091
    Less: Reclassification adjustment for losses included in
      net loss, net of income tax effect of $6,755..........           --          (11,502)            --        (11,502)
                                                                                  --------                      --------
    Change in unrealized losses on available-for-sale
      securities............................................           --           17,593             --         17,593
    Minimum pension liability adjustment....................           --            1,351             --          1,351
                                                                                                                --------
  Comprehensive income......................................                                                    $  7,787
                                                                                                                ========
  Distributions to parent corporations......................      (39,452)              --        (66,709)
  Net repurchase of common stock............................       (1,180)              --             --
                                                                 --------         --------       --------
Balance, December 31, 2000..................................     $      1         $     --       $(77,866)
                                                                 ========         ========       ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   BUILDING MATERIALS CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Building Materials Corporation of America (the "Company") was formed on January 31, 1994 and is a 99.9%-owned subsidiary of BMCA Holdings Corporation ("BHC"), which, as of December 31, 2000, was a 98.5%-owned subsidiary of G-I Holdings Inc.

     To facilitate administrative efficiency, effective October 31, 2000, GAF Corporation, the former indirect parent of the Company, merged into its direct subsidiary, G-I Holdings Inc. G-I Holdings Inc. then merged into its direct subsidiary, G Industries Corp., which in turn merged into its direct subsidiary, GAF Fiberglass Corporation. In that merger, GAF Fiberglass Corporation changed its name to GAF Corporation. Effective November 13, 2000, GAF Corporation (formerly known as GAF Fiberglass Corporation) merged into its direct subsidiary, GAF Building Materials Corporation, whose name was changed in the merger to G-I Holdings Inc. G-I Holdings Inc. is now the parent of the Company and of the Company's direct parent, BHC. References below to "G-I Holdings" mean G-I Holdings Inc. and any and all of its predecessor corporations, including GAF Corporation, G-I Holdings Inc., G Industries Corp., GAF Fiberglass Corporation and GAF Building Materials Corporation.

NOTE 1. FORMATION OF THE COMPANY

     The Company is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the steep slope and low slope roofing markets. The Company also manufactures and markets specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. See Note 14.

     Effective as of January 31, 1994, G-I Holdings transferred to the Company all of its business and assets, other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates. The Company recorded the assets and liabilities related to such transfer at G-I Holdings' historical costs. The Company contractually assumed all of G-I Holdings' liabilities, except (i) all of G-I Holdings' environmental liabilities, other than environmental liabilities relating to the Company's plant sites and its business as then-conducted, (ii) all of G-I Holdings' tax liabilities, other than tax liabilities arising from the operations or business of the Company and (iii) all of G-I Holdings' asbestos-related liabilities, other than the first $204.4 million of such liabilities (whether for indemnity or defense) relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases which the Company contractually assumed and agreed to pay. G-I Holdings has agreed to indemnify the Company from liabilities not assumed by the Company, including asbestos-related and environmental liabilities not expressly assumed by the Company. See Note 3.

     Effective August 18, 1999, G-I Holdings, in a series of transactions, contributed certain assets, including the Company's glass fiber manufacturing facility in Nashville, Tennessee (the "Nashville facility"), and certain related liabilities to the Company. Accordingly, the Company's historical consolidated financial statements for 1998 have been restated to include the results of operations, cash flows and assets and liabilities of the Nashville facility. For financial reporting purposes, the contribution of the Nashville facility was recorded by the Company at the historical cost of $9.3 million. The increase in net income resulting from the contribution of the Nashville facility for the year ended December 31, 1998 was $0.8 million.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Financial Statement Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 16.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on deposit and certain debt securities purchased with original maturities of three months or less.

  Short-term Investments

     For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in income. For securities classified as "available-for-sale," unrealized gains and losses, net of income tax effect, are included in a separate component of stockholders' equity, "Accumulated other comprehensive loss," and were $(17.6) and $0 million as of December 31, 1999 and 2000, respectively.

     "Other income (expense), net" includes $21.5, $12.8 and $(18.1) million of net realized and unrealized gains (losses) on securities in 1998, 1999 and 2000, respectively. The determination of cost in computing realized and unrealized gains and losses is based on the specific identification method.

     As of December 31, 1999, the market value of the Company's equity securities held long was $30.5 million, and the Company had $1.5 million of short positions in common stocks, based on market value. As of December 31, 1999, the market value of equity-related long contracts was $0.9 million which have been marked-to-market each month, with unrealized gains and losses included in results of operations. The market values referred to above are based on quotations as reported by various stock exchanges and major broker-dealers.

     As of December 31, 1999, "other short-term investments" were investments in limited partnerships which were accounted for by the equity method. Gains and losses were reflected in "Other income (expense), net."

     Under the Company's new $100 million secured credit facility (the "New Credit Agreement") and the Company's amended and restated existing $110 million secured credit facility (the "Existing Credit Agreement") (see Note 11), the Company is limited to entering into hedging arrangements that protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of commodities used in the Company's business.

  Inventories

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a portion of the Company's inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 5 to 25 years for land improvements, 10 to 40 years for buildings and building equipment and 3 to 20 years for machinery and equipment, which includes furniture and fixtures. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.

  Excess of Cost Over Net Assets of Businesses Acquired ("Goodwill")

     Goodwill is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. To determine if goodwill is recoverable, the Company compares the net carrying amount to undiscounted projected cash flows of the underlying businesses to which the goodwill pertains. If goodwill is not recoverable, the Company would record an impairment based on the difference between the net carrying amount and fair value.

  Debt Issuance Costs

     Debt issuance costs are amortized to expense over the life of the related debt.

  Software Development Costs

     Included in other assets at December 31, 1999 and 2000 were $3.3 and $6.8 million, respectively, of capitalized purchased software development costs. Such costs are amortized over a 5 year period. For 1998, 1999 and 2000, the Company amortized $0.2, $0.6 and $0.8 million, respectively, related to such costs.

  Revenue Recognition

     Revenue is recognized at the time products are shipped to the customer.

  Shipping and Handling Costs

     Shipping and handling costs are included in "Selling, general and administrative" expenses and amounted to $76.3, $79.1 and $84.6 million in 1998, 1999 and 2000, respectively.

  Interest Rate Swaps

     Gains (losses) on interest rate swap agreements ("swaps") are deferred and amortized as a reduction (increase) of interest expense over the shorter of the remaining life of the swaps or the remaining period to maturity of the debt issue with respect to which the swaps were entered.

  Research and Development

     Research and development expenses are charged to operations as incurred and were $6.0, $6.5 and $5.9 million in 1998, 1999 and 2000, respectively.

  Warranty Claims

     The Company provides certain limited warranties covering most of its steep slope roofing products for periods generally ranging from 20 to 40 years, with lifetime limited warranties on certain specialty shingle

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

products. The Company also offers certain limited warranties and guarantees of varying duration covering most of its low slope roofing products and limited warranties covering most of its specialty building products and accessories for periods ranging from 5 to 10 years. Income from warranty contracts related to low slope roofing products is recognized over the life of the agreements. The Company believes that the reserves established for estimated probable future warranty claims are adequate.

     The Company recorded a $15.0 million warranty reserve adjustment in the fourth quarter of 2000 based on an evaluation of claims activity for 2000. As this adjustment was recorded for a specific alleged product defect relating to prior production processes, it has been separately presented in the Consolidated Statements of Operations.

  Environmental Liability

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental matters, and certain other environmental compliance expenses, as of December 31, 2000, is $1.3 million, before reduction for insurance recoveries reflected on its balance sheet of $0.8 million. The Company's liability is reflected on an undiscounted basis. See "Business -- Legal Proceedings -- Environmental Litigation," which is incorporated herein by reference, for further discussion with respect to environmental liabilities and estimated insurance recoveries.

  Accumulated Other Comprehensive Income (Loss)

     Comprehensive income and its components in annual and interim financial statements include net income, unrealized gains and losses from investments in available-for-sale securities, net of income tax effect, and minimum pension liability adjustments. The Company has chosen to disclose comprehensive income in the Consolidated Statements of Stockholders' Equity (Deficit).

     Changes in the components of "Accumulated other comprehensive income
(loss)" for the years 1998, 1999 and 2000 are as follows:

                                          UNREALIZED GAINS
                                            (LOSSES) ON             MINIMUM            ACCUMULATED
                                         AVAILABLE-FOR-SALE    PENSION LIABILITY   OTHER COMPREHENSIVE
                                             SECURITIES           ADJUSTMENT          INCOME (LOSS)
                                        --------------------   -----------------   -------------------
                                                                 (THOUSANDS)
Balance, December 31, 1997............        $ 11,102              $  (931)            $ 10,171
Change for the year 1998..............         (28,030)              (2,025)             (30,055)
                                              --------              -------             --------
Balance, December 31, 1998............        $(16,928)             $(2,956)            $(19,884)
Change for the year 1999..............            (665)               1,605                  940
                                              --------              -------             --------
Balance, December 31, 1999............        $(17,593)             $(1,351)            $(18,944)
Change for the year 2000..............          17,593                1,351               18,944
                                              --------              -------             --------
Balance, December 31, 2000............        $     --              $    --             $     --
                                              ========              =======             ========

  New Accounting Standard

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS No. 133 on January 1, 2001. The impact of the initial adoption of SFAS No. 133 by the Company will not be material to the Company's results of operations or financial position.

  Reclassifications

     Certain reclassifications have been made to conform to current year presentation.

NOTE 3. RESERVE FOR ASBESTOS-RELATED BODILY INJURY CLAIMS

     In connection with its formation, the Company contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber ("Asbestos Claims") of its parent, G-I Holdings. As of March 30, 1997, the Company had paid all of its assumed asbestos-related liabilities. See Note 1. G-I Holdings has agreed to indemnify the Company against any other existing or future claims related to asbestos-related liabilities if asserted against the Company. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its Asbestos Claims. This proceeding is in a preliminary stage. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations to the Company.

     Claimants in the G-I Holdings bankruptcy, including judgment creditors, might seek to satisfy their claims by asking the bankruptcy court to require the sale of G-I Holdings' assets, including its holdings of BHC's common stock and its indirect holdings of the Company's common stock. Such action could result in a change of control of the Company. See Notes 11 and 16. In addition, those claimants may seek to file Asbestos Claims against the Company (with 2,147 Asbestos Claims having been filed against the Company as of December 31, 2000). The Company believes that it will not sustain any liability in connection with these or any other asbestos-related claims. Furthermore, on February 2, 2001, the United States Bankruptcy Court for the District of New Jersey issued a temporary restraining order enjoining any existing or future claimant from bringing Asbestos Claims against the Company. The temporary restraining order expires on April 23, 2001. On February 7, 2001, G-I Holdings filed a defendant class action in the United States Bankruptcy Court for the District of New Jersey seeking a declaratory judgment that the Company has no successor liability for Asbestos Claims against G-I Holdings and that it is not the alter ego of G-I Holdings. This action is in a preliminary stage and no trial date has been set by the court. As a result, it is not possible to predict the outcome of this litigation. While the Company cannot predict whether any additional Asbestos Claims will be asserted against it, or the outcome of any litigation relating to those claims, the Company believes that it has meritorious defenses to any claim that it has asbestos-related liability, although there can be no assurances in this regard. In addition, G-I Holdings has indemnified the Company with respect to Asbestos Claims. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy these indemnification obligations to the Company.

     On February 8, 2001, a creditors committee established in G-I Holdings' bankruptcy case filed a complaint in the United States Bankruptcy Court for the District of New Jersey against G-I Holdings and the Company. The complaint requests substantive consolidation of the Company with G-I Holdings or an order directing G-I Holdings to cause the Company to file for bankruptcy protection. The Company and G-I Holdings intend to vigorously defend the lawsuit. The Company believes that no basis exists for the

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 3. RESERVE FOR ASBESTOS-RELATED BODILY INJURY CLAIMS -- (CONTINUED)

court to grant the relief requested. The plaintiffs also filed for interim relief absent the granting of their requested relief described above. On February 21, 2001, G-I Holdings moved to dismiss the complaint. On March 21, 2001, the bankruptcy court refused to grant the requested interim relief.

     For a further discussion with respect to the history of the foregoing litigation and asbestos-related matters, see "Business -- Legal Proceedings," which is incorporated herein by reference, and Notes 11 and 16.

NOTE 4. ACQUISITIONS AND DISPOSITIONS

     Effective June 1, 1998, the Company purchased for approximately $43.5 million substantially all of the assets of Leslie-Locke Inc. ("LL Building Products Inc."), a wholly-owned subsidiary of Leslie Building Products Inc., which manufactured and marketed a variety of specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries from manufacturing facilities in Burgaw, North Carolina and Compton, California. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of the LL Building Products Inc. business, including net sales of $53.3 million for 1998, are included from the date of acquisition. The net effects of this acquisition were not material to 1998 results of operations.

     Effective December 1, 1998, the Company sold its perlite insulation manufacturing assets to Johns Manville Corporation for net cash proceeds of approximately $29.0 million. The pre-tax gain as a result of this sale was not significant to the Company's results of operations. In addition, as part of the transaction, Johns Manville and the Company entered into a long-term agreement to supply the Company with perlite insulation products, which will enable the Company to continue to serve its low slope roofing customers. As a result, the sale did not have a material impact on the Company's results of operations.

     On September 29, 2000, the Company sold certain manufacturing and other assets related to the Compton, California based security products business of LL Building Products Inc. for net cash proceeds of approximately $27.1 million, which resulted in a pre-tax gain of $17.5 million. The security products business did not have a material impact on the Company's results of operations.

NOTE 5. NONRECURRING CHARGES

     The Company recorded pre-tax nonrecurring charges in the third quarter of 1998 aggregating $27.6 million, of which $20.0 million related to the settlement of a national class action lawsuit involving asphalt shingles manufactured between January 1, 1973 and December 31, 1997. Following a fairness hearing, the court granted final approval of the class-wide settlement in April 1999. Under the terms of the September 1998 settlement, the Company will provide property owners whose shingles were manufactured during this period and which suffer certain damages during the term of their original warranty period, and who file a qualifying claim, with an opportunity to receive certain limited benefits beyond those already provided in their existing warranty. Three of the four separate class actions that had been brought against G-I Holdings and stayed pending the outcome of the fairness hearing have been dismissed in light of the final approval of the settlement agreement described above, and the Company expects that the remaining action also will be dismissed.

     In July 1998, the Company recorded a pre-tax nonrecurring charge of $7.6 million related to a grant to its former President and Chief Executive Officer of 30,000 shares of restricted common stock of the Company (a portion of which such officer transferred to trusts for the benefit of his children) and related

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 5. NONRECURRING CHARGES -- (CONTINUED)

cash payments to be made over a period of time (substantially all of which was earned) in connection with the termination by an affiliate of preferred stock options and stock appreciation rights held by such officer. Of the $7.6 million charge, $2.5 million represented the value as of the date of grant of the 30,000 shares of restricted common stock, and $5.1 million represented the aggregate amount of the cash payments to which such officer was entitled (subject to certain future vesting requirements). The shares of restricted stock were subject to certain rights of the Company to purchase, and of such officer and the trusts to sell to the Company, such shares at Book Value (as defined). Effective June 30, 1999, such officer terminated his employment with the Company. For 1999 through the date of his termination, the net book value of the 30,000 shares of restricted common stock held by such officer appreciated $0.6 million. In connection with this termination, the Company's obligation to such officer to pay an aggregate of $3.0 million (representing the balance of the cash payments described above) was cancelled and was treated as an additional capital contribution.

     Effective September 30, 1999, the agreement between the Company and such former officer and the trusts relating to the restricted common stock was terminated. Such officer and the trusts contributed such stock to BHC in consideration for equity interests in BHC. As a result of this transaction, the $0.6 million appreciation in the net book value of the restricted common stock described above, was treated as an additional capital contribution.

     In connection with the settlement of a legal matter, the Company recorded a nonrecurring charge of $2.7 million in September 1999. Such amount includes legal expenses incurred to defend such action.

NOTE 6. MANUFACTURING FACILITIES SHUTDOWN

     In response to current market conditions, to better service shifting customer demand and to reduce costs, the Company closed during 2000 four manufacturing facilities located in Monroe, Georgia; Port Arthur, Texas; Corvallis, Oregon; and Albuquerque, New Mexico. As of December 31, 2000, the net book value of the assets at these facilities was $31.2 million. As market growth and customer demand improves, the Company may reinstate production at one or more of these manufacturing facilities in the future. The effect of closing these facilities was not material to the Company's results of operations.

NOTE 7. INCOME TAX (PROVISION) BENEFIT

     Income tax (provision) benefit, which has been computed on a separate return basis, consists of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998        1999       2000
                                                       -------    --------    -------
                                                                (THOUSANDS)
Federal -- deferred..................................  $(4,513)   $(13,682)   $ 5,423
                                                       -------    --------    -------
State and local:
  Current............................................     (580)       (750)    (1,116)
  Deferred...........................................      (25)       (450)     2,052
                                                       -------    --------    -------
     Total state and local...........................     (605)     (1,200)       936
                                                       -------    --------    -------
Income tax (provision) benefit.......................  $(5,118)   $(14,882)   $ 6,359
                                                       =======    ========    =======

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 7. INCOME TAX (PROVISION) BENEFIT -- (CONTINUED)

     The differences between the income tax (provision) benefit computed by applying the statutory Federal income tax rate to pre-tax income and the income tax (provision) benefit reflected in the Consolidated Statements of Operations are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998        1999       2000
                                                        -------    --------    ------
                                                                 (THOUSANDS)
Statutory (provision) benefit.........................  $(4,714)   $(14,077)   $6,015
Impact of:
  State and local taxes, net of Federal benefits......     (393)       (780)      608
  Nondeductible goodwill amortization.................     (641)       (275)     (185)
  Other, net..........................................      630         250       (79)
                                                        -------    --------    ------
Income tax (provision) benefit........................  $(5,118)   $(14,882)   $6,359
                                                        =======    ========    ======

     The components of the net deferred tax assets are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------    -------
                                                                  (THOUSANDS)
Deferred tax liabilities related to property, plant and
  equipment.................................................  $(15,475)   $(9,449)
                                                              --------    -------
Deferred tax assets related to:
  Expenses not yet deducted for tax purposes................    43,335     42,154
  Net operating losses not yet utilized under the Tax
     Sharing Agreement......................................    17,701     10,192
                                                              --------    -------
  Total deferred tax assets.................................    61,036     52,346
                                                              --------    -------
Net deferred tax assets.....................................  $ 45,561    $42,897
                                                              ========    =======

     As of December 31, 2000, the Company had $27.5 million of net operating loss carryforwards available to offset future taxable income, as follows:

YEAR OF
EXPIRATION                                                 (THOUSANDS)
----------                                                 -----------
  2011...................................................    $27,545
                                                             =======

     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that future taxable income will more likely than not be sufficient to utilize fully the deferred tax assets recorded.

     As of December 31, 2000, included in current assets is a tax receivable from parent corporations of $1.5 million and included in long-term assets is a tax receivable from parent corporations of $7.5 million representing amounts paid to G-I Holdings under the Tax Sharing Agreement (as defined below), as amended, which the Company will apply under the Tax Sharing Agreement against future tax sharing payments due G-I Holdings over the next two years based on current income estimates.

     The Company entered into a tax sharing agreement (the "Tax Sharing Agreement") dated January 31, 1994 with G-I Holdings with respect to the payment of federal income taxes and certain related matters. During the term of the Tax Sharing Agreement, which is effective for the period during which the Company or any of its domestic subsidiaries is included in a consolidated federal income tax return for the consolidated group that has included G-I Holdings as a member (the "G-I Holdings Group"), the Company is obligated to pay G-I Holdings an amount equal to those federal income taxes it

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 7. INCOME TAX (PROVISION) BENEFIT -- (CONTINUED)

would have incurred if the Company, on behalf of itself and its domestic subsidiaries, filed its own federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by the Company to G-I Holdings in future years, but cannot be carried back. If the Company ever were to leave the G-I Holdings Group, it would be required to pay to G-I Holdings the value of any tax attributes to which it would succeed under the consolidated return regulations to the extent the tax attributes reduced the amounts otherwise payable by the Company under the Tax Sharing Agreement. Under certain circumstances, the provisions of the Tax Sharing Agreement could result in the Company having a greater liability under the agreement than it would have had if it and its domestic subsidiaries had filed its own separate federal income tax return. Under the Tax Sharing Agreement, the Company and each of its domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of G-I Holdings or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to the Company's business or assets or the business or assets of any of its domestic subsidiaries. Although, as a member of the G-I Holdings Group, the Company is severally liable for certain federal income tax liabilities of the G-I Holdings Group, including tax liabilities not related to its business, G-I Holdings has agreed to indemnify the Company and its subsidiaries for all tax liabilities of the G-I Holdings Group other than tax liabilities arising from the Company's operations and the operations of its domestic subsidiaries and tax liabilities for tax years pre-dating the Tax Sharing Agreement that relate to the Company's business or assets and the business or assets of any of its domestic subsidiaries. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may be not have sufficient assets to satisfy these indemnification obligations. For the possible consequences of the failure of G-I Holdings to satisfy these indemnification obligations, see Note 3. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, G-I Holdings makes all decisions with respect to all matters relating to taxes of the G-I Holdings Group. The provisions of the Tax Sharing Agreement take into account both the federal income taxes the Company would have incurred if it filed its own separate federal income tax return and the fact that the Company is a member of the G-I Holdings Group for federal income tax purposes.

     On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service (the "IRS") of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership"), a partnership in which G-I Holdings held an interest. The claim of the IRS for interest and penalties, after taking into account the effect on the use of net operating losses and foreign tax credits, could result in G-I Holdings incurring liabilities significantly in excess of the deferred tax liability of $131.4 million that it recorded in 1990 in connection with this matter. G-I Holdings has advised the Company that it believes that it will prevail in this matter, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. G-I Holdings has agreed to indemnify the Company against any tax liability associated with the surfactants partnership. In light of G-I Holdings' recent bankruptcy filing, G-I Holdings may not have sufficient assets to satisfy its indemnification obligation to the Company. For the possible consequences to the Company of the failure of G-I Holdings to satisfy this liability and other information relating to G-I Holdings, see Note 3.

NOTE 8. SALE OF ACCOUNTS RECEIVABLE

     In March 1993, the Company sold its trade accounts receivable ("receivables") to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75 million in cash to be made

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 8. SALE OF ACCOUNTS RECEIVABLE -- (CONTINUED)

available to the Company based on eligible receivables outstanding from time to time. In November 1996, the Company entered into new agreements, pursuant to which it sold the receivables to a special purpose subsidiary of the Company, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse. The new agreements provide for a maximum of $115 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. This facility expires in December 2001. The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other." BMCA Receivables Corporation is not a guarantor under the Company's debt obligations. See Notes 11 and 17. The effective cost to the Company varies with LIBOR and is included in "Other income (expense), net" and amounted to $5.1, $5.5 and $6.9 million in 1998, 1999 and 2000, respectively.

NOTE 9. INVENTORIES

     At December 31, 1999 and 2000, $8.9 and $11.2 million, respectively, of inventories were valued using the LIFO method. Inventories consist of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                             (THOUSANDS)
Finished goods.........................................  $ 68,878    $ 61,606
Work-in process........................................    13,974      16,938
Raw materials and supplies.............................    27,462      27,743
                                                         --------    --------
     Total.............................................   110,314     106,287
Less LIFO reserve......................................    (1,699)     (4,585)
                                                         --------    --------
Inventories............................................  $108,615    $101,702
                                                         ========    ========

NOTE 10. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1999         2000
                                                       ---------    ---------
                                                            (THOUSANDS)
Land and land improvements...........................  $  29,005    $  32,603
Buildings and building equipment:....................     67,220       75,299
Machinery and equipment..............................    300,846      369,102
Construction in progress.............................    115,458       20,776
                                                       ---------    ---------
     Total...........................................    512,529      497,780
Less accumulated depreciation and amortization.......   (101,826)    (135,316)
                                                       ---------    ---------
Property, plant and equipment, net...................  $ 410,703    $ 362,464
                                                       =========    =========

     Included in the net book value of machinery and equipment at December 31, 1999 and 2000 was $10,508 and $8,863, respectively, for assets under capital leases.

     During 1999, in connection with the construction of two new manufacturing facilities, the Company entered into two leases for certain machinery and equipment, which leases meet the criteria of operating leases under SFAS No. 13 "Accounting for Leases." In connection therewith, at December 31, 1999, property, plant, and equipment, net, and accrued liabilities included $65.6 million of assets under such

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. PROPERTY, PLANT AND EQUIPMENT -- (CONTINUED) leases. Such amounts were reversed during 2000 when the manufacturing facilities became fully operational. These leases require quarterly rental payments and are for a ten-year period expiring in December 2009.

NOTE 11. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                             (THOUSANDS)
10 1/2% Senior Notes due 2003..........................  $     --    $ 34,235
7 3/4% Senior Notes due 2005...........................   149,493     149,584
8 5/8% Senior Notes due 2006...........................    99,654      99,704
8% Senior Notes due 2007...............................    99,418      99,492
8% Senior Notes due 2008...............................   154,249     154,334
Borrowings under Existing Credit Agreement.............        --      70,000
Term Loan due 2004.....................................    31,850          --
Industrial revenue bonds with various interest rates
  and maturity dates to 2029...........................    23,125      23,060
Obligations on equipment loans.........................     2,225          28
Precious Metal Note due 2003...........................        --       7,002
Obligations under capital leases (Note 16).............    43,787      39,966
Other notes payable....................................     3,093       3,201
                                                         --------    --------
     Total.............................................   606,894     680,606
Less current maturities................................    (6,149)     (5,908)
                                                         --------    --------
Long-term debt less current maturities.................  $600,745    $674,698
                                                         ========    ========

     On July 5, 2000, the Company issued $35 million in aggregate principal amount of 10 1/2% Senior Notes due 2002 at 97.161% of the principal amount, the maturity date of which was extended to September 2003 (the "2003 Notes") in connection with the Company entering into the New Credit Agreement in December 2000 (see below). The Company used the net proceeds from the issuance of the 2003 Notes to repay a $31.9 million bank term loan due 2004 (the "Term Loan") with the remaining net proceeds used for general corporate purposes. In connection with the extinguishment of such debt, unamortized deferred financing fees of approximately $0.3 million, net of tax, were written-off as an after-tax extraordinary loss. The net proceeds of the Term Loan had been used, in 1999, to purchase, and subsequently cancel, the remaining $29.9 million in aggregate principal amount of the Company's outstanding 11 3/4% Senior Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes"). The redemption price was 105.875% of the principal amount outstanding, and the premium was recorded as an after-tax extraordinary loss, net of tax, of approximately $1.3 million.

     On December 3, 1998, the Company issued $155 million in aggregate principal amount of 8% Senior Notes due 2008 (the "2008 Notes"). The Company used substantially all of the net proceeds from such issuance to purchase, and subsequently cancel, $147.1 million in aggregate principal amount at maturity of the Company's Deferred Coupon Notes. In connection with this purchase, the Company recorded an after-tax extraordinary loss of $8.8 million.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. LONG-TERM DEBT -- (CONTINUED)

     On July 17, 1998, the Company issued $150 million in aggregate principal amount of 7 3/4% Senior Notes due 2005 (the "2005 Notes"). The Company used substantially all of the net proceeds from such issuance to purchase, and subsequently cancel, $132.6 million in aggregate principal amount at maturity of the Company's Deferred Coupon Notes. In connection with this purchase, the Company recorded an after-tax extraordinary loss of $9.3 million.

     In October 1997, the Company issued $100 million in aggregate principal amount of 8% Senior Notes due 2007 (the "2007 Notes"). In December 1996, the Company issued $100 million in aggregate principal amount of 8 5/8% Senior Notes due 2006 (the "2006 Notes"). Holders of the 2003 Notes, the 2005 Notes, the 2006 Notes, the 2007 Notes and the 2008 Notes (collectively, the "Senior Notes") have the right under the indentures governing such notes to require the Company to purchase the 2003 Notes, the 2005 Notes, the 2006 Notes, the 2007 Notes and the 2008 Notes at a price of 101% of the principal amount thereof, and the Company has the right to redeem the Senior Notes at a price of 101% of the principal amount thereof, plus, in each case, the Applicable Premium (as defined therein), together with any accrued and unpaid interest, in the event of a Change of Control (as defined therein).

     In August 1999, the Company entered into the Existing Credit Agreement. In December 2000, the Existing Credit Agreement was amended to extend its maturity until August 2003. The terms of the Existing Credit Agreement provide for a $110 million secured revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $110 million in the aggregate. The Existing Credit Agreement bears interest at a floating rate (9.39% on December 31, 2000) based on the lenders' base rate, the federal funds rate or the Eurodollar rate. As of December 31, 2000, $70 million of borrowings and $38.8 million of letters of credit were outstanding under the Existing Credit Agreement.

     In December 2000, the Company entered into a the New Credit Agreement, which is to be used for working capital purposes subject to certain restrictions. The New Credit Agreement matures in August 2003 and bears interest at rates similar to the Existing Credit Agreement. As of December 31, 2000, there were no outstanding borrowings or letters of credit under the New Credit Agreement. Obligations under the Existing Credit Agreement and the New Credit Agreement, as well as obligations under the Precious Metal Note (defined below) and approximately $3.5 million of obligations under a standby letter of credit (collectively, the "Other Indebtedness"), aggregating $77.0 million of borrowings and $42.3 million of letters of credit outstanding at December 31, 2000, are secured by a first-priority lien on substantially all of the Company's assets and the assets of its subsidiaries (collectively, the "Collateral") on a pro rata basis. The Senior Notes are secured by a second-priority lien on the Collateral for so long as the first-priority lien remains in effect, subject to certain limited exceptions.

     Under the terms of the New Credit Agreement, the Existing Credit Agreement and the Senior Notes, the Company is subject to certain financial covenants, including, among others, interest coverage, minimum consolidated EBITDA (earnings before income taxes and extraordinary items increased by interest expenses, depreciation, goodwill and other amortization), limitations on the amount of annual capital expenditures and indebtedness, restrictions on distributions to the Company's parent corporations and on incurring liens, restrictions on investments and other payments. Dividends and other restricted payments, except for demand loans of specified amounts, made to any parent corporation are prohibited in 2001 and are subject to limitations, as described in those agreements, in future periods. As of December 31, 2000, after giving effect to the most restrictive of the aforementioned restrictions, the Company could not have paid dividends or made other restricted payments, except for demand loans of $2 million. In addition, if a change of control as defined in the New Credit Agreement and the Existing Credit Agreement occurs, those agreements could be terminated and the loans thereunder accelerated by the holders of that indebtedness, an event that would cause the Company's outstanding Senior Notes to be

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. LONG-TERM DEBT -- (CONTINUED)

accelerated. As of December 31, 2000, the Company was in compliance with all covenants under the New Credit Agreement, the Existing Credit Agreement and the Senior Notes.

     In connection with entering into the New Credit Agreement, the Company issued a $7.0 million note (the "Precious Metal Note") due August 2003 to finance precious metals used in certain of the Company's manufacturing processes.

     The Existing Credit Agreement and the New Credit Agreement also provide that in the event the Company shall become the subject of any bankruptcy proceedings, the lenders will, subject to bankruptcy court approval, refinance and consolidate in full the indebtedness under the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness with a new debtor-in-possession facility (the "DIP Facility") on terms and conditions substantially identical to the New Credit Agreement, the Existing Credit Agreement and the Other Indebtedness, as applicable, in an aggregate amount equal to the then committed amount under the New Credit Agreement plus $110 million plus the principal amount of the Other Indebtedness. The DIP Facility would mature on August 18, 2004 and would be secured by a first-priority security interest in all of the Collateral.

     In connection with the Deferred Coupon Notes, the Company entered into interest rate swap agreements ("swaps") with banks, with an aggregate ending notional principal amount of $142.0 million and a final maturity of July 1, 1999, all of which were terminated as of June 28, 1998. In June 1998, the Company terminated swaps with an aggregate ending notional principal amount of $60.0 million, resulting in gains of $0.7 million. The gains were deferred and were amortized as a reduction of interest expense over the remaining original life of the swaps. As a result of the swaps, the effective interest cost to the Company of the portion of the Deferred Coupon Notes covered by the swaps varied at a fixed spread over LIBOR.

     In December 1995, the Company consummated a $40 million sale-leaseback of certain equipment located at its Chester, South Carolina glass mat manufacturing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extends to December 2005. In December 1994, the Company consummated a $20.4 million sale-leaseback of certain equipment located at its Baltimore, Maryland roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in the land, buildings and certain equipment at the Baltimore facility. The lease term extends to December 2004. The Company has four industrial revenue bond issues outstanding, which bear interest at short-term floating rates. Interest rates on the foregoing obligations ranged between 4.20% and 4.75% as of December 31, 2000.

     The Company believes that the fair value of its non-public indebtedness approximates the book value of such indebtedness, because the interest rates on substantially all such indebtedness are at floating short-term rates. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of the fair values from an independent source believed to be reliable. The estimated fair values of the Company's indebtedness at December 31, 1999 and 2000 are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       2000
                                                          --------    -------
                                                              (THOUSANDS)
2005 Notes..............................................  $136,039    $47,867
2006 Notes..............................................    94,671     31,905
2007 Notes..............................................    89,973     31,837
2008 Notes..............................................   139,210     49,387

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. LONG-TERM DEBT -- (CONTINUED)

     The aggregate maturities of long-term debt as of December 31, 2000 for the next five years are as follows:

                                                           (THOUSANDS)
                                                           -----------
2001.....................................................   $  5,908
2002.....................................................     15,009
2003.....................................................    125,244
2004.....................................................         --
2005.....................................................    150,000

     In the above table, maturities for the year 2002 include $11.7 million related to the Baltimore manufacturing facility capital lease. Maturities for the year 2003 include $35 million related to the 2003 Notes, $70 million related to the Existing Credit Agreement and $20.2 million related to the Chester glass mat manufacturing facility capital lease. Maturities for the year 2005 include $150 million related to the 2005 Notes.

NOTE 12. BENEFIT PLANS

     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

  Defined Contribution Plan

     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $4.2, $4.4 and $4.9 million for 1998, 1999 and 2000, respectively.

     U.S. Intec, Inc., a wholly-owned subsidiary of the Company as of December 31, 2000, provided a defined contribution plan for eligible employees. U.S. Intec, Inc. contributed a discretionary matching contribution equal to 100% of each participant's eligible contributions each year up to a maximum of $750 for each participant. Such contributions by U.S. Intec, Inc. were $0.1, $0.2 and $0.1 million for 1998, 1999 and 2000, respectively.

  Defined Benefit Plans

     The Company provides noncontributory defined benefit retirement plans for certain hourly and salaried employees (the "Retirement Plans"). Benefits under these plans are based on stated amounts for each year of service. In 1998, the Company acquired LL Building Products Inc. which has pension plans for its hourly and salaried employees. The LL Building Products Inc. plans were curtailed in 1998. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 12. BENEFIT PLANS -- (CONTINUED)

     The Company's net periodic pension cost for the Retirement Plans included the following components:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -------    -------    -------
                                                                 (THOUSANDS)
Service cost..........................................  $   754    $   804    $   751
Interest cost.........................................      842        949      1,066
Expected return on plan assets........................   (1,296)    (1,270)    (1,583)
Amortization of unrecognized prior service cost.......       31         31         33
Amortization of net losses from earlier periods.......       --        107         14
                                                        -------    -------    -------
Net periodic pension cost.............................  $   331    $   621    $   281
                                                        =======    =======    =======

     The following tables set forth, for the years 1999 and 2000, reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status, amounts recognized in the Consolidated Balance Sheets and changes in accumulated other comprehensive (income) loss related to the Retirement Plans:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                 (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $17,865    $17,601
  Service cost..............................................      804        751
  Interest cost.............................................    1,243      1,379
  Amendments................................................       --         50
  Actuarial losses (gains)..................................   (1,739)     1,073
  Benefits paid.............................................     (572)      (638)
                                                              -------    -------
  Benefit obligation at end of year.........................  $17,601    $20,216
                                                              =======    =======
Change in plan assets:
  Fair value of plan assets at beginning of year............  $16,248    $18,348
  Actual return on plan assets..............................    1,920      3,100
  Employer contributions....................................      752      2,625
  Benefits paid.............................................     (572)      (638)
                                                              -------    -------
  Fair value of plan assets at end of year..................  $18,348    $23,435
                                                              =======    =======
Reconciliation of funded status:
  Funded status.............................................  $   746    $ 3,219
  Unrecognized prior service cost...........................      247        264
  Unrecognized actuarial losses.............................    1,351        473
                                                              -------    -------
  Net amount recognized in Consolidated Balance Sheets......  $ 2,344    $ 3,956
                                                              =======    =======

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 12. BENEFIT PLANS -- (CONTINUED)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                 (THOUSANDS)
Amounts recognized in Consolidated Balance Sheets:
  Prepaid benefit cost......................................  $   746    $ 3,956
  Intangible asset..........................................      247         --
  Accumulated other comprehensive loss......................    1,351         --
                                                              -------    -------
  Net amount recognized.....................................  $ 2,344    $ 3,956
                                                              =======    =======
Change for the year in accumulated other comprehensive
  (income) loss:
  Change in intangible asset................................  $    30    $   247
  Change in additional minimum liability....................   (1,635)    (1,598)
                                                              -------    -------
  Total.....................................................  $(1,605)   $(1,351)
                                                              =======    =======

     In determining the projected benefit obligation, the weighted average assumed discount rate was 7.75% and 7.50% for 1999 and 2000, respectively. The expected long-term rate of return on assets, used in determining net periodic pension cost, was 11% for 1999 and 2000.

     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was immaterial for 1998, 1999 and 2000.

  Book Value Appreciation Unit Plan

     A Book Value Appreciation Unit Plan was implemented effective January 1, 1996. Under the plan, employees were granted units which vest over five years. Upon exercise, employees were entitled to receive a cash payment based on the increase in Book Value (as defined in the plan). This plan was terminated in 1999 with all eligible employees receiving their respective vested cash payments. Expense accrued under this plan was $1.3 and $1.2 million for 1998 and 1999, respectively.

  Postretirement Medical and Life Insurance

     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.

     Net periodic postretirement benefit cost included the following components:

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                             1998     1999     2000
                                                             -----    -----    -----
                                                                   (THOUSANDS)
Service cost...............................................  $ 104    $ 114    $  92
Interest cost..............................................    467      476      354
Amortization of unrecognized prior service cost............    (88)     (88)     (94)
Amortization of net gains from earlier periods.............   (240)    (209)    (271)
                                                             -----    -----    -----
Net periodic postretirement benefit cost...................  $ 243    $ 293    $  81
                                                             =====    =====    =====

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 12. BENEFIT PLANS -- (CONTINUED)

     The following table sets forth, for the years 1999 and 2000, reconciliations of the beginning and ending balances of the postretirement benefit obligation, funded status and amounts recognized in the Consolidated Balance Sheets related to postretirement medical and life insurance benefits:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                  (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $  7,135    $  6,023
  Service cost..............................................       114          92
  Interest cost.............................................       476         354
  Amendments................................................        --        (122)
  Actuarial gains...........................................    (1,179)     (1,098)
  Benefits paid.............................................      (523)       (404)
                                                              --------    --------
  Benefit obligation at end of year.........................  $  6,023    $  4,845
                                                              ========    ========
Change in plan assets:
  Fair value of plan assets at beginning of year............  $     --    $     --
  Employer contributions....................................       523         404
  Participant contributions.................................        --         104
  Benefits paid.............................................      (523)       (508)
                                                              --------    --------
  Fair value of plan assets at end of year..................  $     --    $     --
                                                              ========    ========
Reconciliation of funded status:
  Funded status.............................................  $ (6,023)     (4,845)
  Unrecognized prior service cost...........................      (614)       (642)
  Unrecognized actuarial gains..............................    (4,400)     (5,227)
                                                              --------    --------
  Net amount recognized in Consolidated Balance Sheets as
     accrued benefit cost...................................  $(11,037)   $(10,714)
                                                              ========    ========

     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 2000 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $700 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 9% and 6% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 2000 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to an ultimate rate of 4.5% and 6%, respectively, by the year 2009 and remain at that level thereafter. The weighted average assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 7.50% for 1999 and 2000, respectively.

     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 and 2000 by $76,000 and $33,000, respectively, and the aggregate of the service and interest cost components of the net periodic

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 12. BENEFIT PLANS -- (CONTINUED)

postretirement benefit cost for the years 1999 and 2000 by $5,000 and $2,400, respectively. A decrease of one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 and 2000 by $68,000 and $31,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 1999 and 2000 by $5,000 and $2,400, respectively.

NOTE 13. PREFERRED STOCK OPTION PLAN

     On January 1, 1996, the Company established a plan to issue options to certain employees to purchase shares of redeemable convertible preferred stock ("Preferred Stock") of the Company, exercisable at a price of $100 per share. Each share of Preferred Stock is convertible, at the holder's option, into shares of common stock of the Company at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vest rateably over five years and expire after nine years. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 6% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to $100 per share plus accrued and unpaid dividends. The Preferred Stock, and common stock issuable upon conversion of Preferred Stock into common stock, is subject to repurchase by the Company under certain circumstances, at a price equal to current Book Value (as defined in the option agreement). The exercise price of the options to purchase Preferred Stock was equal to the estimated fair value per share of the Preferred Stock at the date of grant. The options exercised in 1999 and 2000 were converted into 4,611 and 1,868 shares of common stock. During 1998 and 1999 no expense was recorded in connection with the Preferred Stock options.

     The following is a summary of transactions pertaining to the plan:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -------    -------    -------
                                                             (NUMBER OF SHARES)
Outstanding, January 1................................  102,595    140,052    167,811
Granted...............................................   57,073     81,405     61,700
Exercised.............................................       --     (8,704)    (3,653)
Forfeited.............................................  (19,616)   (44,942)   (27,749)
                                                        -------    -------    -------
Outstanding, December 31..............................  140,052    167,811    198,109
                                                        -------    -------    -------
Options exercisable, December 31......................   20,663     45,337     66,405
                                                        =======    =======    =======

     Effective December 31, 2000, the Company adopted the 2001 Long-Term Incentive Plan which allows certain employees participating in the preferred stock option program to also participate in the 2001 Long-Term Incentive Plan. Under the provisions of the 2001 Long-Term Incentive Plan, a $1.4 million charge was recorded in 2000.

NOTE 14. BUSINESS SEGMENT INFORMATION

     The Company is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the steep slope and low slope roofing markets. The Company also manufactures and markets specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. The steep slope roofing product line primarily consists of premium laminated shingles, strip shingles, and certain specialty shingles principally for regional markets. Sales of steep slope roofing products represented approximately 67% of the Company's net sales in 2000. The Company's low slope roofing product line includes a full line of modified bitumen products, asphalt built-

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 14. BUSINESS SEGMENT INFORMATION -- (CONTINUED)

up roofing, liquid applied membrane, and roofing accessories. Sales of low slope roofing products and accessories represented approximately 26% of the Company's net sales in 2000. Sales of the specialty building products and accessories product line represented approximately 7% of the Company's net sales in 2000.

     The Company aggregates the steep slope and low slope product lines into one operating segment since they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the products and services are similar in that they perform the same function -- the protection and covering of steep slope and low slope roofs; (ii) the nature of the production processes are similar; (iii) the type or class of customer for their products and services are similar; (iv) the steep slope and low slope products have the same distribution channels, whereby the main customers are wholesalers or distributors; and (v) regulatory requirements are generally the same for both the steep slope and low slope product lines. The specialty building products and accessories product line did not meet quantitative thresholds in 2000 to be considered as a reportable segment.

     Net revenues in 1999 and 2000, respectively, included sales to The Home Depot, Inc. and American Builders & Contractors Supply Co., of approximately 11%, 13%, and 10% and 11%, respectively, of the Company's net sales. No other customer accounted for as much as 10% of net sales in 1999 or 2000.

NOTE 15. RELATED PARTY TRANSACTIONS

     Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from operating and financing transactions between the Company and its affiliates:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                             (THOUSANDS)
Receivable from G-I Holdings...........................  $ 59,132    $     --
                                                         ========    ========
Tax receivable from parent corporations................        --    $  9,000
                                                         ========    ========
Payable to ISP.........................................  $(15,024)   $(10,052)
                                                         ========    ========

     The Company makes loans to, and borrows from, G-I Holdings and its subsidiaries at prevailing market rates (between 5.82% and 5.96% during 1998); however, no loans to G-I Holdings were made during 1999 and 2000. In addition, no loans were made to the Company by G-I Holdings and its subsidiaries during 1999 and 2000. Loans to any parent corporation are subject to limitations as outlined in the New Credit Agreement, the Existing Credit Agreement and the Senior Notes. The Company advances funds on a non-interest bearing basis to G-I Holdings and its subsidiaries. The net balance of such advances as of December 31, 1999 and 2000 was $59.1 and $0 million, respectively. During 1999 and 2000, the Company made distributions of $60.0 and $106.2 million, respectively, to its parent corporations. The distribution of $106.2 million in 2000 represents the write-off of outstanding advances to the Company's parent corporations during 1999 and 2000 that the Company determined were uncollectible. Included in current assets is a tax receivable from parent corporations of $1.5 million and included in long-term assets is a tax receivable from parent corporations of $7.5 million representing amounts paid to G-I Holdings under the Tax Sharing Agreement. See Note 7.

     Mineral Products: The Company and its subsidiaries purchase all of their colored roofing granules requirements from ISP under a requirements contract, except for the requirements of certain of their roofing plants which are supplied by third parties. Effective January 1, 2001, this contract was amended

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 15. RELATED PARTY TRANSACTIONS -- (CONTINUED)

and restated to provide, among other things, that the contract will expire on December 31, 2001, unless extended by the parties. Such purchases by the Company and its subsidiaries totaled $62.6, $57.3 and $59.3 million for 1998, 1999 and 2000, respectively. The amount payable to ISP at December 31, 1999 and 2000 for such purchases was $2.9 and $7.6 million, respectively.

     Management Agreement: The Company is a party to a Management Agreement with ISP (the "Management Agreement") pursuant to which ISP provides certain general management, administrative, legal, telecommunications, information and facilities services to the Company (including the use of the Company's headquarters in Wayne, New Jersey). Charges to the Company by ISP for providing such services aggregated $4.3, $5.3 and $6.0 million for 1998, 1999 and 2000, respectively. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by ISP for the benefit of the Company. The payable to ISP for management fees as of December 31, 1999 and 2000 was $4.1 and $1.0 million, respectively. Effective January 1, 2001, the Management Agreement was amended to extend the term of the agreement through March 31, 2001, to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party, and to adjust the management fees payable thereunder. In addition, the Management Agreement was amended to provide that the Company rather than ISP be responsible for providing management services to G-I Holdings and certain of its subsidiaries and that G-I Holdings pay to the Company a management fee for such services. Based on the services provided to G-I Holdings in 2000 under the Management Agreement, the aggregate amount payable by G-I Holdings to the Company for services to be rendered under the Management Agreement in 2001 is expected to be approximately $0.6 million. The Company and ISP also allocate a portion of the management fees payable by the Company under the Management Agreement to separate lease payments for the use of the Company's headquarters. Based on the services provided by ISP to the Company and G-I Holdings in 2000 under the Management Agreement, the aggregate amount payable by the Company to ISP under the Management Agreement for 2001, is expected to be approximately $6.6 million. Certain of the Company's executive officers receive their compensation from ISP. ISP is indirectly reimbursed for this compensation through payment of the management fee and other reimbursable expenses payable under the Management Agreement.

     Tax Sharing Agreement:  See Note 7.

NOTE 16. COMMITMENTS AND CONTINGENCIES

     The discussions as to legal matters involving the Company contained in "Business -- Legal Proceedings -- Environmental Litigation" and "-- Other Litigation" are incorporated herein by reference.

     G-I Holdings and BHC are presently dependent upon the earnings and cash flows of their subsidiaries, principally the Company, in order to satisfy their obligations, including various tax and other claims and liabilities (net of certain insurance receivables) including tax liabilities relating to the surfactants partnership (discussed in Note 7). G-I Holdings has advised the Company that it expects to obtain funds to satisfy G-I Holdings' operating expenses from, among other things, loans from subsidiaries (principally the Company). See Notes 3, 7 and 15.

     On January 5, 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its Asbestos Claims. The Company is not included in such bankruptcy filing. There are restrictions under the indentures relating to the Senior Notes, the Existing Credit Agreement and the New Credit Agreement on payments by the Company to its parents.

     During the twelve months ended December 31, 2001, the Company expects to make distributions and/or advances to its parents to satisfy the obligations discussed above only to the extent permitted by

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 16. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

the Existing Credit Agreement, the New Credit Agreement and the Senior Notes. The Company does not believe that the dependence of its parent corporations on the cash flows of their subsidiaries should have a material adverse effect on the operations, liquidity or capital resources of the Company. See Notes 3, 7 and 11.

     The leases for certain property, plant and equipment at certain of the Company's glass mat and roofing facilities are accounted for as capital leases (see Note 11). The Company is also a lessee under operating leases principally for warehouses, production machinery and equipment, and transportation and computer equipment. Rental expense on operating leases was $11.0, $15.5 and $18.7 million for 1998, 1999 and 2000, respectively. Future minimum lease payments for properties which were held under long-term noncancellable leases as of December 31, 2000 were as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                          -------    ---------
                                                              (THOUSANDS)
2001....................................................  $ 8,108    $ 15,665
2002....................................................   17,558      14,733
2003....................................................   21,406      14,196
2004....................................................       --      13,900
2005....................................................       --      13,636
Thereafter..............................................       --      43,361
                                                          -------    --------
Total minimum payments..................................   47,072    $115,491
                                                                     ========
Less interest included above............................    7,106
                                                          -------
Present value of net minimum lease payments.............  $39,966
                                                          =======

NOTE 17. GUARANTOR FINANCIAL INFORMATION

     In connection with the Company entering into the New Credit Agreement, all of the Company's subsidiaries, other than BMCA Receivables Corporation (see Note
8), became guarantors under the New Credit Agreement, the Existing Credit Agreement and the Senior Notes. These guarantees are full, unconditional and joint and several. In addition, Building Materials Manufacturing Corporation ("BMMC"), a wholly-owned subsidiary of the Company, is a co-obligor on the 2007 Notes.

     The Company and BMMC entered into license agreements, effective January 1, 1999, for the right to use intellectual property, including patents, trademarks, know-how, and franchise rights owned by Building Materials Investment Corporation, a wholly-owned subsidiary of the Company, for a license fee stated as a percentage of net sales. The license agreements are for a period of one year and are subject to automatic renewal unless either party terminates with 60 days written notice. Also, effective January 1, 1999, BMMC sells all finished goods to the Company at a manufacturing profit.

     In January 2001, certain subsidiaries of the Company were merged into BMMC.

     Presented below is condensed consolidating financial information for the Company, the guarantor subsidiaries and the non-guarantor subsidiary prepared on a basis which retroactively reflects the formation of such companies for all periods presented. This financial information should be read in conjunction with the Consolidated Financial Statements and other notes related thereto. Separate financial information for the Company's guarantor subsidiaries and non-guarantor subsidiary is not included herein because management has determined that such information is not material to investors.

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)

                                                     PARENT     GUARANTOR
                                                    COMPANY    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                    --------   ------------   ------------   ------------
Net sales.........................................  $885,364     $202,593      $      --      $1,087,957
Intercompany net sales............................     3,413      641,657       (645,070)             --
                                                    --------     --------      ---------      ----------
     Total net sales..............................   888,777      844,250       (645,070)      1,087,957
                                                    --------     --------      ---------      ----------
Costs and expenses:
  Cost of products sold...........................   657,018      762,391       (645,070)        774,339
  Selling, general and administrative.............   155,184       81,232                        236,416
  Goodwill amortization...........................       641        1,470                          2,111
  Nonrecurring charges............................    27,563                                      27,563
                                                    --------     --------      ---------      ----------
     Total costs and expenses.....................   840,406      845,093       (645,070)      1,040,429
                                                    --------     --------      ---------      ----------
Operating income (loss)...........................    48,371         (843)            --          47,528
Equity in loss of subsidiaries....................      (755)                        755              --
Interest expense, net.............................   (26,535)     (23,419)                       (49,954)
Other income (expense), net.......................    (7,150)      23,045                         15,895
                                                    --------     --------      ---------      ----------
Income (loss) before income taxes and
  extraordinary losses............................    13,931       (1,217)           755          13,469
Income tax (provision) benefit....................    (5,580)         462                         (5,118)
                                                    --------     --------      ---------      ----------
Income (loss) before extraordinary losses.........     8,351         (755)           755           8,351
                                                    --------     --------      ---------      ----------
Extraordinary losses, net of income tax benefits
  of $11,101......................................   (18,113)                                    (18,113)
                                                    --------     --------      ---------      ----------
Net income (loss).................................  $ (9,762)    $   (755)     $     755      $   (9,762)
                                                    ========     ========      =========      ==========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                  (THOUSANDS)

                                                     PARENT     GUARANTOR
                                                    COMPANY    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                    --------   ------------   ------------   ------------
Net sales.........................................  $920,692     $219,347      $      --      $1,140,039
Intercompany net sales............................     7,230      731,312       (738,542)             --
                                                    --------     --------      ---------      ----------
     Total net sales..............................   927,922      950,659       (738,542)      1,140,039
                                                    --------     --------      ---------      ----------
Costs and expenses:
  Cost of products sold...........................   702,957      848,282       (738,542)        812,697
  Selling, general and administrative.............   157,372       82,188                        239,560
  Goodwill amortization...........................       641        1,393                          2,034
  Transition service agreement (income) expense...      (500)         500                             --
  Nonrecurring charges............................     2,650                                       2,650
                                                    --------     --------      ---------      ----------
     Total costs and expenses.....................   863,120      932,363       (738,542)      1,056,941
                                                    --------     --------      ---------      ----------
Operating income..................................    64,802       18,296             --          83,098
Equity in earnings of subsidiaries................    23,370                     (23,370)             --
Intercompany licensing income (expense), net......   (27,622)      27,622                             --
Interest expense, net.............................   (26,565)     (21,752)                       (48,317)
Other income (expense), net.......................    (7,489)      12,929                          5,440
                                                    --------     --------      ---------      ----------
Income (loss) before income taxes and
  extraordinary losses............................    26,496       37,095        (23,370)         40,221
Income tax (provision) benefit....................    (1,157)     (13,725)                       (14,882)
                                                    --------     --------      ---------      ----------
Income (loss) before extraordinary losses.........    25,339       23,370        (23,370)         25,339
Extraordinary losses, net of income tax benefits
  of $761.........................................    (1,296)                                     (1,296)
                                                    --------     --------      ---------      ----------
Net income (loss).................................  $ 24,043     $ 23,370      $ (23,370)     $   24,043
                                                    ========     ========      =========      ==========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                                  (THOUSANDS)

                                                    PARENT      GUARANTOR
                                                   COMPANY     SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ----------   ------------   ------------   ------------
Net sales.......................................  $  999,809    $  207,950     $      --      $1,207,759
Intercompany net sales..........................      11,111       817,219      (828,330)             --
                                                  ----------    ----------     ---------      ----------
     Total net sales............................   1,010,920     1,025,169      (828,330)      1,207,759
                                                  ----------    ----------     ---------      ----------
Costs and expenses:
  Cost of products sold.........................     798,142       923,964      (828,330)        893,776
  Selling, general and administrative...........     165,231        85,311                       250,542
  Goodwill amortization.........................         641         1,383                         2,024
  Transition service agreement (income)
     expense....................................        (100)          100
  Gain on sale of assets........................                   (17,505)                      (17,505)
  Warranty reserve adjustment...................      15,000                                      15,000
                                                  ----------    ----------     ---------      ----------
     Total costs and expenses...................     978,914       993,253      (828,330)      1,143,837
                                                  ----------    ----------     ---------      ----------
Operating income................................      32,006        31,916            --          63,922
Equity in earnings of subsidiaries..............      12,189                     (12,189)             --
Intercompany licensing income (expense), net....     (29,994)       29,994
Interest expense, net...........................     (27,728)      (25,740)                      (53,468)
Other expense, net..............................     (10,818)      (16,822)                      (27,640)
                                                  ----------    ----------     ---------      ----------
Income (loss) before income taxes and
  extraordinary losses..........................     (24,345)       19,348       (12,189)        (17,186)
Income tax (provision) benefit..................      13,518        (7,159)                        6,359
                                                  ----------    ----------     ---------      ----------
Income (loss) before extraordinary losses.......     (10,827)       12,189       (12,189)        (10,827)
Extraordinary losses, net of income tax benefits
  of $194.......................................        (330)                                       (330)
                                                  ----------    ----------     ---------      ----------
Net income (loss)...............................  $  (11,157)   $   12,189     $ (12,189)     $  (11,157)
                                                  ==========    ==========     =========      ==========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999
                                  (THOUSANDS)

                                                                        NON-
                                            PARENT     GUARANTOR     GUARANTOR
                                           COMPANY    SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ----------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents..............  $     81     $ 55,871      $     --     $      --       $ 55,952
  Investments in trading securities......                    687                                        687
  Investments in available-for-sale
     securities..........................                 29,702                                     29,702
  Other short-term investments...........                  1,590                                      1,590
  Accounts receivable, trade, net........     1,590       21,348                                     22,938
  Accounts receivable, other.............     4,992        5,692        52,208                       62,892
  Receivable from parent corporations....    59,132                                                  59,132
  Inventories............................    52,903       55,712                                    108,615
  Other current assets...................     1,208        3,031                                      4,239
                                           --------     --------      --------     ---------       --------
     Total Current Assets................   119,906      173,633        52,208            --        345,747
Investment in subsidiaries...............   325,211                                 (325,211)            --
Intercompany loans including accrued
  interest...............................   171,176     (166,762)       (4,414)                          --
Due from (to) subsidiaries, net..........  (151,164)     146,942         4,222                           --
Property, plant and equipment, net.......    32,821      377,882                                    410,703
Excess of cost over net assets of
  businesses acquired, net...............    18,739       51,669                                     70,408
Deferred income tax benefits.............    45,561                                                  45,561
Other assets.............................    15,454        7,239                                     22,693
                                           --------     --------      --------     ---------       --------
Total Assets.............................  $577,704     $590,603      $ 52,016     $(325,211)      $895,112
                                           ========     ========      ========     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt...  $  2,333     $  3,816      $     --     $      --       $  6,149
  Accounts payable.......................    41,799       42,535                                     84,334
  Payable to related party...............    12,382        2,642                                     15,024
  Accrued liabilities....................    19,695       96,133                                    115,828
  Reserve for product warranty claims....    13,400        1,100                                     14,500
                                           --------     --------      --------     ---------       --------
     Total Current Liabilities...........    89,609      146,226            --            --        235,835
Long-term debt less current maturities...   435,398      165,347                                    600,745
Reserve for product warranty claims......    16,127        3,687                                     19,814
Other liabilities........................    14,881        2,148                                     17,029
                                           --------     --------      --------     ---------       --------
     Total Liabilities...................   556,015      317,408            --            --        873,423
                                           --------     --------      --------     ---------       --------
Total Stockholders' Equity, net..........    21,689      273,195        52,016      (325,211)        21,689
                                           --------     --------      --------     ---------       --------
Total Liabilities and Stockholders'
  Equity.................................  $577,704     $590,603      $ 52,016     $(325,211)      $895,112
                                           ========     ========      ========     =========       ========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)

                   BUILDING MATERIALS CORPORATION OF AMERICA

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000
                                  (THOUSANDS)

                                                                       NON-
                                          PARENT      GUARANTOR     GUARANTOR
                                          COMPANY    SUBSIDIARIES   SUBSIDIARY   ELIMINATIONS   CONSOLIDATED
                                         ---------   ------------   ----------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents............  $   9,741    $  73,006     $      --     $      --       $ 82,747
  Accounts receivable, trade, net......                  19,474                                     19,474
  Accounts receivable, other...........      5,027        2,947        43,869                       51,843
  Tax receivable from parent
     corporations......................      1,500                                                   1,500
  Inventories..........................     52,041       49,661                                    101,702
  Other current assets.................      1,022        2,903                                      3,925
                                         ---------    ---------     ---------     ---------       --------
     Total Current Assets..............     69,331      147,991        43,869            --        261,191
Investment in subsidiaries.............    356,726                                 (356,726)            --
Intercompany loans including accrued
  interest.............................    188,945     (184,531)       (4,414)                          --
Due from (to) subsidiaries, net........   (190,285)     186,322         3,963                           --
Property, plant and equipment, net.....     28,425      334,039                                    362,464
Excess of cost over net assets of
  businesses acquired, net.............     18,099       47,218                                     65,317
Deferred income tax benefits...........     42,897                                                  42,897
Tax receivable from parent
  corporations.........................      7,500                                                   7,500
Other assets...........................     16,026       15,774                                     31,800
                                         ---------    ---------     ---------     ---------       --------
Total Assets...........................  $ 537,664    $ 546,813     $  43,418     $(356,726)      $771,169
                                         =========    =========     =========     =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of long-term
debt...................................  $     153    $   5,755     $      --     $      --       $  5,908
  Accounts payable.....................     19,600       37,920                                     57,520
  Payable to related party.............      7,522        2,530                                     10,052
  Accrued liabilities..................     21,627       21,261                                     42,888
  Reserve for product warranty
claims.................................     13,400        1,500                                     14,900
                                         ---------    ---------     ---------     ---------       --------
     Total Current Liabilities.........     62,302       68,966            --            --        131,268
Long-term debt less current
  maturities...........................    514,880      159,818                                    674,698
Reserve for product warranty claims....     24,248        4,508                                     28,756
Other liabilities......................     14,099          213                                     14,312
                                         ---------    ---------     ---------     ---------       --------
     Total Liabilities.................    615,529      233,505            --            --        849,034
                                         ---------    ---------     ---------     ---------       --------
Total Stockholders' Equity (Deficit),
  net..................................    (77,865)     313,308        43,418      (356,726)       (77,865)
                                         ---------    ---------     ---------     ---------       --------
Total Liabilities and Stockholders'
     Equity (Deficit)..................  $ 537,664    $ 546,813     $  43,418     $(356,726)      $771,169
                                         =========    =========     =========     =========       ========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)
                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)

                                                                                   NON-
                                                      PARENT      GUARANTOR     GUARANTOR
                                                      COMPANY    SUBSIDIARIES   SUBSIDIARY   CONSOLIDATED
                                                     ---------   ------------   ----------   ------------
Cash and cash equivalents, beginning of year.......  $      35    $  12,889       $   --      $  12,924
                                                     ---------    ---------       ------      ---------
Cash provided by (used in) operating activities:
  Net loss.........................................     (9,007)        (755)                     (9,762)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Extraordinary losses..........................     18,113                                   18,113
     Depreciation..................................      3,383       25,552                      28,935
     Goodwill and other amortization...............        641        1,671                       2,312
     Deferred income taxes.........................      4,538                                    4,538
     Noncash interest charges......................     23,877                                   23,877
  (Increase) decrease in working capital items.....    (34,741)      21,926       (3,147)       (15,962)
  Increase (decrease) in product warranty claims...     13,220       (1,569)                     11,651
  Purchases of trading securities..................                (189,197)                   (189,197)
  Proceeds from sales of trading securities........                 124,931                     124,931
  (Increase) decrease in other assets..............       (482)         764                         282
  Increase in other liabilities....................      1,487        1,780                       3,267
  Change in net receivable from/payable to related
     parties.......................................     23,681       15,807        3,147         42,635
  Other, net.......................................      3,702        7,570                      11,272
                                                     ---------    ---------       ------      ---------
Net cash provided by operating activities..........     48,412        8,480           --         56,892
                                                     ---------    ---------       ------      ---------
Cash provided by (used in) investing activities:
  Capital expenditures.............................     (4,799)     (70,535)                    (75,334)
  Acquisitions.....................................    (59,187)                                 (59,187)
  Proceeds from sale of assets.....................                  29,019                      29,019
  Purchases of available-for-sale securities.......                 (89,324)                    (89,324)
  Purchases of held-to-maturity securities.........                  (6,357)                     (6,357)
  Proceeds from sales of available-for-sale
     securities....................................                 170,055                     170,055
  Proceeds from held-to-maturity securities........                     499                         499
                                                     ---------    ---------       ------      ---------
Net cash provided by (used in) investing
  activities.......................................    (63,986)      33,357           --        (30,629)
                                                     ---------    ---------       ------      ---------
Cash provided by (used in) financing activities:
  Repayments from sale of accounts receivable......     30,578                                   30,578
  Decrease in short-term debt......................                 (26,944)                    (26,944)
  Decrease in loan receivable from parent
     corporations..................................      6,152                                    6,152
  Proceeds from issuance of long-term debt.........    304,019                                  304,019
  Decrease in borrowings under revolving credit
     facility......................................    (34,000)                                 (34,000)
  Repayments of long-term debt.....................   (285,108)      (2,796)                   (287,904)
  Financing fees and expenses......................     (6,099)                                  (6,099)
                                                     ---------    ---------       ------      ---------
Net cash provided by (used in) financing
  activities.......................................     15,542      (29,740)          --        (14,198)
                                                     ---------    ---------       ------      ---------
Net change in cash and cash equivalents............        (32)      12,097           --         12,065
                                                     ---------    ---------       ------      ---------
Cash and cash equivalents, end of year.............  $       3    $  24,986       $   --      $  24,989
                                                     =========    =========       ======      =========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)
                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999
                                  (THOUSANDS)

                                                                                  NON-
                                                     PARENT     GUARANTOR      GUARANTOR
                                                    COMPANY    SUBSIDIARIES    SUBSIDIARY    CONSOLIDATED
                                                    --------   ------------   ------------   ------------
Cash and cash equivalents, beginning of year......  $      3    $  24,986       $    --       $  24,989
                                                    --------    ---------       -------       ---------
Cash provided by (used in) operating activities:
  Net income......................................       673       23,370                        24,043
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Extraordinary losses.........................     1,296                                      1,296
     Depreciation.................................     2,628       30,358                        32,986
     Goodwill and other amortization..............     1,282        1,393                         2,675
     Deferred income taxes........................    14,132                                     14,132
     Noncash interest charges.....................     3,321                                      3,321
  Decrease in working capital items...............      (921)     (23,952)       (1,327)        (26,200)
  Decrease in product warranty claims.............   (13,771)        (547)           --         (14,318)
  Purchases of trading securities.................               (139,522)                     (139,522)
  Proceeds from sales of trading securities.......                243,097                       243,097
  Increase in other assets........................      (828)      (3,673)                       (4,501)
  Increase (decrease) in other liabilities........    (2,358)          23                        (2,335)
  Change in net receivable from/payable to related
     parties......................................    52,388     (102,508)        1,327         (48,793)
  Other, net......................................                 (3,404)                       (3,404)
                                                    --------    ---------       -------       ---------
Net cash provided by operating activities.........    57,842       24,635            --          82,477
                                                    --------    ---------       -------       ---------
Cash provided by (used in) investing activities:
  Capital expenditures............................      (829)     (44,493)                      (45,322)
  Acquisitions....................................                   (515)                         (515)
  Purchases of available-for-sale securities......                (76,048)                      (76,048)
  Purchases of held-to-maturity securities........                 (2,349)                       (2,349)
  Proceeds from sales of available-for-sale
     securities...................................                 97,400                        97,400
  Proceeds from held-to-maturity securities.......                  7,758                         7,758
  Proceeds from sales of other short-term
     investments..................................                 21,421                        21,421
                                                    --------    ---------       -------       ---------
Net cash provided by (used in) investing
  activities......................................      (829)       3,174            --           2,345
                                                    --------    ---------       -------       ---------
Cash provided by (used in) financing activities:
  Repayments from sale of accounts receivable.....     5,640                                      5,640
  Proceeds from issuance of long-term debt........    31,850        6,093                        37,943
  Repayments of long-term debt....................   (32,937)      (3,017)                      (35,954)
  Distributions to parent corporations............   (60,000)                                   (60,000)
  Proceeds from issuance of common stock..........       870                                        870
  Financing fees and expenses.....................    (2,358)                                    (2,358)
                                                    --------    ---------       -------       ---------
Net cash provided by (used in) financing
  activities......................................   (56,935)       3,076            --         (53,859)
                                                    --------    ---------       -------       ---------
Net change in cash and cash equivalents...........        78       30,885            --          30,963
                                                    --------    ---------       -------       ---------
Cash and cash equivalents, end of year............  $     81    $  55,871       $    --       $  55,952
                                                    ========    =========       =======       =========

                   BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 17. GUARANTOR FINANCIAL INFORMATION -- (CONTINUED)
                   BUILDING MATERIALS CORPORATION OF AMERICA

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000
                                  (THOUSANDS)

                                                                                  NON-
                                                    PARENT      GUARANTOR      GUARANTOR
                                                    COMPANY    SUBSIDIARIES    SUBSIDIARY    CONSOLIDATED
                                                   ---------   ------------   ------------   ------------
Cash and cash equivalents, beginning of year.....  $      81    $  55,871        $   --       $  55,952
                                                   ---------    ---------        ------       ---------
Cash provided by (used in) operating activities:
  Net income (loss)..............................    (23,346)      12,189            --         (11,157)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Extraordinary losses........................        330                                        330
     Gain on sale of assets......................                 (17,505)                      (17,505)
     Depreciation................................      2,878       33,472                        36,350
     Goodwill and other amortization.............      1,480        1,386                         2,866
     Deferred income taxes.......................     (7,475)                                    (7,475)
     Noncash interest charges....................      1,922          726                         2,648
  (Increase) decrease in working capital items...    (20,947)      (7,183)        8,339         (19,791)
  Increase in product warranty claims............      8,121        1,221                         9,342
  Purchases of trading securities................                    (980)                         (980)
  Proceeds from sales of trading securities......                   2,172                         2,172
  (Increase) decrease in other assets............      3,025       (1,761)                        1,264
  Decrease in other liabilities..................       (741)      (1,935)                       (2,676)
  Change in net receivable from/payable to
     related parties/parent corporations.........     75,226      (21,727)       (8,339)         45,160
  Other, net.....................................      2,565       (2,048)                          517
                                                   ---------    ---------        ------       ---------
Net cash provided by (used in) operating
  activities.....................................     43,038       (1,973)           --          41,065
                                                   ---------    ---------        ------       ---------
Cash provided by (used in) investing activities:
  Capital expenditures...........................     (1,047)     (60,496)                      (61,543)
  Proceeds from sale of assets...................                  31,702                        31,702
  Purchases of available-for-sale securities.....                    (882)                         (882)
  Proceeds from sales of available-for-sale
     securities..................................                  58,284                        58,284
  Proceeds from sales of other short-term
     investments.................................                   1,590                         1,590
                                                   ---------    ---------        ------       ---------
Net cash provided by (used in) investing
  activities.....................................     (1,047)      30,198            --          29,151
                                                   ---------    ---------        ------       ---------
Cash provided by (used in) financing activities:
  Repayments from sale of accounts receivable....        925                                        925
  Proceeds from issuance of long-term debt.......     41,046                                     41,046
  Increase in borrowings under revolving credit
     facility....................................     70,000                                     70,000
  Repayments of long-term debt...................    (34,198)      (3,858)                      (38,056)
  Distributions to parent corporations...........   (106,161)                                  (106,161)
  Net repurchase of common stock.................     (1,180)                                    (1,180)
  Financing fees and expenses....................     (2,763)      (7,232)                       (9,995)
                                                   ---------    ---------        ------       ---------
Net cash used in financing activities............    (32,331)     (11,090)           --         (43,421)
                                                   ---------    ---------        ------       ---------
Net change in cash and cash equivalents..........      9,660       17,135            --          26,795
                                                   ---------    ---------        ------       ---------
Cash and cash equivalents, end of year...........  $   9,741    $  73,006        $   --       $  82,747
                                                   =========    =========        ======       =========

                   BUILDING MATERIALS CORPORATION OF AMERICA

                         SUPPLEMENTARY DATA (UNAUDITED)
                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            1999 BY QUARTER                     2000 BY QUARTER
                                   ---------------------------------   ---------------------------------
                                   FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND   THIRD    FOURTH
                                   ------   ------   ------   ------   ------   ------   ------   ------
                                                                (MILLIONS)
Net sales........................  $262.9   $310.5   $312.8   $253.8   $289.8   $325.8   $330.9   $261.3
Cost of products sold............   190.2    216.8    219.2    186.4    214.4    230.3    242.5    206.7
                                   ------   ------   ------   ------   ------   ------   ------   ------
Gross profit.....................  $ 72.7   $ 93.7   $ 93.6   $ 67.4   $ 75.4   $ 95.5   $ 88.4   $ 54.6
                                   ======   ======   ======   ======   ======   ======   ======   ======
Operating income (loss)*.........  $ 15.7   $ 30.4   $ 25.5   $ 11.5   $ 14.8   $ 28.6   $ 39.6   $(19.1)
                                   ======   ======   ======   ======   ======   ======   ======   ======
Interest expense.................  $ 11.9   $ 12.9   $ 12.3   $ 11.2   $ 12.4   $ 12.5   $ 13.4   $ 15.1
                                   ======   ======   ======   ======   ======   ======   ======   ======
Income (loss) before income taxes
  and extraordinary losses.......  $  3.3   $ 24.6   $ 13.7   $ (1.4)  $  1.2   $ 13.8   $ 23.5   $(55.7)
Income tax (provision) benefit...    (1.2)    (9.1)    (5.0)     0.4     (0.5)    (5.1)    (8.7)    20.6
                                   ------   ------   ------   ------   ------   ------   ------   ------
Income (loss) before
  extraordinary losses...........     2.1     15.5      8.7     (1.0)     0.7      8.7     14.8    (35.1)
Extraordinary losses.............      --       --     (1.3)      --       --       --     (0.3)      --
                                   ------   ------   ------   ------   ------   ------   ------   ------
Net income (loss)................  $  2.1   $ 15.5   $  7.4   $ (1.0)  $  0.7   $  8.7   $ 14.5   $(35.1)
                                   ======   ======   ======   ======   ======   ======   ======   ======

---------------
* The operating income for the third quarter of 1999 and 2000 reflect a $2.7 million non-recurring charge and a $17.5 million gain on sale of assets, respectively. The operating income in the fourth quarter of 2000 reflects a $15.0 million one-time charge related to a provision for warranty claims. See Notes 2, 4 and 5 to Consolidated Financial Statements.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   11
Where You Can Find More Information...   15
Forward-Looking Statements............   15
Capitalization........................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
The Transactions......................   24
Business..............................   30
Management............................   42
Executive Compensation................   45
Security Ownership of Certain
  Beneficial Owners and Management....   48
Certain Relationships.................   49
Selling Noteholder....................   51
Description of the Notes..............   52
Summary of Registration Rights of
  Selling Noteholder..................   83
Material U.S. Federal Income Tax
  Considerations......................   84
Plan of Distribution..................   90
Legal Matters.........................   90
Experts...............................   90
Index to Consolidated Financial
  Statements and Schedules............  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $35,000,000

                               BUILDING MATERIALS
                             CORPORATION OF AMERICA
                              10 1/2% SENIOR NOTES
                                    DUE 2003
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                          , 2001

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee........................................  $
Blue Sky qualification fees and expenses....................
Printing and engraving expenses.............................
Accountant's fees and expenses..............................
Legal fees and expenses.....................................
Registrar and Transfer Agent fees...........................
Miscellaneous...............................................
          Total.............................................  $
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Each registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit. The Certificate of Incorporation of each registrant has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of
Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article VIII of each registrant's By-Laws states that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of BMCA.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 5, 2000, the registrant issued $35,000,000 aggregate principal amount at maturity of its 10 1/2% Senior Notes due 2003 in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1    --   Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials Manufacturing Corporation and Building Materials Investment Corporation (incorporated by reference to Exhibit 2.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-69749) (the "2008 Notes
               S-4").
   3.1    --   Amended and Restated Certificate of Incorporation of BMCA
               (incorporated by reference to Exhibit 3.1 to BMCA's Form
               10-K for the year ended December 31, 1999 (the "1999 Form
               10-K")).
   3.2    --   By-laws of BMCA (incorporated by reference to Exhibit 3.2 to
               BMCA's Registration Statement on Form S-4 (Registration No.
               33-81808)) (the "Deferred Coupon Note Registration
               Statement").
   3.3    --   Certificate of Incorporation of Building Materials
               Manufacturing Corporation (incorporated by reference to
               Exhibit 3.3 to BMCA's Form 10-K for the fiscal year ended
               December 31, 1998 (the "1998 10-K")).
   3.4    --   By-laws of Building Materials Manufacturing Corporation
               (incorporated by reference to Exhibit 3.4 to the 1998 10-K).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   3.5    --   Certificate of Incorporation of Building Materials
               Investment Corporation (incorporated by reference to Exhibit
               3.5 to the 1998 10-K).
   3.6    --   By-laws of Building Materials Investment Corporation
               (incorporated by reference to Exhibit 3.6 to the 1998 10-K).
  *3.7    --   Certificate of Incorporation of BMCA Insulation Products
               Inc.
  *3.8    --   Bylaws of BMCA Insulation Products Inc.
  *3.9    --   Certificate of Incorporation of Ductwork Manufacturing
               Corporation.
  *3.10   --   Bylaws of Ductwork Manufacturing Corporation.
  *3.11   --   Certificate of Incorporation of GAF Leatherback Corp.
  *3.12   --   Bylaws of GAF Leatherback Corp.
  *3.13   --   Certificate of Incorporation of GAF Premium Products Inc.
  *3.14   --   Bylaws of GAF Premium Products Inc.
  *3.15   --   Certificate of Incorporation of GAF Materials Corporation
               (Canada).
  *3.16   --   Bylaws of GAF Materials Corporation (Canada).
  *3.17   --   Certificate of Incorporation of GAFTECH Corporation.
  *3.18   --   Bylaws of GAFTECH Corporation.
  *3.19   --   Certificate of Incorporation of LL Building Products Inc.
  *3.20   --   Bylaws of LL Building Products Inc.
  *3.21   --   Certificate of Incorporation of Wind Gap Real Property
               Acquisition Corp.
  *3.22   --   Bylaws of Wind Gap Real Property Acquisition Corp.
   4.1    --   Indenture, dated July 5, 2000, between BMCA, as issuer,
               Building Materials Manufacturing Corporation and Building
               Materials Investment Corporation, as guarantors, and The
               Bank of New York, as trustee (incorporated by reference to
               Exhibit 4.13 to BMCA's Form 10-K for the year ended December
               31, 2000 (the "2000 10-K")).
   4.2    --   First Supplemental Indenture, dated as of December 4, 2000, to the Indenture dated as of July 5, 2000, between BMCA, as issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.14 to the 2000
               10-K).
   4.3    --   Form of Notes (included in Exhibit 4.1).
   4.4    --   Registration Rights Agreement, dated July 5, 2000, between
               BMCA and BNY Capital Markets Inc. (incorporated by reference to Exhibit 4.15 to the 2000 10-K).
   4.5    --   First Amendment to the Registration Rights Agreement, dated as of December 4, 2000, to Registration Rights Agreement
               dated July 5, 2000, among BMCA, as issuer, Building
               Materials Manufacturing Corporation and Building Materials
               Investment Corporation, as guarantors, and BNY Capital
               Markets, Inc., as initial purchaser (incorporated by
               reference to Exhibit 4.16 to the 2000 10-K).
   4.6    --   Indenture, dated as of December 9, 1996, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-20859)).
   4.7    --   Indenture, dated as of October 20, 1997, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-41531)).
   4.8    --   Indenture, dated as of July 17, 1998, between BMCA and The
               Bank of New York, as trustee (incorporated by reference to
               Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-60633)).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.9    --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 9, 1996 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as guarantors,
               and The Bank of New York, as trustee (incorporated by
               reference to Exhibit 10.7 of the 2008 Notes S-4).
   4.10   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 9, 1996 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.5 to the 2000 10-K).
   4.11   --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as
               issuer, Building Materials Manufacturing Corporation, as
               co-obligor, Building Materials Investment Corporation, as
               guarantor, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 10.8 of the 2008 Notes
               S-4).
   4.12   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of October 20, 1997 among BMCA and
               Building Materials Manufacturing Corporation, as issuers,
               Building Materials Investment Corporation, as original
               guarantor, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.7 to the 2000 10-K).
   4.13   --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as guarantors and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 10.9 of the 2008 Notes S-4).
   4.14   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of July 17, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.9 to the 2000 10-K).
   4.15   --   Indenture, dated as of December 3, 1998, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the 2008 Notes S-4).
   4.16   --   First Supplemental Indenture dated as of January 1, 1999 to
               Indenture dated as of December 3, 1998 among BMCA, as
               issuer, Building Materials ManufacturingCorporation and
               Building Materials Investment Corporation, as guarantors and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to the 2008 Notes S-4).
   4.17   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 3, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.12 to the 2000
               10-K).
 **5      --   Opinion of Weil, Gotshal & Manges LLP re: legality.
 **8      --   Opinion of Weil, Gotshal & Manges LLP re: tax matters.
  10.1    --   Amended and Restated Management Agreement, dated as of
               January 1, 1999, among GAF, G-I Holdings, G Industries,
               Merick Inc., GAF Fiberglass, ISP, GAF Building Materials
               Corporation, GAF Broadcasting Company, Inc., BMCA and ISP
               Opco Holdings Inc. (incorporated by reference to Exhibit
               10.1 to the 1998 10-K).
  10.2    --   Amendment No. 1 to the Management Agreement (incorporated by reference to Exhibit 10.2 to International Specialty
               Products Inc. Annual Report on Form 10-K for the year ended
               December 31, 1999).
  10.3    --   Amendment No. 2 to the Management Agreement, dated as of
               January 1, 2001 (incorporated by reference to Exhibit 10.3 to International Specialty Products Inc. Annual Report on
               Form 10-K for the year ended December 31, 2000).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.4    --   Form of Option Agreement relating to Series A Cumulative
               Redeemable Convertible Preferred Stock (incorporated by
               reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996).
  10.5    --   Forms of Amendment to Option Agreement relating to Series A
               Cumulative Redeemable Convertible Preferred Stock
               (incorporated by reference to Exhibit 10.12 to BMCA's Form
               10-K for the year ended December 31, 1997 (the "1997 Form
               10-K")).
  10.6    --   Form of Option Agreement relating to Series A Cumulative
               Redeemable Preferred Stock (incorporated by reference to
               Exhibit 10.13 to the 1997 Form 10-K).
  10.7    --   BMCA Preferred Stock Option Plan (incorporated by reference to Exhibit 4.2 to BMCA's Registration Statement on Form S-8
               (Registration No. 333-60589)).
  10.8    --   BMCA 2001 Long-Term Incentive Plan (incorporated by
               reference to Exhibit 10.8 to the 2000 10-K).
  10.9    --   Tax Sharing Agreement, dated as of January 31, 1994, among
               GAF, G-l Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration
               Statement).
  10.10   --   Amendment to Tax Sharing Agreement, dated as of March 19,
               2001, between G-I Holdings and BMCA (incorporated by
               reference to Exhibit 10.10 to the 2000 10-K).
  10.11   --   Reorganization Agreement, dated as of January 31, 1994,
               among GAF Building Materials Corporation, G-I Holdings and
               BMCA (incorporated by reference to Exhibit 10.9 to the
               Deferred Coupon Note Registration Statement).
  10.12   --   Credit Agreement, dated as of December 4, 2000, by and among
               BMCA, the lenders party thereto, and The Bank of New York, as agent for the lenders and as Swing Line Lender (the
               "Credit Agreement") (incorporated by reference to Exhibit
               10.12 to the 2000 10-K).
  10.13   --   Amendment No. 1, dated as of December 22, 2000, to the
               Credit Agreement (incorporated by reference to Exhibit 10.13 to the 2000 10-K).
  10.14   --   Amendment No. 2, dated as of March 8, 2001, to the Credit
               Agreement (incorporated by reference to Exhibit 10.14 to the
               2000 10-K).
  10.15   --   Amended and Restated Credit Agreement, dated as of December
               4, 2000, by and among BMCA, the lenders party thereto, Fleet
               National Bank as Documentation Agent, Bear Stearns Corporate
               Lending Inc. as Syndication Agent and the Bank of New York
               as Swing Line Lender and as Administration Agent with BNY
               Capital Markets Inc. as Lead Arranger and Bookrunner (the
               "Amended and Restated Credit Agreement") (incorporated by
               reference to Exhibit 10.15 to the 2000 10-K).
  10.16   --   Amendment No. 1, dated as of December 22, 2000, to the
               Amended and Restated Credit Agreement (incorporated by
               reference to Exhibit 10.16 to the 2000 10-K).
  10.17   --   Amendment No. 2, dated as of March 8, 2001, to the Amended and Restated Credit Agreement (incorporated by reference to
               Exhibit 10.17 to the 2000 10-K).
  10.18   --   Security Agreement, dated December 22, 2000, by and among
               BMCA and each of the grantors party thereto and The Bank of
               New York as Collateral Agent (incorporated by reference to
               Exhibit 10.18 to the 2000 10-K).
  10.19   --   Collateral Agent Agreement, dated December 22, 2000, by and among BMCA, such Subsidiary of BMCA a party thereto, the
               1999 Administrative Agent (as defined therein), each Senior
               Note Trustee (as defined therein), the 2000 Administrative
               Agent (as defined therein), the Chase Manhattan Bank, Fleet
               National Bank and the Bank of New York, as Collateral Agent
               (incorporated by reference to Exhibit 10.19 to the 2000
               10-K).
  10.20   --   Separation and General Release Agreement between BMCA and
               William C. Lang (incorporated by reference to Exhibit 10.20 to the 2000 10-K).
**12      --   Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  21      --   Subsidiaries of BMCA (incorporated by reference to Exhibit
               21 to the 2000 10-K).
 *23.1    --   Consent of Arthur Andersen LLP.
**23.2    --   Consent of Weil, Gotshal & Manges LLP (to be included in
               Exhibits 5 and 8).
 *24      --   Power of Attorney (included on the signature pages).
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.

---------------
*  Filed herewith.

** To be filed by amendment.

     (b) Schedules

        Consolidated Financial Statement Schedules:

Schedule II -- Valuation and Qualifying Accounts............  S-1

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Each undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 6th day of April, 2001.

                                          BUILDING MATERIALS CORPORATION OF
                                            AMERICA
                                          BUILDING MATERIALS MANUFACTURING
                                            CORPORATION
                                          GAF LEATHERBACK CORP.
                                          WIND GAP REAL PROPERTY ACQUISITION
                                          CORP.

Date: April 6, 2001                       By:    /s/ WILLIAM W. COLLINS
                                            ------------------------------------
                                              Name: William W. Collins
                                              Title:   Chief Executive Officer
                                              and President

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of Messrs. Collins, Harrison, Tafaro, Walton and Esposito hereby constitutes Mr. John F. Rebele such person's true and lawful attorney, with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

            /s/   WILLIAM W. COLLINS                 President, Chief Executive Officer  April 6, 2001
---------------------------------------------------  and Director (Principal Executive
                William W. Collins                   Officer)

            /s/     JOHN F. REBELE                   Vice President and Chief Financial  April 6, 2001
---------------------------------------------------  Officer and Director (Principal
                  John F. Rebele                     Financial Officer)

            /s/    DAVID A. HARRISON                 Director                            April 6, 2001
---------------------------------------------------
                 David A. Harrison

            /s/    ROBERT B. TAFARO                  Director                            April 6, 2001
---------------------------------------------------
                 Robert B. Tafaro

            /s/    KENNETH E. WALTON                 Director                            April 6, 2001
---------------------------------------------------
                 Kenneth E. Walton

            /s/    JAMES T. ESPOSITO                 Vice President and Controller       April 6, 2001
---------------------------------------------------  (Principal Accounting Officer)
                 James T. Esposito

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 6th day of April, 2001.

                                          BUILDING MATERIALS INVESTMENT
                                          CORPORATION

Date: April 6, 2001                       By:    /s/ WILLIAM W. COLLINS
                                            ------------------------------------
                                              Name: William W. Collins
                                              Title:   President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of Messrs. Collins, Crozier and Clark hereby constitutes Mr. John F. Rebele such person's true and lawful attorney, with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

            /s/   WILLIAM W. COLLINS                 President, Chief Executive Officer  April 6, 2001
---------------------------------------------------  and Director (Principal Executive
                William W. Collins                   Officer)

            /s/    BARRY A. CROZIER                  Director                            April 6, 2001
---------------------------------------------------
                 Barry A. Crozier

            /s/     ARTHUR W. CLARK                  Director                            April 6, 2001
---------------------------------------------------
                  Arthur W. Clark

            /s/     JOHN F. REBELE                   Vice President and Chief Financial  April 6, 2001
---------------------------------------------------  Officer (Principal Financial and
                  John F. Rebele                     Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 6th day of April, 2001.

                                          BMCA INSULATION PRODUCTS INC.
                                          DUCTWORK MANUFACTURING CORPORATION
                                          GAF PREMIUM PRODUCTS INC.
                                          GAFTECH CORPORATION
                                          LL BUILDING PRODUCTS INC.

Date: April 6, 2001                       By:    /s/ WILLIAM W. COLLINS
                                            ------------------------------------
                                              Name: William W. Collins
                                              Title:   Chief Executive Officer
                                              and President

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of Messrs. Collins, Harrison, Tafaro and Walton hereby constitutes Mr. John F. Rebele such person's true and lawful attorney, with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

            /s/   WILLIAM W. COLLINS                 President, Chief Executive Officer  April 6, 2001
---------------------------------------------------  and Director (Principal Executive
                William W. Collins                   Officer)

            /s/     JOHN F. REBELE                   Vice President and Chief Financial  April 6, 2001
---------------------------------------------------  Officer and Director (Principal
                  John F. Rebele                     Financial and Accounting Officer)

            /s/    DAVID A. HARRISON                 Director                            April 6, 2001
---------------------------------------------------
                 David A. Harrison

            /s/    ROBERT B. TAFARO                  Director                            April 6, 2001
---------------------------------------------------
                 Robert B. Tafaro

            /s/    KENNETH E. WALTON                 Director                            April 6, 2001
---------------------------------------------------
                 Kenneth E. Walton

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 6th day of April, 2001.

                                         GAF MATERIALS CORPORATION (CANADA)

Date: April 6, 2001                       By:    /s/ WILLIAM W. COLLINS
                                           -------------------------------------
                                              Name: William W. Collins
                                              Title:   Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of Messrs. Collins, Harrison, Tafaro, Walton and Esposito hereby constitutes Mr. John F. Rebele such person's true and lawful attorney, with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

            /s/   WILLIAM W. COLLINS                 Chief Executive Officer and          April 6, 2001
---------------------------------------------------  Director (Principal Executive
                William W. Collins                   Officer)

            /s/     JOHN F. REBELE                   Chief Financial Officer and          April 6, 2001
---------------------------------------------------  Director (Principal Financial
                  John F. Rebele                     Officer)

            /s/    DAVID A. HARRISON                 President and Director               April 6, 2001
---------------------------------------------------
                 David A. Harrison

            /s/    ROBERT B. TAFARO                  Director                             April 6, 2001
---------------------------------------------------
                 Robert B. Tafaro

            /s/    KENNETH E. WALTON                 Director                             April 6, 2001
---------------------------------------------------
                 Kenneth E. Walton

            /s/    JAMES T. ESPOSITO                 Vice President and Controller        April 6, 2001
---------------------------------------------------  (Principal Accounting Officer)
                 James T. Esposito

                                                                     SCHEDULE II

                   BUILDING MATERIALS CORPORATION OF AMERICA

                       VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1998
                                  (THOUSANDS)

                                               BALANCE     CHARGED TO                          BALANCE
                                              JANUARY 1,    SALES OR                         DECEMBER 31,
DESCRIPTION                                      1998       EXPENSES    DEDUCTIONS   OTHER       1998
-----------                                   ----------   ----------   ----------   -----   ------------
Valuation and Qualifying Accounts Deducted
  from Assets To Which They Apply:
  Allowance for doubtful accounts...........   $ 2,752      $ 1,419      $   486(a)  $ 350(c)   $ 4,035(b)
  Allowance for discounts...................    19,403       91,569       87,109        --      23,863
  Reserve for inventory market valuation....     1,506        1,458          918       500(c)     2,546

                          YEAR ENDED DECEMBER 31, 1999
                                  (THOUSANDS)

                                               BALANCE     CHARGED TO                          BALANCE
                                              JANUARY 1,    SALES OR                         DECEMBER 31,
DESCRIPTION                                      1999       EXPENSES    DEDUCTIONS   OTHER       1999
-----------                                   ----------   ----------   ----------   -----   ------------
Valuation and Qualifying Accounts Deducted
  from Assets To Which They Apply:
  Allowance for doubtful accounts...........   $ 4,035      $   484      $   500(a)  $  --     $ 4,019(b)
  Allowance for discounts...................    23,863       96,645       97,280      (33)      23,195
  Reserve for inventory market valuation....     2,546        2,794        3,623        --       1,717

                          YEAR ENDED DECEMBER 31, 2000
                                  (THOUSANDS)

                                               BALANCE     CHARGED TO                          BALANCE
                                              JANUARY 1,    SALES OR                         DECEMBER 31,
DESCRIPTION                                      2000       EXPENSES    DEDUCTIONS   OTHER       2000
-----------                                   ----------   ----------   ----------   -----   ------------
Valuation and Qualifying Accounts Deducted
  from Assets To Which They Apply:
  Allowance for doubtful accounts...........   $ 4,019      $    413     $  2,634(a) $  --     $ 1,798(b)
  Allowance for discounts...................    23,195       110,291      107,683       --      25,803
  Reserve for inventory market valuation....     1,717           658        1,083    (289)       1,003

---------------
Notes:

(a) Represents write-offs of uncollectible accounts net of recoveries.

(b) The balances at December 31, 1998, 1999 and 2000 primarily reflect a reserve for receivables sold to a trust (see Note 8 to Consolidated Financial Statements).

(c) Represents balance acquired through acquisitions.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1    --   Reorganization Agreement, dated as of December 31, 1998, by and among BMCA, Building Materials Manufacturing Corporation and Building Materials Investment Corporation (incorporated by reference to Exhibit 2.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-69749) (the "2008 Notes
               S-4").
   3.1    --   Amended and Restated Certificate of Incorporation of BMCA
               (incorporated by reference to Exhibit 3.1 to BMCA's Form
               10-K for the year ended December 31, 1999 (the "1999 Form
               10-K")).
   3.2    --   By-laws of BMCA (incorporated by reference to Exhibit 3.2 to
               BMCA's Registration Statement on Form S-4 (Registration No.
               33-81808)) (the "Deferred Coupon Note Registration
               Statement").
   3.3    --   Certificate of Incorporation of Building Materials
               Manufacturing Corporation (incorporated by reference to
               Exhibit 3.3 to BMCA's Form 10-K for the fiscal year ended
               December 31, 1998 (the "1998 10-K")).
   3.4    --   By-laws of Building Materials Manufacturing Corporation
               (incorporated by reference to Exhibit 3.4 to the 1998 10-K).
   3.5    --   Certificate of Incorporation of Building Materials
               Investment Corporation (incorporated by reference to Exhibit
               3.5 to the 1998 10-K).
   3.6    --   By-laws of Building Materials Investment Corporation
               (incorporated by reference to Exhibit 3.6 to the 1998 10-K).
  *3.7    --   Certificate of Incorporation of BMCA Insulation Products
               Inc.
  *3.8    --   Bylaws of BMCA Insulation Products Inc.
  *3.9    --   Certificate of Incorporation of Ductwork Manufacturing
               Corporation.
  *3.10   --   Bylaws of Ductwork Manufacturing Corporation.
  *3.11   --   Certificate of Incorporation of GAF Leatherback Corp.
  *3.12   --   Bylaws of GAF Leatherback Corp.
  *3.13   --   Certificate of Incorporation of GAF Premium Products Inc.
  *3.14   --   Bylaws of GAF Premium Products Inc.
  *3.15   --   Certificate of Incorporation of GAF Materials Corporation
               (Canada).
  *3.16   --   Bylaws of GAF Materials Corporation (Canada).
  *3.17   --   Certificate of Incorporation of GAFTECH Corporation.
  *3.18   --   Bylaws of GAFTECH Corporation.
  *3.19   --   Certificate of Incorporation of LL Building Products Inc.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  *3.20   --   Bylaws of LL Building Products Inc.
  *3.21   --   Certificate of Incorporation of Wind Gap Real Property
               Acquisition Corp.
  *3.22   --   Bylaws of Wind Gap Real Property Acquisition Corp.
   4.1    --   Indenture, dated July 5, 2000, between BMCA, as issuer,
               Building Materials Manufacturing Corporation and Building
               Materials Investment Corporation, as guarantors, and The
               Bank of New York, as trustee (incorporated by reference to
               Exhibit 4.13 to the 2000 10-K).
   4.2    --   First Supplemental Indenture, dated as of December 4, 2000, to the Indenture dated as of July 5, 2000, between BMCA, as issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.14 to the 2000
               10-K).
   4.3    --   Form of Notes (included in Exhibit 4.1).
   4.4    --   Registration Rights Agreement, dated July 5, 2000, between
               BMCA and BNY Capital Markets Inc. (incorporated by reference to Exhibit 4.15 to the 2000 10-K).
   4.5    --   First Amendment to the Registration Rights Agreement, dated as of December 4, 2000, to Registration Rights Agreement
               dated July 5, 2000, among BMCA, as issuer, Building
               Materials Manufacturing Corporation and Building Materials
               Investment Corporation, as guarantors, and BNY Capital
               Markets, Inc., as initial purchaser (incorporated by
               reference to Exhibit 4.16 to the 2000 10-K).
   4.6    --   Indenture, dated as of December 9, 1996, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-20859)).
   4.7    --   Indenture, dated as of October 20, 1997, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-41531)).
   4.8    --   Indenture, dated as of July 17, 1998, between BMCA and The
               Bank of New York, as trustee (incorporated by reference to
               Exhibit 4.1 to BMCA's Registration Statement on Form S-4
               (Registration No. 333-60633)).
   4.9    --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of December 9, 1996 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as guarantors,
               and The Bank of New York, as trustee (incorporated by
               reference to Exhibit 10.7 of the 2008 Notes S-4).
   4.10   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 9, 1996 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.5 to the 2000 10-K).
   4.11   --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of October 20, 1997 among BMCA, as
               issuer, Building Materials Manufacturing Corporation, as
               co-obligor, Building Materials Investment Corporation, as
               guarantor, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 10.8 of the 2008 Notes
               S-4).
   4.12   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of October 20, 1997 among BMCA, and
               Building Materials Manufacturing Corporation, as issuers,
               Building Materials Investment Corporation, as original
               guarantor, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.7 to the 2000 10-K).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.13   --   First Supplemental Indenture, dated as of January 1, 1999, to Indenture dated as of July 17, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as guarantors and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 10.9 of the 2008 Notes S-4).
   4.14   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of July 17, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.9 to the 2000 10-K).
   4.15   --   Indenture, dated as of December 3, 1998, between BMCA and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the 2008 Notes S-4).
   4.16   --   First Supplemental Indenture dated as of January 1, 1999 to
               Indenture dated as of December 3, 1998 among BMCA, as
               issuer, Building Materials ManufacturingCorporation and
               Building Materials Investment Corporation, as guarantors and
               The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to the 2008 Notes S-4).
   4.17   --   Second Supplemental Indenture, dated as of December 4, 2000, to Indenture dated as of December 3, 1998 among BMCA, as
               issuer, Building Materials Manufacturing Corporation and
               Building Materials Investment Corporation, as original
               guarantors, the Additional Guarantors signatory thereto, as additional guarantors, and The Bank of New York, as trustee
               (incorporated by reference to Exhibit 4.12 to the 2000
               10-K).
 **5      --   Opinion of Weil, Gotshal & Manges LLP re: legality.
 **8      --   Opinion of Weil, Gotshal & Manges LLP re: tax matters.
  10.1    --   Amended and Restated Management Agreement, dated as of
               January 1, 1999, among GAF, G-I Holdings, G Industries,
               Merick Inc., GAF Fiberglass, ISP, GAF Building Materials
               Corporation, GAF Broadcasting Company, Inc., BMCA and ISP
               Opco Holdings Inc. (incorporated by reference to Exhibit
               10.1 to the 1998 10-K).
  10.2    --   Amendment No. 1 to the Management Agreement (incorporated by reference to Exhibit 10.2 to International Specialty
               Products Inc. Annual Report on Form 10-K for the year ended
               December 31, 1999).
  10.3    --   Amendment No. 2 to the Management Agreement, dated as of
               January 1, 2001 (incorporated by reference to Exhibit 10.3 to International Specialty Products Inc. Annual Report on
               Form 10-K for the year ended December 31, 2000).
  10.4    --   Form of Option Agreement relating to Series A Cumulative
               Redeemable Convertible Preferred Stock (incorporated by
               reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996).
  10.5    --   Forms of Amendment to Option Agreement relating to Series A
               Cumulative Redeemable Convertible Preferred Stock
               (incorporated by reference to Exhibit 10.12 to BMCA's Form
               10-K for the year ended December 31, 1997 (the "1997 Form
               10-K")).
  10.6    --   Form of Option Agreement relating to Series A Cumulative
               Redeemable Preferred Stock (incorporated by reference to
               Exhibit 10.13 to the 1997 Form 10-K).
  10.7    --   BMCA Preferred Stock Option Plan (incorporated by reference to Exhibit 4.2 to BMCA's Registration Statement on Form S-8
               (Registration No. 333-60589)).
  10.8    --   BMCA 2001 Long-Term Incentive Plan (incorporated by
               reference to Exhibit 10.8 to the 2000 10-K).
  10.9    --   Tax Sharing Agreement, dated as of January 31, 1994, among
               GAF, G-l Holdings Inc. and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration
               Statement).
  10.10   --   Amendment to Tax Sharing Agreement, dated as of March 19,
               2001, between G-I Holdings and BMCA (incorporated by
               reference to Exhibit 10.10 to the 2000 10-K).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.11   --   Reorganization Agreement, dated as of January 31, 1994,
               among GAF Building Materials Corporation, G-I Holdings and
               BMCA (incorporated by reference to Exhibit 10.9 to the
               Deferred Coupon Note Registration Statement).
  10.12   --   Credit Agreement, dated as of December 4, 2000, by and among
               BMCA, the lenders party thereto, and The Bank of New York, as agent for the lenders and as Swing Line Lender (the
               "Credit Agreement") (incorporated by reference to Exhibit
               10.12 to the 2000 10-K).
  10.13   --   Amendment No. 1, dated as of December 22, 2000, to the
               Credit Agreement (incorporated by reference to Exhibit 10.13 to the 2000 10-K).
  10.14   --   Amendment No. 2, dated as of March 8, 2001, to the Credit
               Agreement (incorporated by reference to Exhibit 10.14 to the
               2000 10-K).
  10.15   --   Amended and Restated Credit Agreement, dated as of December
               4, 2000, by and among BMCA, the lenders party thereto, Fleet
               National Bank as Documentation Agent, Bear Stearns Corporate
               Lending Inc. as Syndication Agent and the Bank of New York
               as Swing Line Lender and as Administration Agent with BNY
               Capital Markets Inc. as Lead Arranger and Bookrunner (the
               "Amended and Restated Credit Agreement") (incorporated by
               reference to Exhibit 10.15 to the 2000 10-K).
  10.16   --   Amendment No. 1, dated as of December 22, 2000, to the
               Amended and Restated Credit Agreement (incorporated by
               reference to Exhibit 10.16 to the 2000 10-K).
  10.17   --   Amendment No. 2, dated as of March 8, 2001, to the Amended and Restated Credit Agreement (incorporated by reference to
               Exhibit 10.17 to the 2000 10-K).
  10.18   --   Security Agreement, dated December 22, 2000, by and among
               BMCA and each of the grantors party thereto and The Bank of
               New York as Collateral Agent. (incorporated by reference to
               Exhibit 10.18 to the 2000 10-K).
  10.19   --   Collateral Agent Agreement, dated December 22, 2000, by and among BMCA, such Subsidiary of BMCA a party thereto, the
               1999 Administrative Agent (as defined therein), each Senior
               Note Trustee (as defined therein), the 2000 Administrative
               Agent (as defined therein), the Chase Manhattan Bank, Fleet
               National Bank and the Bank of New York, as Collateral Agent
               (incorporated by reference to Exhibit 10.19 to the 2000
               10-K).
  10.20   --   Separation and General Release Agreement between BMCA and
               William C. Lang (incorporated by reference to Exhibit 10.20 to the 2000 10-K).
**12      --   Computation of Ratio of Earnings to Fixed Charges.
  21      --   Subsidiaries of BMCA (incorporated by reference to Exhibit
               21 to the 2000 10-K).
 *23.1    --   Consent of Arthur Andersen LLP.
**23.2    --   Consent of Weil, Gotshal & Manges LLP (to be included in
               Exhibits 5 and 8).
 *24      --   Power of Attorney (included on the signature pages).
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.

---------------
*  Filed herewith.

** To be filed by amendment.